Exhibit 99.1

THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTION OF THE CHAPTER 11 PLAN JOINTLY PROPOSED BY UPC POLSKA, INC. AND UPC POLSKA FINANCE, INC. IN THIS CHAPTER 11 CASE.  ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE  STATEMENT IS BEING SUBMITTED FOR APPROVAL, BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT AND IS SUBJECT TO AMENDMENT PRIOR TO SUCH APPROVAL BEING GRANTED.

THIS DISCLOSURE STATEMENT IN DRAFT FORM DOES NOT CONSTITUTE AN OFFER OF SECURITIES UPON ISSUE IN OR FROM THE UNITED STATES.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re	:	Chapter 11
:
UPC Polska, Inc.,	:	Case No. 03-14358 (BRL)
:
Debtor.	:
:
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DISCLOSURE STATEMENT WITH RESPECT
TO CHAPTER 11 PLAN OF REORGANIZATION JOINTLY PROPOSED BY
UPC POLSKA, INC. AND UPC POLSKA FINANCE, INC.

Dated:	New York, New York
July 28, 2003

This Disclosure Statement (the”Disclosure Statement”) relates to the proposed financial restructuring of UPC Polska, Inc., a corporation incorporated under the laws of the State of Delaware (“UPC Polska ,” the “Company” or the”Debtor”), and the issuance of a combination of common stock (“New UPC Polska Stock“) and notes (“New UPC Polska Notes”) and the distribution of cash in connection with the proposed restructuring of the Company’s capital structure and other obligations (the”Restructuring”), as described in this Disclosure Statement.  The Company, together with UPC Polska Finance, Inc., a newly-formed company incorporated under the laws of the State of Delaware (“Polska Finance”), jointly propose the Restructuring.  Pursuant to this Restructuring, the Company intends to effectuate an overall compromise and settlement and to co-issue with Polska Finance the New UPC Polska Notes, and to issue the New UPC Polska Stock and distribute cash, in consideration for the surrender and transfer to UPC Polska of:

(i)                               all of the Claims including, but not limited to, any accrued and unpaid interest under:

the $252,000,000 14½% Senior Discount Notes due 2008,

the $256,800,000 14½% Senior Discount Notes due 2009 and

the $36,001,321 Series C Senior Discount Notes due 2008;

issued by the Company (collectively, the”UPC Polska Notes”);

(ii)                              all of the Claims under the $14,942,000 in aggregate principal amount (including capitalized interest through June 30, 2003) of promissory notes evidencing indebtedness of UPC Polska to Belmarken Holding B.V. (“Belmarken”) (together with accrued and unpaid interest thereon in the amount of $826,000, as of June 30, 2003, the”Belmarken Notes”);

(iii)                           all of the Claims including, but not limited to, any accrued and unpaid interest held by UPC Telecom B.V. (“UPC Telecom”) under:

the UPC Polska Notes with an aggregate principal amount at maturity of $83,435,000 owned by UPC Telecom as of July 8, 2003 (the”Telecom Owned UPC Polska Notes”),

$243,926,000 in aggregate principal amount (including capitalized interest through June 30, 2003) of promissory notes evidencing other indebtedness of UPC Polska to UPC Telecom which notes rank pari passu with the UPC Polska Notes (together with accrued and unpaid interest thereon in the amount of $13,490,000, as of June 30, 2003, the”Telecom Pari Passu Notes”),

$150,000,000 in aggregate principal amount of promissory notes evidencing other indebtedness of UPC Polska ranking junior to the Belmarken Notes and the UPC Polska Notes (together with approximately $57,802,000 of accrued and unpaid interest thereon, as of June 30, 2003, the”Telecom Junior Notes” and, collectively with the Telecom Owned UPC Polska Notes and the Telecom Pari Passu Notes, the”UPC Telecom Notes”);

(iv)                              all of the General Unsecured Claims against the Company (“General Unsecured Claims”); and

(v)                                 all of the Equity Interests of holders of all outstanding shares of UPC Polska authorized common stock (the”UPC Polska Stock”) and the holders of all rights, options and warrants to acquire shares of UPC Polska Stock (collectively with the shares of UPC Polska Stock, the”UPC Polska Equity”).

The Company has determined that it is in the best interests of the Company and the Company’s stakeholders to effectuate an overall compromise and settlement and effect a restructuring of the capital structure of the Company as contemplated by the Plan (as defined herein) in order to (i) maximize the value of the Company as a going concern for the benefit of the Company and its stakeholders, (ii) reduce the Company’s current and future financial obligations and (iii) provide for the working capital needs and stability of the business of the Company.  For additional information regarding the Restructuring, see the section herein entitled”The Restructuring.”

i

In order to effectuate the Restructuring described in this Disclosure Statement, on July 7, 2003 (the”Petition Date”), the Company filed a petition for relief under Chapter 11 (the”Chapter 11 Case”) of the United States Bankruptcy Code (the”Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the”Bankruptcy Court”) and filed the pre-negotiated Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc., dated July 8, 2003, (the”Plan”) described in this Disclosure Statement.

The terms of the Restructuring have been developed in the course of discussions and negotiations with (i) representatives of holders of approximately 75% of the aggregate principal amount of the outstanding UPC Polska Notes (excluding the Telecom Owned UPC Polska Notes) (the”Participating Noteholders”) and (ii) UPC Telecom and Belmarken (the”UPC Entities”), which together hold all of the Telecom Pari Passu Notes,  the Telecom Junior Notes and the Belmarken Notes (collectively with the Telecom Pari Passu Notes and the Telecom Junior Notes, the”Other UPC Polska Notes”), all of the outstanding Telecom Owned UPC Polska Notes,  and all of the UPC Polska Equity, and such parties have agreed in writing, prior to the Petition Date and subject to the terms and conditions of the Restructuring Agreement (as defined herein), to vote in favor of the Plan.

DISCLAIMERS

This Disclosure Statement has been prepared pursuant to, and in accordance with, Section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure (“Bankruptcy Rules”) in order to provide adequate information to enable holders of Claims (as defined in the Plan) against the Company who are entitled to vote on the Plan to make a reasonably informed decision with respect to their vote on the Plan.  To that end, this Disclosure Statement describes the terms and provisions of the Plan, as well as the methods by which the Company will implement the Restructuring.  Persons or entities holding or trading in, or otherwise purchasing, selling or transferring, Claims against, or Equity Interests (as defined in the Plan) in, the Company should evaluate this Disclosure Statement in light of the purpose for which it was prepared.

[This Disclosure Statement has been approved by order of the Bankruptcy Court as containing adequate information of a kind and in sufficient detail to enable holders of Claims to make an informed judgment with respect to voting to accept or reject the Plan.  However, the Bankruptcy Court’s approval of this Disclosure Statement does not constitute a recommendation or determination by the Bankruptcy Court with respect to the merits of the Plan or the Restructuring.]

The information included in the sections entitled”Summary - The Company,”“The Company” and”Outstanding Securities of the Company” of this Disclosure Statement has been provided by the Company.  The information included in the sections entitled”Summary – Polska Finance,”“Description of the New UPC Polska Notes - General” and”Description of the New UPC Polska Notes – Management of Polska Finance” of this Disclosure Statement has been provided by Polska Finance. The Company and Polska Finance have jointly provided the information included in the other sections and pages of this Disclosure Statement. The Company and Polska Finance are responsible for the accuracy of the information they have provided, each with respect to such information it has provided, and together with respect to the information provided jointly in this Disclosure Statement.  The Company and Polska Finance confirm, each with respect to such information it has provided, that on the date of this Disclosure Statement such information is, to the best of its knowledge, true and accurate in all material respects, and that there are no other facts the omission of which would make any statement in this Disclosure Statement misleading in any material respect.

This Disclosure Statement will be made available in print and on the internet at the Company’s website at www.upc-polska.com.  The Company does not accept any liability for the non-availability of the Disclosure Statement on the internet or the possible consequences from reliance on, or action taken in consequence of, other information available on the internet.

The information contained on the Company’s website address mentioned in this Disclosure Statement, other than the Disclosure Statement itself, is not information intended to be incorporated herein by reference or otherwise.  No reliance should be placed on any such information and neither the Company nor Polska Finance accepts any liability (in contract or tort, in negligence or otherwise, except in the case of its own fraud) for any loss suffered as a result of any reliance placed on, or use made of, any such information in connection with the issuance of New UPC Polska Stock or New UPC Polska Notes or the consummation of the Plan as set out in this Disclosure Statement.

This Disclosure Statement was prepared by, and under the responsibility of, the Company and Polska Finance in good faith, based upon information available to them, including the Company’s books and records, and is designed to provide adequate information to enable holders of Impaired Claims to make an informed judgment on whether to accept or reject the Plan.  All holders of Impaired Claims are hereby advised and encouraged to read and carefully consider this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan.

This Disclosure Statement may not be relied on for any purpose other than to determine how to vote on the Plan.  Nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Company or any other party.

In making a decision to accept or reject the Plan, each holder of an Impaired Claim must rely on its own examination of the Company and Polska Finance as described in this Disclosure Statement and the terms of the Plan.  As such, all holders of Impaired Claims should read and consider carefully the matters described in this Disclosure Statement as a whole, including the section entitled”Risk Factors,” prior to voting on the Plan.

The Company and Polska Finance are not (and shall not be construed to be) offering legal, business, financial or tax advice to any holder of any Claim or Equity Interest, and this Disclosure Statement should not be considered to contain any specific advice or instruction considering such matters with respect to any Claim or Equity Interest.   You should consult with your legal, business, financial and tax advisors as to any matters concerning this Disclosure Statement and the Plan.

The description of the Plan contained herein is intended as a summary only and is qualified in its entirety by reference to the Plan itself, the exhibits and schedules to the Plan and the annexes to this Disclosure Statement (collectively, the”Plan Documents”).  A copy of the Plan is attached to this Disclosure Statement as Annex A.  If any inconsistency exists between the Plan and the Plan Documents, on the one hand, and this Disclosure Statement, on the other hand, the terms of the Plan and the Plan Documents shall govern.  This Disclosure Statement contains information supplementary to the Plan and the Plan Documents and is not intended to supplant or substitute for the Plan or the Plan Documents themselves.

No party is authorized by the Company or Polska Finance to give any information or make any representations with respect to the Company, Polska Finance, the Company’s assets, the Plan, the New UPC Polska Notes or the New UPC Polska Stock to be issued under the Plan or the Restructuring in general other than that which is contained in this Disclosure Statement, and no representations or information concerning the Company, Polska Finance, the Company’s future business operations, the nature of the Company’s liabilities, the Company’s creditors’ claims or the value of its properties have been authorized by the Company or Polska Finance other than as set forth herein.  As such, you should not rely upon any such representations or information other than as explicitly set forth in this Disclosure Statement (including the annexes and exhibits attached hereto and information incorporated herein by reference).

Unless another time is expressly specified herein, the statements contained in this Disclosure Statement are made as of the date hereof, and neither the delivery of this Disclosure Statement nor any exchange, redemption, restructuring, modification, or cancellation of any of the UPC Polska Notes, the Other UPC Polska Notes, the General Unsecured Claims and the UPC Polska Equity made pursuant to the Plan will, under any circumstances, create any implication that there has been no change in the information contained herein at any time subsequent to the date hereof or that the information contained herein is correct at any time subsequent to the date hereof.  There can be no assurance that the information and representations contained herein will continue to be accurate subsequent to the date hereof.  Except as stated herein, all financial statements contained, or incorporated by reference, in this Disclosure Statement have been provided by the Company.  Certain of the financial statements contained herein, or incorporated by reference, are unaudited.

This Disclosure Statement and certain of the Annexes hereto contain projections of, among other things, future results of operations.  The Company does not as a matter of course publicly disclose projections, but the Company has prepared such information in connection with the Plan solely for purposes of demonstrating that, as required by Section 1129(a)(11) of the Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Company.  This information was prepared by the Company and was not prepared with a view toward compliance with published guidelines of the U.S. Securities and Exchange Commission (the”SEC”), the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with our audited financial statements.  In addition, KPMG Polska Sp. z o.o. (“KPMG”), the Company’s independent auditor, has not compiled or examined the estimates and projections, and accordingly, KPMG expresses no opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, these estimates and projections.  Furthermore, the projections contained herein are based upon a number of assumptions and estimates presented with numerical specificity and considered reasonable by the Company when taken as a whole.  These assumptions and estimates, however, are subject to inherent uncertainties and to a wide variety of significant known and unknown business, economic and competitive risks, including, among others, those risks summarized herein, that may cause the Company’s actual results or performance to be materially different from those projected.  Consequently, this Disclosure Statement should not be regarded as a representation by the Company or any other person of results that will actually be achieved.  These estimates and projections should be read together with the information contained under the heading”Risk Factors” of this Disclosure Statement and the information and financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, attached hereto as Annexes B and C, respectively.

Certain of the information and statements contained in this Disclosure Statement are”forward-looking statements” and contain estimates, assumptions and projections.  Such information and statements are subject to inherent uncertainties and to a wide variety of significant known and unknown restructuring, business, economic and competitive risks, including, among others, the following:

•                                          the ability of the Company to restructure its outstanding indebtedness on a satisfactory and timely basis;

•                                          the ability of the Company and Polska Finance to confirm and consummate the Plan under the Bankruptcy Code;

•                                          the ramifications of the restructuring;

•                                          risks associated with not completing the Restructuring consistent with the Company’s and Polska Finance’s timetable;

•                                          risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan;

•                                          the ability to fund, develop and execute the business plan of the Company and its subsidiaries (the”UPC Polska Group”);

•                                          potential adverse developments with respect to the UPC Polska Group’s liquidity or results of operations;

•                                          competitive pressures from other companies in the same or similar lines of business as the UPC Polska Group;

•                                         economic conditions in Poland generally, as well as in the pay television business in Poland, including decreasing levels of disposable income per household and increasing rates of unemployment;

•                                         risks associated with an amendment to copyright law in Poland which took effect on January 1, 2003;

•                                         ongoing process of copyright law development in Poland;

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•                                         changes in laws and regulations affecting the UPC Polska Group, including those related to taxation;

•                                         business changes, including pay television programming changes;

•                                         foreign exchange rate fluctuations;

•                                         future financial performance of the UPC Polska Group, including availability, terms and deployment of capital;

•                                         the UPC Polska Group’s ability to comply with government regulations;

•                                         the overall market acceptance of the UPC Polska Group’s products and services, including acceptance of the pricing of those products and services;

•                                         the failure of Telewizyjna Korporacja Partycypacyjna S.A. (“TKP”) to satisfy contractual obligations owed to or on behalf of the UPC Polska Group arising out of the Company’s transaction with Canal+ S.A. (“Canal+”) and the UPC Polska Group’s limited ability to liquidate its investment in TKP; and

•              potential adverse publicity regarding the Restructuring and the Chapter 11 case.

For further information on these risk factors and assumptions, see the section herein entitled”Risk Factors.”  To the extent that actual results vary from such assumptions, recoveries to holders of Claims against the Company may vary from those projected herein and in the Plan.  When used in this Disclosure Statement, the words”believe,”“anticipate,”“should,”“intend,”“plan,”“will,”“expects,”“estimates,”“projects” and similar expressions identify such forward-looking statements.

All forward-looking statements attributable to the Company, Polska Finance or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained herein.  Except as required by applicable law, neither the Company nor Polska Finance undertakes any obligation to update any such statements, whether as a result of new information, future events or otherwise.  Forward-looking statements are provided in this Disclosure Statement pursuant to the safe harbor established under Section 1125(e) of the Bankruptcy Code and should be evaluated in the context of the estimates, assumptions, uncertainties and risks described in this Disclosure Statement.

Consummation of the Plan is subject to conditions precedent that could lead to delays in consummation of the Plan.  There can be no assurance that these conditions will be satisfied or waived, or that the Plan will be consummated.  Even after the Effective Date (as defined in the Plan), distributions under the Plan may be subject to substantial delays for holders whose Claims are disputed.  See”Risk Factors” below.

During the Chapter 11 proceeding, the Company intends to operate its business in the ordinary course and to pay its critical creditors, if any, in full and without interruption.  The Company does not intend that any of its wholly-owned subsidiaries will commence cases under the Bankruptcy Code.

This Disclosure Statement has not been filed with, or reviewed by, the SEC or by any state securities commission or similar public, governmental or regulatory authority, and no such entity has passed upon the accuracy or adequacy of the statements contained herein.  The New UPC Polska Stock and the New UPC Polska Notes to be issued pursuant to the Plan will not have been the subject of a registration statement filed with the SEC or any state securities commission.  This Disclosure Statement is not an offer to sell the New

UPC Polska Stock or the New UPC Polska Notes or an offer to buy UPC Polska Notes, the Other UPC Polska Notes or the UPC Polska Equity in any jurisdiction where such offer or sale is not permitted.  This Disclosure Statement seeks only the consent to the Plan of persons entitled to vote thereon.  The exchange of the UPC Polska Notes, the Other UPC Polska Notes, and the General Unsecured Claims pursuant to the Plan will occur only upon consummation of the Plan.

Table of Contents

Summary
The Company
Polska Finance
The Restructuring
Chapter 11 Case and the Plan
Risk Factors
Risks that the Restructuring is Not Successfully Completed
Risks Related to the Restructuring Process
Risks Related to the Chapter 11 Case
Risks Related to the UPC Polska Group’s Business
Risks Related to Ownership of the New UPC Polska Stock and the New UPC Polska Notes
The Restructuring
Purpose of the Restructuring
Background of the Restructuring
Description of the Restructuring
Conditions to the Restructuring
Operations after the Restructuring
Chapter 11 Case and the Plan of Reorganization
Brief Explanation of Chapter 11 Reorganization
Determination to File Chapter 11 Case
Commencement of the Chapter 11 Case
Significant Events during the Chapter 11 Case
The Plan
Voting on, and Confirmation of, the Plan
The Company
Business
Regional Clusters
Cable Television
The Canal+ Merger
Business Strategy
Internet Services
Technology and Infrastructure
Relationships with Housing Cooperatives
Discontinued Segments
Competition
Piracy
Affiliate Transactions
Employees
Regulation
Investments
Litigation and Claims
Selected Historical Consolidated Financial Information
Management’s Discussion and Analysis of Financial Condition and Results of Operation
Current Management of the Company
Outstanding Securities of the Company
The UPC Polska Notes
The Telecom Pari Passu Notes, the Telecom Junior Notes and the Belmarken Notes

The RCI Notes
Capital Stock of the Company Prior to the Restructuring
Capital Stock of the Company After the Restructuring
Description Of The New UPC Polska Notes
General
Management of Polska Finance
The New UPC Polska Notes
The Restructuring Agreement
The Agreed Restructuring Process
Distribution of Cash, New UPC Polska Notes and New UPC Polska Stock under the Plan
Treatment of Other Creditors of the Company
Other Terms of the Restructuring Agreement
Reorganization Valuation Analysis and Projected Financial Information
Valuation Analysis
Valuation Methodologies
Projected Financial Information
Liquidation Analysis
Best Interests of Creditors Test
Liquidation Analysis
Securities Law Considerations
Tax Analysis
Where You Can Find More Information
Incorporation by Reference
Auditors
Auditor’s Statement Regarding Financial Statements and Consent
Voting Agent
Conclusion and Recommendation
Cross References for Defined Terms

Summary

The following summary is intended only to highlight certain information contained elsewhere in this Disclosure Statement.  This summary is qualified in its entirety by the more detailed information, the financial statements, including the notes thereto, appearing elsewhere in this Disclosure Statement, the Annexes hereto and the other documents referenced herein.  You should carefully read the entire Disclosure Statement (including, in particular, the sections of this Disclosure Statement entitled”Risk Factors,”“Liquidation Analysis,”“The Restructuring” and”The Restructuring Agreement”), the Annexes hereto and the other documents referred to herein  before deciding whether to vote in favor of the Plan. The date of this Disclosure Statement is set forth on the cover page of this document.

Unless otherwise defined herein, all capitalized terms used in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan. Unless the context clearly requires otherwise, references in this Disclosure Statement to the”Company” refer to UPC Polska, Inc., references in this Disclosure Statement to the”Reorganized Debtor” refer to UPC Polska, Inc. on and after the Effective Date and references in this Disclosure Statement to”Polska Finance” refer to UPC Polska Finance, Inc., a newly formed company incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of UPC Telecom and which will be a co-issuer of the New UPC Polska Notes upon consummation of the Restructuring.”Business Day” means any day which is not a Saturday, Sunday or a day on which banking institutions located in New York, New York, United States of America, London, England or Warsaw, Poland, are authorized or obligated by law to be closed.  The symbol”$” refers to United States Dollars.  Unless otherwise indicated, all currency amounts used or referred to in this Disclosure Statement are in United States Dollars.

The Company

UPC Polska (formerly known as @Entertainment, Inc., and prior to that as Polstar Holdings, Inc.) is a Delaware corporation which was established in May 1997. From August 1999 until the fourth fiscal quarter of 2002, UPC Polska was wholly owned by United Pan-Europe Communications N.V. (“UPC”).  In the fourth fiscal quarter of 2002, UPC transferred all issued shares of Company common stock to UPC Telecom, which is a wholly-owned subsidiary of UPC. UPC also assigned to UPC Telecom all of the UPC Polska Notes then owned by UPC, and all rights and obligations arising from loan agreements between the Company and UPC.

The UPC Polska Group operates one of the largest cable television systems in Poland.  Since December 2001, the UPC Polska Group has engaged in only one business segment — cable television services.  Prior to December 2001, the UPC Polska Group’s business consisted of three components:

•                  cable television services,

•                  digital satellite direct-to-home, or”D-DTH”, services, and

•                  programming.

During 2001, the Company reviewed its long-term business strategy and decided to focus on its core competency, the provision of cable television services, and on providing internet services to existing customers.  As a part of this re-focus, the UPC Polska Group decided to streamline its operations by restructuring its D-DTH and programming businesses.  In December 2001, the UPC Polska Group consummated a joint venture transaction with an affiliate of Canal+ to combine the Company’s existing D-DTH platform with Canal+’s Polish D-DTH and premium pay television business to distribute D-DTH services and programming to subscribers in Poland through TKP. The UPC Polska Group has a 25% equity interest in TKP.  TKP is controlled and operated by Canal+.  This transaction resulted in the discontinuation of the UPC Polska Group’s D-DTH and programming businesses.

Polska Finance

Polska Finance is a newly formed company incorporated in the State of Delaware and is a wholly-owned subsidiary of UPC Telecom and a sister company of the Company. Polska Finance was formed as an integral component of the Plan to effectuate the Restructuring through the co-issuance with the Company of the New UPC Polska Notes. Polska Finance has not conducted any operations to date and is not anticipated to conduct any business, other than acting as a co-issuer of the New UPC Polska Notes.

The Restructuring

The Company has over time incurred substantial debt, significant operating losses and negative cash flow, which were driven by the large capital investment required for the construction and acquisition of cable networks, acquisition of programming rights and the costs associated with commencing D-DTH and programming operations.  During 2001, the Company reviewed its long-term business strategy for its various business segments and commenced an internal reorganization.

In the fourth fiscal quarter of 2002, certain of the Company’s main creditors, including UPC and its affiliates, UPC Telecom and Belmarken, and certain other holders of the UPC Polska Notes, engaged in discussions about the restructuring of the Company’s indebtedness. In early 2003, the Company directly and through its advisors started discussions with representatives of, among others, the UPC Entities and a group of holders of the UPC Polska Notes regarding the terms of a restructuring.  During the fourth fiscal quarter of 2002 and the first quarter of 2003, the UPC Entities and certain of the Participating Noteholders undertook due diligence regarding the Company and its assets and liabilities, and advisors for the Company, the UPC Entities and the Participating Noteholders held periodic informal meetings to discuss the economic terms of the proposed restructuring of the Company’s capital structure, as well as the process for implementing such a restructuring.

Continuing into the second fiscal quarter of 2003, the Company held further discussions with representatives of the UPC Entities and the Participating Noteholders about the process for, and the terms of, a restructuring of the UPC Polska Notes and the Other UPC Polska Notes. These discussions culminated in the execution, on June 19, 2003, of the Restructuring Agreement (the”Restructuring Agreement”).  In general, the Restructuring Agreement sets forth the proposed distribution under the Plan of New UPC Polska Notes to be co-issued by the Company and Polska Finance, New UPC Polska Stock and cash to the holders of the Claims against, and Equity Interests in, the Company, as well as the means by which the Company intends to effectuate an overall compromise and settlement and implement the Restructuring.

In order to implement the Restructuring, on the Petition Date the Company commenced the Chapter 11 Case and shortly thereafter filed the Plan and this Disclosure Statement with the Bankruptcy Court. Pursuant to the Plan, the Company provides varying treatments to the holders of the Claims against, and Equity Interests in, the Company.  See”Chapter 11 Case and the Plan of Reorganization” for a detailed description of the Chapter 11 Case and Plan.

Chapter 11 Case and the Plan

Chapter 11 Case

Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code.  Under Chapter 11, a debtor is authorized to reorganize its business.  In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of holders of claims and equity interests of equal rank with respect to the distribution of a debtor’s assets. The formulation, confirmation by a bankruptcy court, and consummation of a plan of reorganization is the principal objective of a Chapter 11 case.

On the Petition Date, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court, thereby commencing the Chapter 11 Case.  Simultaneously therewith, the Company filed several motions seeking authorization to continue to conduct its business in the ordinary course as well as to undertake certain activities which require approval of the Bankruptcy Court.  These motions include, among others, motions seeking authorization for the Company to (a) continue to utilize pre-petition bank accounts, business forms and investment practices and (b) retain various professionals.  See”Chapter 11 Case and the Plan of Reorganization — Significant Events During the Chapter 11 Case” for a more detailed description of these motions.  The following day the Company filed the”Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska, Inc. and UPC Polska Finance, Inc.” with the Bankruptcy Court.  Shortly thereafter, the Company also filed this Disclosure Statement with the Bankruptcy Court.

The Plan

The Plan divides holders of known Claims against, and  known Equity Interests in, the Company into seven Classes, as follows:

Class 1	—	Priority Claims
Class 2	—	Critical Creditor Claims
Class 3	—	UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)
Class 4	—	Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims
Class 5	—	General Unsecured Claims
Class 6	—	Telecom Junior Note Claims
Class 7	—	UPC Polska Equity Interests

In accordance with the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified into Classes.

To the extent that the terms of this Disclosure Statement vary from the terms of the Plan, the terms of the Plan control.  See”Chapter 11 Case and the Plan of Reorganization - The Plan - Summary of Distribution Under the Plan,” for more detailed descriptions of the classification and treatment of Claims and Equity Interests under the Plan as well as for a description of the other terms of the Plan.

Risk Factors

Holders of Claims should carefully consider the factors set forth below, as well as the other information set forth in this Disclosure Statement, the Annexes hereto and the other information incorporated herein by reference, prior to determining whether to vote to accept the Plan. The risks and uncertainties described below include all of the risks and uncertainties which the Company believes to be material to the Restructuring and its business after completion of the Restructuring.  They are not, however, the only risks and uncertainties facing the Company and the UPC Polska Group. Additional risks and uncertainties that may arise in the future or that the Company currently deems immaterial may also impair its or Polska Finance’s ability to successfully consummate the Restructuring, and/or its business, operations, and financial condition after the Restructuring period. If any of the following risks occur, they could materially adversely affect the Company’s business, operating results, financial condition and/or its or Polska Finance’s ability to successfully consummate the Restructuring.

Risks that the Restructuring is Not Successfully Completed

The Company may be unsuccessful in completing the Restructuring.

There are various events which must take place in order for the Restructuring, and, in particular, the Plan, to be consummated.  These events include, among other things, confirmation of the Plan and satisfaction of the various conditions to consummation of the Plan.  See”Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Confirmation” and”Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Consummation” for a description of the conditions to consummation of the Plan.  Although the Company believes that each of these events will occur, there can be no assurance that they will.  If not, the Restructuring, including the Plan, could not be implemented and it is unclear what holders of Claims and Equity Interests would ultimately receive with respect to their Claims and Equity Interests.  The alternatives include, among other things, postponement of the Restructuring, implementation of an alternative restructuring plan and liquidation of the Company.  The Company, however, believes that the Restructuring, including the Plan, as set forth herein is significantly more attractive than these alternatives because it could, among other things, significantly shorten the time required to accomplish the Restructuring, minimize the disruption to the Company’s business and ultimately result in a larger distribution to holders of Claims against the Company than would other alternatives.

Risks Related to the Restructuring Process

The Restructuring may result in a disruption of the UPC Polska Group’s business.

It is possible that the Company’s filing of the Chapter 11 Case and its solicitation of acceptances for the Plan could adversely affect the Company’s and its subsidiaries’ relationships with their respective suppliers, customers, partners and employees.  If such relationships are adversely affected, the Company’s working capital on a consolidated basis could materially deteriorate.  This deterioration could adversely affect the Company’s ability to consummate the Restructuring, including soliciting acceptances of, and receiving confirmation of, the Plan.  Any disruption in relationships with customers could reduce the UPC Polska Group’s subscriber base which could result in a loss of earnings and, if the disruption were prolonged, in a material adverse effect on the financial condition, results of operations and prospects of the UPC Polska Group and the Company.

Risks Related to the Chapter 11 Case

The Bankruptcy Court may sustain an objection to the classification and/or treatment of the Claims and Equity Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or equity interests of such class.  The Company believes that the classification of the Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code.  However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  To the extent that the Bankruptcy Court disagrees with the classification and/or treatment scheme in the Plan, the Company intends to modify the Plan to reclassify and/or amend the treatment of the Claims and Equity Interests as necessary for confirmation.  However, there can be no assurance that any such reclassification and/or modification would not adversely affect one or more classes under the Plan.  Accordingly, there can be no assurance that the Bankruptcy Court would confirm the Plan, as modified, without a resolicitation of votes of any such adversely affected holders of Claims or Equity Interests.  If the Bankruptcy Court were to require such a resolicitation, such resolicitation would delay consummation of the Restructuring which, as discussed above, could disrupt and adversely affect the business, financial condition and prospects of the UPC Polska Group and the Company.  See”Chapter 11 Case and the Plan of Reorganization—The Plan—Classification of Claims and Equity Interests Under the Plan.”

The holders of Claims may not approve the Plan.

In order for the Plan to be confirmed, under Section 1129(a)(8) of the Bankruptcy Code, each Impaired Class of Claims and Equity Interests must approve the Plan by the applicable requisite percentages, absent a”cramdown” pursuant to Section 1129(b) of the Bankruptcy Code.  In addition, under Section 1129(a)(10) of the Bankruptcy Code, since the Plan contains an Impaired Class of Claims, the Plan cannot be confirmed unless at least one such Impaired Class of Claims has voted to accept the Plan (without counting any acceptance of the Plan by any insiders in such Class).  Because Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims), Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) and Class 5 (General Unsecured Claims) are the only Impaired Classes of Claims under the Plan entitled to vote, the affirmative vote of the holders of at least one such Class of Claims (without counting any acceptances of the Plan by any insiders in such Class) is necessary for confirmation of the Plan.  However, because the UPC Entities, insiders of the Company, are the only members of Class 4, approval of the Plan by this Class cannot count towards the satisfaction of this requirement.  Thus, the affirmative vote of either Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims) or Class 5 (General Unsecured Claims) (in either case, without counting any acceptances of the Plan by any insiders in such Class) is required for confirmation of the Plan.  Although the Plan has been substantially pre-negotiated with the UPC Entities and the Participating Noteholders pursuant to the Restructuring Agreement, their Claims may be insufficient, without more, to approve the Plan, especially since any acceptances of the Plan by members of the UPC Entities do not count for purposes of satisfying Section 1129(a)(10) as the UPC Entities are insiders of the Company.  Thus, there can be no assurance that sufficient holders of Claims will vote to accept the Plan.

The Bankruptcy Court may not confirm the Plan.

The Company believes that the Plan meets all of the requirements for confirmation under the Bankruptcy Code, including, in particular, that if the Plan is confirmed it will not be followed by the need for further financial reorganization of the Company and that the holders of the General Unsecured Claims, the UPC Polska Notes, the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes, the Affiliate Indebtedness, and the holders of the Telecom Junior Notes and the Equity Interests who will be deemed to reject the Plan, will receive value under the Plan that is greater than the value they would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will conclude that these tests and the other requirements of Section 1129 of the Bankruptcy Code have been met with respect to the Plan, that modifications of the Plan would not be required for confirmation, or that such modifications would not require a resolicitation of the Plan.  Failure of the Bankruptcy Court to confirm the Plan would likely result in a protracted bankruptcy proceeding, which could exacerbate certain of the factors described in”Risk Factors — Risks Related to the Restructuring Process.”  Thus, if the Company is unable to confirm the Plan, there is a significant likelihood that all holders of Claims entitled to receive a distribution under the Plan would ultimately receive less than what they would receive under the terms of the Restructuring.

The Plan may not be consummated or there may be a delay in the consummation of the Plan.

The Plan sets forth conditions to consummation of the Plan.  There can be no assurance that the  conditions will be satisfied or waived or that any necessary consent will be obtained.  See”Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Confirmation” and”Chapter 11 Case and the Plan of Reorganization—The Plan —Conditions Precedent to Consummation.”  Thus, even if the Plan is confirmed by the Bankruptcy Court, the Plan may not be consummated.  Similarly, there can be no guarantee as to when such conditions will be satisfied or waived.  Thus, although the Company intends for the Plan to be consummated as soon as practicable after confirmation, no assurance can be given that this will occur.

Risks Related to the UPC Polska Group’s Business

The Company expects to continue to incur net losses for at least the next three years, if the Restructuring is not consummated.

As of December 31, 2002 the UPC Polska Group had on a consolidated basis negative working capital of $392.5 million and a stockholder’s deficit of $708.2 million.  The UPC Polska Group experienced net losses on a consolidated basis of $492.2 million, $749.5 million and $248.8 million for the years ended December 31, 2002, 2001 and 2000 respectively. The Company expects to continue to incur net losses if the Restructuring is not consummated.  Even if the Restructuring is consummated, the Company projects that it will have a net operating loss in 2003.  Even if the Company achieves profitability, the Company may not be able to sustain its profitability.

The Company may need to obtain additional capital in order to repay its indebtedness or to expand its operations to take advantage of business opportunities and to compete effectively.

There is uncertainty whether the Company’s sources of capital, working capital and projected operating cash flow will be sufficient to fund the Company’s expenditures and service the Company’s indebtedness over coming years, if the Restructuring is not consummated.

If the Restructuring is consummated, the Company expects that its remaining cash balances, together with anticipated cash flow from operations or any improvement in its working capital position, will provide it with sufficient capital to fund its existing operations for the foreseeable future.  Nevertheless, the Company may not generate sufficient cash flows to repay the New UPC Polska Notes.  If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make the required payments on the New UPC Polska Notes, then the Company may be required to refinance such indebtedness.  In addition, if the Company wishes to expand its services to take advantage of business opportunities, it will require additional capital. A failure to acquire additional capital on acceptable terms may seriously and adversely affect the growth of its business.  The Company does not know whether or when the additional financing will be available to it or available on favorable terms.

The Polish national telephone company could cancel the conduit agreements entered into with the UPC Polska Group, which would be costly to the UPC Polska Group.

The UPC Polska Group has been able to avoid the costly construction of its own underground conduits in certain areas by entering into a series of agreements with regional and local branches of the Polish national telephone company (referred to as”TPSA”) which permit the UPC Polska Group to use TPSA’s conduit infrastructure for an indefinite period of time or for fixed periods of up to 20 years. These agreements represent a major advantage to the Company since they permit the Company to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists.  As of December 31, 2002, approximately 74% of the UPC Polska Group’s cable television plant had been constructed utilizing pre-existing conduits of TPSA.

Some conduit agreements with TPSA provide that cables can be installed in the conduit only for the use of cable television.  If the UPC Polska Group uses the cables for a purpose other than cable television, such as data transmission, telephone, or internet access, such use could be considered a violation of the terms of certain conduit agreements, unless this use is expressly authorized by TPSA.  There is no guarantee that TPSA would give its approval to permit other uses of the conduits.  Since the fourth quarter of 2000, the UPC Polska Group has been providing internet services to its cable customers and renegotiating certain conduit agreements with TPSA.

A substantial portion of the UPC Polska Group’s contracts with TPSA allow for termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions (some of which may have  already occurred) or upon provision of three to six months’ notice without cause. Any termination by TPSA of such contracts could result in the UPC Polska Group losing its permits, the termination of agreements with housing entities and programmers, and/or an inability to service customers in areas where its networks utilize the conduits that were the subject of such TPSA contracts.  In addition, the Company would incur significant costs if it were forced to build its own conduits.

In the latter part of 2002, TPSA began seeking to raise rates significantly upon renewal of expiring conduit contracts.  In addition, TPSA sought to include language specifically restricting use of the conduits, which would in effect prevent the use of conduits for the provision by the UPC Polska Group of internet services.  The UPC Polska Group has declined to sign such contract extensions.  The UPC Polska Group as part of the Polish Cable Association is in negotiations with TPSA in an effort to conclude a general framework agreement which would include a unified country-wide payment rate and an open provision of providing telecommunication services.

As a result of the amendment of the Polish Copyright Law, the UPC Polska Group must negotiate new agreements with broadcasters and copyright associations.

On January 1, 2003, an amendment to the Polish Copyright Law came into force, which removed a statutory license for cable operators to use the content of various providers.  Until that date, the statutory license was used by all cable operators in Poland to retransmit domestic and foreign free-to-air (“FTA”) channels without formal agreements with the broadcasters, primarily Polish channels (e.g., TVP, Polsat, TVN) and a number of foreign FTAs (e.g., German channels). The removal of the statutory license required cable operators to enter into formal agreements with all broadcasters and copyright associations by January 1, 2003. Given the very short timeframe within which the statutory license was removed, the UPC Polska Group remains in the process of negotiating and signing contracts with broadcasters.  Anticipating the amendment to the Polish Copyright Law, in December 2002, the UPC Polska Group approached the predominantly German and French FTAs, seeking their consent for the cable distribution, free of charge, of their channels in Poland. A significant number of the broadcasters responded that no authorization in the future would be granted without payment of license fees. Some of the broadcasters have reserved the right to claim remuneration for past distribution of their channels.  Temporary permission for transmission from key Polish FTAs was granted to Cable Association members, including a subsidiary of the Company, just before the January 1, 2003 effective date.  After January 1, 2003, when the provisions removing the statutory license came into effect, approximately 28 channels were removed from the UPC Polska Group’s channel line-ups.  On July 25, 2003, the Lower Chamber of the Polish Parliament voted in favor of a further amendment to the Polish Copyright Law, which if enacted into law would restore a statutory license for cable operators to use the content of various providers.  Should this amendment be adopted by the Upper Chamber of the Polish Parliament and approved by the President, cable operators in Poland would regain the authorization to retransmit domestic and foreign FTA channels without formal agreements with the broadcasters, though they would still be obliged to pay license fees to such FTAs in an unspecified amount.  This authorization if enacted into law would be valid until Poland joins the EU in May 2004.

Requiring the payment of licensing fees to Polish and/or foreign FTAs and to copyright associations would result in higher costs to the UPC Polska Group in providing programming to its subscribers.  In addition, the number and/or quality of channels offered by the UPC Polska Group may decrease if it is unable to obtain permanent licenses from existing broadcasters, which might result in fewer subscribers if the replacement channels that the UPC Polska Group may be able to obtain do not gain broad acceptance with its subscriber base.

Extensive government regulation of the cable television industry could restrict the way the UPC Polska Group operates its business.

The UPC Polska Group is subject to extensive regulatory controls and may have to comply with amended or additional regulations in the future in each of the locations in which it operates its business. Currently the  UPC Polska Group is required to comply with applicable regulations in Poland, which address, but are not limited to, the following activities and subjects:

•                  securing of and compliance with required permits and licenses related to the operation of cable networks;

•                  the construction and operation of cable networks;

•                  copyright and other intellectual property laws pertaining to programming which is broadcast over its cable networks;

•                  restrictions on anti-competitive behavior regarding pricing, contracting practices and acquisitions;

•                  protection against unfair competition and anti-monopoly practices; and

•                  content requirements and restrictions for programming which is broadcast over its Polish cable networks.

The UPC Polska Group has taken steps to structure the operation of its cable networks so as to attempt to comply with all applicable regulations.  However, each of the relevant governmental authorities may conclude that the UPC Polska Group’s operations do not comply with all applicable regulations. Any determination by one or more of the relevant governmental authorities which regulate its business and operations that its operations do not comply could have a material adverse effect on the way the UPC Polska Group conducts its business or its ability to conduct it at all, and any fines or penalties which may be imposed could have a material adverse effect on its business, financial condition and results of operations.

From time to time, the UPC Polska Group may have violated, may be violating and may violate in the future the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax, antitrust and corporate laws and requirements to obtain regulatory approvals. This may be due to the many formalities required for compliance with the laws in Poland’s highly regulated economy, the rapid changes that Polish laws and regulations have undergone, and numerous uncertainties regarding the interpretation of these laws and regulations. These types of violations could also restrict the UPC Polska Group’s operations.

When Poland joins the European Union (“EU”), the UPC Polska Group may incur costs in connection with ensuring that its operations comply with EU laws.

Poland will become an EU member on May 1, 2004.  When Poland joins the EU, Poland will be required to implement and obey all of the laws and regulations emanating from the European Commission (“EC”), including the Television Without Frontiers Directive and the EC competition law in their then current versions.  The UPC Polska Group may be required to incur additional costs in order to comply with the resulting changes in Polish law.

Regulation may increase the cost of offering internet/data services and slow demand.

The internet access business has, to date, not been materially restricted by regulation in the UPC Polska Group’s markets. The legal and regulatory environment of internet access and electronic commerce is uncertain, however, and may change.  New laws and regulations may be adopted for internet service offerings.  Existing laws may be applied to the new forms of electronic commerce.  Uncertainty and new regulation could increase the UPC Polska Group’s operating costs.  It could also slow the growth of electronic commerce on the internet significantly.  Slowed electronic commerce growth could delay growth in demand for the UPC Polska Group’s internet/data services and limit the growth of its revenues.  New and existing laws may cover issues such as:

•                                          user privacy;

•                                          sales and other taxation;

•                                          consumer protection;

•                                          characteristics and quality of products and services;

•                                          cross-border commerce;

•                                          libel and defamation;

•                                          copyright and trademark infringement;

•                                          pornography and indecency; and

•                                          other claims based on the nature and content of internet materials.

The UPC Polska Group’s growth may suffer from competition in the cable television industry.

The cable television industry in many of the UPC Polska Group’s markets is competitive and changing rapidly. Competition could result in the loss of the UPC Polska Group’s customers and a decrease in its revenues. The UPC Polska Group’s cable operations face competitive threats from Poland’s many small cable operators, which incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers. If the UPC Polska Group does not continue to compete effectively, its future business may be materially compromised.

The success of the UPC Polska Group’s services depends on continued achievement and implementation of technological advances.

Technology in the cable and telecommunications industry changes rapidly. These changes influence the demand for the UPC Polska Group’s products and services. The UPC Polska Group’s ability to anticipate these changes and to develop successful new and enhanced products quickly enough for the changing market may affect its revenues, number of subscribers and competitiveness.

The UPC Polska Group expects that new products and technologies will continue to emerge and that existing products and technologies will further develop. These new products and technologies may reduce the prices of its services or they may be superior to, and thus render obsolete, the products and services it offers and the technologies it uses. It may be very costly for the UPC Polska Group to upgrade its products and technology in order to continue to compete effectively. The UPC Polska Group’s future success depends, in part, on its ability to anticipate and adapt in a timely manner to technological changes.

The inability to obtain the necessary content could reduce demand for the UPC Polska Group’s services.

In 2001, as part of its revised business strategy, the UPC Polska Group decided to discontinue its programming business.  In particular, the UPC Polska Group discontinued the development of its proprietary programming, such as Wizja Jeden, which was terminated in April 2001, Wizja Sport, which was terminated in December 2001, and Wizja Pogoda which was terminated in February 2002. See the section herein entitled”The Company—Discontinued Segments” for additional information regarding programming. Also, as a result of the Polish Copyright Law amendment that took effect on January 1, 2003, the UPC Polska Group removed certain channels from its programming line-ups and must negotiate new agreements with broadcasters.

As a result, the UPC Polska Group has renegotiated or is in the process of renegotiating contracts with certain third party channel providers.  The UPC Polska Group is seeking to strengthen its cable programming offerings by terminating certain agreements for poorly performing channels and entering into other agreements for popular channels based on consumer demand and preferences.

The UPC Polska Group’s success depends on obtaining affordable and popular programming for its subscribers.  It may not be able to obtain enough competitive content to meet its needs.  This would reduce demand for the UPC Polska Group’s programming and decrease its subscriber base and the amount it can charge its remaining subscribers, thereby limiting revenues.  The UPC Polska Group relies on other programming suppliers for most of its content although it has committed and will continue to commit substantial resources to obtaining new content.  Where appropriate, the UPC Polska Group has found partners for obtaining new content, and, as necessary, it will continue to seek new partners. The UPC Polska Group may not, however, find appropriate partners, or successfully implement its content plans.

The competitiveness of the internet access industry may make it difficult for the UPC Polska Group to expand its existing service and add additional internet/data services.

In the provision of its internet access services, the UPC Polska Group faces competition from incumbent telecommunications operators and other new entrants to these markets. In the provision of internet services the UPC Polska Group competes with companies that provide such services using traditional, low-speed telephone lines, and the UPC Polska Group expects to face growing competition from internet service providers that, like itself, use higher-speed, higher-capacity cable modems and providers that use other broadband technologies, such as fiber, microwave, satellite and digital subscriber lines as well as much cheaper narrowband services.  Some of the UPC Polska Group’s competitors have more experience in providing internet services than the UPC Polska Group has and others may be able to devote more capital to these services than the UPC Polska Group can.

Internet/electronic commerce and other bandwidth intensive applications may not be as highly valued by the UPC Polska Group’s customers as the Company expects.

Internet/electronic commerce and other bandwidth intensive applications may not be as highly valued by the UPC Polska Group’s customers as the Company expects.  If that is the case, subscriptions to Chello broadband and other services involving managed bandwidth could be materially lower than the Company currently anticipates. This would have a negative effect on the revenues and financial condition of the UPC Polska Group and the Company.

The UPC Polska Group may incur financial costs as a result of exchange rate fluctuations.

The principal market risk (i.e., the risk of loss arising from adverse changes in market rates and prices) to which the UPC Polska Group is exposed is foreign exchange risk from fluctuations in the Polish zloty currency exchange rate. The UPC Polska Group’s revenues from subscribers are in Polish zloty, while some major cost components are denominated in foreign currencies. In particular, the UPC Polska Group’s programming commitments are denominated in Euros or U.S. dollars. Also, the Company’s loans payable to UPC and its affiliates as well as the UPC Polska Notes and the New UPC Polska Notes are expressed in U.S. dollars. The Company’s debt will be primarily subject to a fixed rate, and therefore the Company is neither materially benefited nor materially disadvantaged by variations in interest rates.

International operations constitute one hundred percent of the UPC Polska Group’s 2002 consolidated operating loss. Some of the UPC Polska Group’s operating expenses and capital expenditures are expected to continue to be denominated in or indexed in U.S. dollars and Euros. By contrast, substantially all of the UPC Polska Group’s revenues are denominated in zloty. Therefore, any devaluation of the zloty against the U.S. dollar or Euro that the UPC Polska Group is unable to offset through price adjustments will require it to use a larger portion of its revenue to service its U.S. dollar or Euro denominated obligations and contractual commitments.

The Company estimates that a further ten percent change in foreign exchange rates would impact its reported operating loss by approximately $1.0 million for the six-month period ended June 30, 2003.  In other terms, a ten percent depreciation of the Polish zloty against the U.S. dollar and Euro, would result in a $1.0 million increase in the reported operating loss for the six-month period ended June 30, 2003. This calculation was estimated using ten percent of the UPC Polska Group’s operating losses adjusted for unusual impairment and other items, including U.S. dollar and Euro denominated or indexed expenses. The Company believes that this quantitative measure has inherent limitations because it does not take into account any governmental actions or changes in either customer purchasing patterns or the Company’s financing or operating strategies.

For additional discussion relating to foreign exchange and other international market risk, see”Item 7A – Quantitative and Qualitative Disclosure About Market Risk” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and”Item 3 – Quantitative and Qualitative Disclosure About Market Risk” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, copies of which are attached to this Disclosure Statement as Annex B and Annex C, respectively, and incorporated herein by reference.

The Company is dependent on its executive officers.

If any of the Company’s executive officers leave the Company, the Company’s business could suffer.  The Company is particularly dependent upon the skills and contributions of the following individuals:

•                  Simon Boyd, President and Chief Executive Officer of the Company; and

•                  Joanna Nieckarz, Chief Financial Officer of the Company.

These individuals have significant experience in the Company’s and the UPC Polska Group’s business and would be difficult to replace. In addition, the Company’s success will depend in part on the UPC Polska Group’s ability to hire, train, and retain high-quality personnel.

The UPC Polska Group has no property insurance on underground portions of its cable television networks.

Any catastrophe affecting a significant portion of the UPC Polska Group’s cable television networks could result in substantial uninsured losses and could disrupt the UPC Polska Group’s business operations. While the UPC Polska Group carries general liability insurance on its properties, it does not carry property insurance on the underground portion of its cable television networks.

The Company’s growth may suffer if it cannot make strategic acquisitions.

The Company may not be able to identify and acquire cable television networks that either are located in reasonable proximity to the UPC Polska Group’s existing regional cluster networks or are large enough to serve as the basis for new regional cluster networks.  In addition, if the Company is able to identify and enter into acquisition agreements with such cable networks, it may not be able to obtain the required approvals from the Polish Anti-Monopoly Office for these acquisitions.  The Company also may face competition for the acquisition of cable networks from existing cable television operators and also from financial investors.

Piracy of satellite and cable services causes the UPC Polska Group to lose revenues.

Like other Central European cable and satellite operators, the UPC Polska Group views piracy of satellite and cable services as one of its main problems. While there has historically been little enforcement of penalties against commercial exploitation of piracy, the issue is now receiving more attention from the Polish government. In addition, the UPC Polska Group, Canal+ and HBO agreed to intensify their efforts to reduce the piracy of cable and satellite signals, as well as to combine their lobbying efforts in this regard. The Polish Cable Association and its members have offered to support the joint effort.

The Company’s business and financial condition could suffer if TKP fails to satisfy contractual obligations owed to or on behalf of the UPC Polska Group arising out of the Company’s transaction with Canal+ and the UPC Polska Group’s limited ability to liquidate its investment in TKP.

On December 7, 2001, the UPC Polska Group closed the transactions contemplated by a contribution and subscription agreement (the”Contribution and Subscription Agreement”) among the Company, UPC, the Company’s subsidiary, Polska Telewizja Cyfrowa Wizja TV Sp. z o.o (“PTC”), Canal+ and TKP. Under the Contribution and Subscription Agreement, the Company caused PTC to contribute to TKP all of the equity of two subsidiaries, Wizja TV Sp. z o.o. and UPC Broadcast Centre Ltd.

As a result of the Contribution and Subscription Agreement, the UPC Polska Group incurred certain risks which could have a material adverse effect on the business and financial condition of the Company.  First, PTC does not control TKP and has only limited rights to approve material transactions undertaken by TKP.  Second, under a shareholder agreement relating to TKP, PTC’s interest in TKP could be diluted or redeemed by TKP.  Under the agreement, if PTC ceases at any time to be a Polish person under Polish broadcasting law, other TKP shareholders may convert loans made by them to TKP into TKP equity, thereby diluting PTC’s interest, or TKP may redeem the shares of TKP owned by PTC at their fair market value.  Third, PTC’s right to sell its shares in TKP is limited to particular circumstances, such as the sale of TKP shares by other TKP shareholders or the lapse of time until December 2006, making PTC’s investment in TKP very illiquid.

The UPC Polska Group’s right to connect its cable system to dwellings may be terminated on relatively short notice from individual housing entities.

In Poland, the right to build a cable system is typically secured by reaching an agreement with individual housing entities, such as cooperatives, resident associations, municipal authorities and developers, not by the issuance of a franchise for a particular region by a governmental authority.  Upon reaching an agreement with a particular housing entity, the cable operator obtains the right to connect its system to dwellings within that housing entity’s jurisdiction.

Most of the UPC Polska Group’s agreements with housing entities have terms ranging from 10 to 20 years with optional renewal periods of five years.  However, some of the contracts may be terminated by either party on relatively short notice. There are also some contracts with unspecified terms and each party has the right to terminate the agreement upon notice. Thus, the UPC Polska Group’s right to connect its cable system to dwellings is sometimes subject to termination at the discretion of the housing entities.

Risks Related to Ownership of the New UPC Polska Stock and the New UPC Polska Notes

Holder’s ability to sell the New UPC Polska Notes may be limited if it is deemed to be an underwriter.

The New UPC Polska Notes will not be listed on any U.S. national or regional stock exchange or included on the NASDAQ National Market or the NASDAQ Small Cap Market.  The Company and Polska Finance expect that the New UPC Polska Notes will trade on an extremely limited basis on the NASDAQ PORTAL market. Although the Company and Polska Finance believe that most holders of Claims will be able to resell the New UPC Polska Notes without registration under the Securities Act of 1933, as amended, (“U.S. Securities Act”) or other federal securities laws, their ability to sell may be diminished if they are deemed to be an”underwriter” with respect to such securities within the meaning of Section 1145(b) of the Bankruptcy Code.  Section 1145(b) of the Bankruptcy Code defines an”underwriter” for purposes of the U.S. Securities Act as including a person who is a control person of the issuer of the securities.

The Company cannot assure any holder of the New UPC Polska Notes that such holder will not be deemed to be a statutory underwriter, and each holder is advised to consult with its own counsel as to the availability of exemptions under the U.S. Securities Act.

As a result of the Company’s holding company structure, it is dependent on the receipt of monies from its subsidiaries to pay dividends and the right of creditors to participate in the assets of the Company’s subsidiaries may be subject to claims of the Company’s subsidiaries’ creditors.

The Company may not be able to pay interest, and principal when due, on the New UPC Polska Notes if the cash flows and earnings of its subsidiaries and their payment of funds to the Company in the form of repayment of loans, interest payments, dividends or otherwise are not sufficient, or if the Company cannot otherwise realize economic benefits from equity interests in its subsidiaries.

In the event of liquidation or bankruptcy of any of the Company’s subsidiaries, the New UPC Polska Notes will rank behind the holders of any indebtedness for money borrowed by those subsidiaries, trade creditors of those subsidiaries, and other persons granted priority claim rights under the laws applicable to those subsidiaries.

The Company’s subsidiaries have no obligation to pay dividends to it and may not be able to make payments to it if funds are not available. Further, the Company currently does not own a majority interest in certain subsidiaries, and may not have operating control of other entities in which it currently has or may in the future acquire direct or indirect interests. In such cases, the Company may be unable, without the consent of the relevant partners, to cause such entities to pay dividends or to implement business strategies that the Company may favor. The Company’s ability to pay dividends will be further restricted by regulatory and contractual obligations, including restrictions arising under the Delaware General Corporation Law, and the laws of the jurisdictions in which the Company’s direct and indirect subsidiaries are organized, including but not limited to Poland and the Netherlands.

Creditors may not be able to enforce U.S. court judgments against the Company’s assets, most of which are held outside the U.S.

Creditors may not be able to enforce judgments of U.S. courts against the Company’s assets.  Holders of the New UPC Polska Notes will be able to effect service of process in the U.S. upon the Company if it continues as a Delaware corporate entity and may be able to effect service of process upon the Company’s directors. However, the Company is primarily a holding company which holds stock in various entities in Poland and the Netherlands, and all or a substantial portion of its assets are located outside the U.S. As a result, investors may not be able to enforce judgments of U.S. courts if those judgments are based on the civil liability provisions of U.S. laws.

Awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Poland. Polish courts may not give judgment in your favor in cases based solely on U.S. laws.

The Company may reincorporate in a jurisdiction outside of the U.S. which may limit the ability of security holders to protect their interests.

If the Company reincorporates in a jurisdiction outside the U.S., then holders of New UPC Polska Stock, and holders of New UPC Polska Notes, may have fewer protections and/or more difficulty protecting their interests than would holders of securities of a corporation incorporated within the U.S.

A substantial number of the Company’s managers may be residents of countries outside the U.S.  As a result, it may be difficult to serve legal process on the Company or members of its management to force them to appear in a court of the U.S.  It may also be difficult to enforce a judgment of a U.S. court against any of these parties, or to enforce a judgment of a foreign court against any of these parties in the U.S.  Finally, a court in the jurisdiction in which the Company may reincorporate may refuse to allow an original action based upon U.S. laws.

The jurisdiction in which the Company may reincorporate may not have a treaty in place that provides for reciprocal recognition and enforcement of judgments or arbitration awards.  As a result, a civil judgment by a U.S. court or an arbitration award may not necessarily be enforceable in the jurisdiction in which the Company reincorporates.

The duties of directors of entities incorporated in the jurisdiction in which the Company may reincorporate may differ substantially from the duties imposed by the laws of the Company’s current jurisdiction of incorporation.  For example, the directors may owe fiduciary duties only to the Company and not to its stakeholders; the stakeholders may not have a personal right of action against the directors; and the Company may indemnify its directors for personal liability related to the exercise of their functions.  This listing of potential issues does not constitute, and shall not be construed to constitute, an opinion regarding the treatment of such issues under the laws of the Company’s current jurisdiction of incorporation or of any jurisdiction in which the Company may reincorporate.

The insolvency laws of the jurisdiction in which the Company may reincorporate may also provide fewer protections to the Company’s security holders than those provided by U.S. bankruptcy law.

The Company’s principal stockholders can control or influence certain major corporate actions.

After the Restructuring, UPC Telecom, Belmarken and/or the holders of the Affiliate Indebtedness Claims will own 100% of the outstanding share capital of the Company.  The concentration of ownership of the Company’s common stock in one to three shareholders may delay or prevent transactions involving an actual or potential change in control of the Company. This concentration of ownership in one to three entities could limit the price that certain investors might be willing to pay in the future for the Company’s common stock and other equity interests.

The Restructuring

Purpose of the Restructuring

The Company has over time incurred substantial debt, significant operating losses and negative cash flow, which were driven by the large capital investment required for the construction and acquisition of cable networks, acquisition of programming rights and the costs associated with commencing D-DTH and programming operations.

Background of the Restructuring

During 2001, the Company reviewed its long-term business strategy for its various business segments and commenced an internal reorganization. At this time, the Company decided to focus on its core competency, the provision of cable television services, and on providing internet services to existing customers.  As a part of this re-focus, the UPC Polska Group decided to streamline its operations by restructuring its D-DTH and programming businesses.

Negotiations with the UPC Entities and the Participating Noteholders

In the fourth fiscal quarter of 2002, certain of the Company’s main creditors, including UPC and its affiliates, UPC Telecom and Belmarken, and certain other holders of the UPC Polska Notes, engaged in discussions about the restructuring of the Company’s indebtedness.  In early 2003, the Company directly and through its advisors started discussions with representatives of, among others, the UPC Entities and a group of holders of the UPC Polska Notes regarding the terms of the Restructuring.  The composition of this group changed over time, but ultimately included all of the Participating Noteholders.  SISU Capital Limited (“SISU”), a holder of UPC Polska Notes, had initially been a part of the group of noteholders engaged in these discussions.  Despite the Company’s invitations to SISU to continue its involvement in the group of Participating Noteholders, SISU decided to withdraw from that group and has subsequently indicated its objections to the economic and other terms of the Restructuring Agreement.

The Participating Noteholders hold, in the aggregate, approximately 75% of the outstanding principal amount of the UPC Polska Notes that are held by non-affiliated third parties. The Participating Noteholders are: GoldenTree Asset Management LLC; funds under the management of Strong Capital Management, Inc.; MacKay Shields LLC; Deutsche Bank; Goldman Sachs & Co.; Goldman Sachs International; Morgan Stanley Investment Management; and The Royal Bank of Scotland PLC (“RBS”).  The Participating Noteholders retained Cahill Gordon & Reindel LLP as their counsel.

During the fourth fiscal quarter of 2002 and the first fiscal quarter of 2003, the UPC Entities and certain of the Participating Noteholders undertook due diligence regarding the Company and its assets and liabilities.  In addition, advisors for the Company, the UPC Entities and the Participating Noteholders held periodic informal meetings to discuss the economic terms of the proposed restructuring of the Company’s capital structure, as well as the process for implementing such a restructuring.

Negotiation of the Restructuring Agreement

Continuing into the second fiscal quarter of 2003, the Company held further discussions with representatives of  the UPC Entities and the Participating Noteholders about the process for, and the terms of, a recapitalization of the Company and a restructuring of the UPC Polska Notes and the Other UPC Polska Notes.  These discussions culminated in the execution, on June 19, 2003, of the Restructuring Agreement.  On July 2, 2003, the Company entered into a Joinder Agreement with UPC Telecom, Belmarken, the Participating Noteholders (excluding RBS) and RBS whereby RBS joined the Participating Noteholders in the Restructuring Agreement.

Execution of the Restructuring Agreement

In general, the Restructuring Agreement sets forth the proposed distribution under the Plan of New UPC Polska Notes to be co-issued by the Company and Polska Finance, New UPC Polska Stock and cash to the holders of the Claims against, and Equity Interests in, the Company, as well as the means by which the Company intends to effectuate an overall compromise and settlement and implement the Restructuring.

The Restructuring Agreement provides for the exchange of New UPC Polska Notes, New UPC Polska Stock and cash for Claims against, and Equity Interests in, the Company as follows:

•                                         an aggregate amount of cash equal to $80,000,000 (the”Cash Consideration”) and New UPC Polska Notes in an aggregate principal amount of $60,000,000, which will be issued pursuant to a new indenture (the”New Indenture”), shall be distributed by the Company in consideration for the outstanding UPC Polska Notes (other than the Telecom Owned UPC Polska Notes);

•                                         an aggregate amount of cash equal to $15,000,000 (the”Other Cash Consideration”) and 100% of the New UPC Polska Stock shall be distributed by the Company in consideration for the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness; and

•                                         holders of all Allowed General Unsecured Claims shall receive the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount of each Allowed General Unsecured Claim of the Company as set forth in the Restructuring Agreement which is equal to the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 claim amount payable to holders of UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) pursuant to the Restructuring Agreement.

In addition to the issuance of the New UPC Polska Notes, the New UPC Polska Stock and cash under the Plan, the Restructuring Agreement also provides, among other things,

•                                         that the holders of the Telecom Junior Notes shall receive no consideration from the Company in exchange for the Telecom Junior Notes, which shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect; and

•                                         that the holders of all outstanding shares of UPC Polska Equity shall receive no consideration from the Company in exchange for such UPC Polska Equity and such UPC Polska Equity shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

Finally, in general, in consideration for the New UPC Polska Notes, the New UPC Polska Stock and cash, the UPC Entities and the Participating Noteholders agreed, prior to the Petition Date and subject to the terms and conditions of the Restructuring Agreement, to, inter alia, vote their Claims in favor of the Plan.  For a detailed description of the Restructuring Agreement, see”The Restructuring Agreement” below.

Description of the Restructuring

Structure

In order to implement the Restructuring, Polska Finance was formed as a Delaware corporation, and the Company commenced the Chapter 11 Case on the Petition Date, filed the Plan one day after the Petition Date, and filed this Disclosure Statement on July 28, 2003 with the Bankruptcy Court. Pursuant to the Plan, the Company provides varying treatments to the holders of the Claims against, and Equity Interests in, the Company.  In general, the holders of Allowed Impaired Claims or Allowed Impaired Equity Interests will be treated under the Plan as follows:

Allowed UPC Polska Notes Claims (other than Allowed Telecom Owned UPC Polska Note Claims)

In the aggregate, the holders of all Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) shall receive (i) the Cash Consideration and (ii) New UPC Polska Notes in the aggregate principal amount of $60,000,000, which will be subject to the New Indenture, in consideration for the cancellation of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes), and the cancellation of obligations of all other parties thereunder and under the indentures dated as of July 14, 1998 in the case of the 2008 Notes, as defined herein, January 20, 1999 in the case of the Series C Notes, as defined herein, and January 27, 1999 in the case of the 2009 Notes, as defined herein (collectively the”Indentures”).  For information about a particular series of UPC Polska Notes, see”Outstanding Securities of the Company — The UPC Polska Notes.”

Allowed Telecom Owned UPC Polska Note Claims, Allowed Telecom Pari Passu Note Claims, Allowed Belmarken Note Claims and Allowed Affiliate Indebtedness Claims

In the aggregate, the holders of the Allowed Telecom Owned UPC Polska Note Claims, Allowed Telecom Pari Passu Note Claims, Allowed Belmarken Note Claims and Allowed Affiliate Indebtedness Claims will receive (i) the Other Cash Consideration and (ii) 100% of the New UPC Polska Stock in consideration for the cancellation of the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes, and the Affiliate Indebtedness, and the cancellation of the obligations of all other parties thereunder and under the Indentures, the Master Loan Agreement, dated May 24, 2001, between UPC and the Company and the Qualified Loan Agreement, dated July 31, 2001, between Belmarken and the Company.

See”Chapter 11 Case and the Plan of Reorganization—The Plan—Summary of Distributions Under the Plan” below for more detailed descriptions of the classification and treatment of Claims and Equity Interests under the Plan.

Use of Proceeds

The Company will not receive any cash proceeds from the issuance of the New UPC Polska Notes or the New UPC Polska Stock in consideration for the cancellation of the Claims and Equity Interests.

Other Aspects of the Restructuring

Treatment of General Unsecured Claims

General Unsecured Creditors will receive the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount of each Allowed General Unsecured Claim of UPC Polska which is equal to the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount payable to the holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes).

Treatment of Telecom Junior Notes Claims

Holders of the Telecom Junior Notes shall receive no consideration in exchange for the Telecom Junior Notes, which shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

Treatment of Equity Interests

Holders of the UPC Polska Equity shall receive no consideration in exchange for such shares of UPC Polska Equity and such UPC Polska Equity shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

Advisors to the Company, UPC Telecom and the Participating Noteholders

In connection with the Restructuring, the Company has retained Baker & McKenzie as its counsel, FTI Consulting, Inc. (“FTI”) as its financial advisor and KPMG as its auditor. The UPC Entities have retained White & Case LLP as their counsel and JP Morgan and Credit Suisse First Boston as their financial advisors.  The Participating Noteholders retained Cahill Gordon & Reindel LLP as their counsel.  Cahill Gordon & Reindel LLP ceased representing the Participating Noteholders upon having been retained as counsel of the Creditors Committee as discussed in the section entitled”Chapter 11 Case and the Plan of Reorganization—Significant Events during the Chapter 11 Case—Appointment of Creditors Committee.” Pursuant to the terms of the Restructuring Agreement, the Company has agreed to pay the fees and expenses of the legal and financial advisors to the UPC Entities and the

Participating Noteholders in connection with the Restructuring.  The aggregate amount of compensation to be paid post-petition by the Company to the advisors to the Company, the UPC Entities and the Participating Noteholders under their respective engagement letters or expense reimbursement agreements, as the case may be, is expected to be in the range of $[            ].

Conditions to the Restructuring

In order for the Restructuring to be implemented, the Plan must be consummated and the Effective Date must occur.  For a more detailed description of the conditions precedent to confirmation and consummation of the Plan, see”Chapter 11 Case and the Plan of Reorganization—The Plan—Conditions Precedent to Confirmation” and”Chapter 11 Case and Plan of Reorganization — the Plan —Conditions Precedent to Consummation” below.  The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable):

•                  the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order (as that term is defined in the Plan);

•                  all documents and agreements required to be executed or delivered under the Plan or the Restructuring Agreement on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

•                  the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

•                  the Amended and Restated Certificate of Incorporation of the Reorganized Debtor shall have been filed with the applicable authority of the jurisdiction of incorporation or organization in accordance with such jurisdiction’s applicable law;

•                  all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan shall have been obtained;

•                  no order of a court shall have been entered and shall remain in effect restraining the Company from consummating the Plan;

•                  the New UPC Polska Notes shall have been accepted for listing on The PORTAL Market; and

•                  the New UPC Polska Notes shall have obtained a rating by either Standard and Poor’s Ratings Group or Moody’s Investors Service, Inc.

Operations after the Restructuring

The Company expects that the Restructuring, if consummated reasonably promptly, will not adversely affect its operating subsidiaries and that after the Restructuring its operating subsidiaries will continue to operate their businesses in the same manner as they did prior to the Restructuring. The Company does not expect the Restructuring, if consummated reasonably promptly, to adversely affect the relationships of the Company’s operating subsidiaries with their suppliers, customers and employees. In addition, the Company expects that, except as otherwise discussed in this Disclosure Statement, the assets and liabilities of its operating subsidiaries will not be adversely affected by the Restructuring.

CHAPTER 11 CASE AND THE PLAN OF REORGANIZATION

Brief Explanation of Chapter 11 Reorganization

Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code.  Under Chapter 11, a debtor is authorized to reorganize its business.  In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of holders of claims and equity interests of equal rank with respect to the distribution of a debtor’s assets.  The formulation, confirmation by a bankruptcy court and consummation of a plan of reorganization is the principal objective of a Chapter 11 case.  In general, a Chapter 11 plan of reorganization

(i)                                    divides claims and equity interests into separate classes,

(ii)                                 specifies the property that each class is to receive under the plan, and

(iii)                              contains other provisions necessary or desirable for the reorganization of the debtor.

In general, there are two forms of treatment that may be provided to a holder of a claim or equity interest under a Chapter 11 plan of reorganization—”unimpaired” treatment and”impaired” treatment. Unimpaired treatment means that the legal, equitable and contractual rights of a holder of a claim or equity interest are unchanged under the plan. Impaired treatment means that the legal, equitable or contractual rights of a holder of a claim or equity interest are somehow changed under the plan, including situations where a holder of a claim or equity interest does not receive or retain any property under a plan.  Among other things, a plan of reorganization must be accepted by votes of at least one class of claims that is impaired without considering the votes of”insiders” within the meaning of the Bankruptcy Code.

Determination to File Chapter 11 Case

The Company is a Delaware corporation which was established in May 1997.  From August 1999 until the fourth fiscal quarter of 2002, the Company was wholly owned by UPC.  In the fourth fiscal quarter of 2002, UPC transferred all issued shares of Company common stock to UPC Telecom, which is a wholly-owned subsidiary of UPC.  UPC also assigned to UPC Telecom all of the UPC Polska Notes then owned by UPC, and all rights and obligations arising from loan agreements between the Company and UPC.  As of the date of this Disclosure Statement, the Company’s direct subsidiaries include:

•                  Poland Communications, LLC (“PC LLC”),

•                  Wizja TV B.V. (previously Sereke Holding B.V.) (“Wizja TV B.V.”),

•                  Atomic TV Sp. z o.o. (previously Ground Zero Media Sp. z o.o.) (“Atomic TV”),

•                  At Media Sp. z o.o. (“At Media”), and

•                  @Entertainment Programming, LLC (“@EP LLC”).

A full listing of all of the Company’s direct and indirect subsidiaries can be found in the section entitled”The Company—Business.”

As with many other cable operators, the Company and the UPC Polska Group have incurred significant operating losses and negative operating cash flows. As a result, the Company spent part of the first two quarters of 2003 negotiating a capital restructuring with the Participating Noteholders and with the UPC Entities.  These discussions were in regard to exchanging the UPC Polska Notes, the UPC Telecom Notes and the Belmarken Notes for new shares of the Reorganized Debtor, new notes and cash, as applicable. These negotiations culminated in the execution of the Restructuring Agreement, which contemplated the commencement of this Chapter 11 proceeding in order to effectuate the Restructuring.

Commencement of the Chapter 11 Case

On the Petition Date, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court, thereby commencing the Chapter 11 Case.  Simultaneously therewith, the Company filed several motions, including those described below, seeking authorization to continue to conduct its business in the ordinary course as well as to undertake certain activities which require approval of the Bankruptcy Court.  One day after the Petition Date, the Company filed the”Chapter 11 Plan of Reorganization Jointly Proposed by UPC Polska Inc. and UPC Polska Finance, Inc.”  Shortly thereafter, the Company filed this Disclosure Statement with the Bankruptcy Court. Since the Petition Date, the Company has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code and subject to the supervision of the Bankruptcy Court.

An immediate effect of the filing of the bankruptcy petition was the imposition of the automatic stay under the Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all (i) collection efforts by holders of claims, (ii) enforcement of liens and (iii) litigation against the Company.  This injunction remains in effect, unless modified or lifted by the Bankruptcy Code or order of the Bankruptcy Court, until consummation of a plan of reorganization.

Significant Events during the Chapter 11 Case

First Day Motions

As mentioned above, on the Petition Date, the Company filed numerous so-called”first day motions,” along with corresponding affidavits and proposed orders, to the Bankruptcy Court.  These motions included, among others:  (i) a motion seeking authorization for the Company to continue to use its pre-petition bank accounts, business forms and investment practices, (ii) a motion for an extension of the period within which the Company is required to file its  bankruptcy schedules and statement of financial affairs, (iii) a motion to establish procedures for the interim compensation and reimbursement of expenses for professionals retained in the Chapter 11 Case, (iv) a motion seeking to establish a deadline for the filing of claims against the Company; (v) a motion authorizing a specified arbitration proceeding to proceed to judgment and granting related stay relief; (vi) a motion for an extension of the period within which the Company may file notices of removal of civil actions to the Bankruptcy Court; and (vii) a motion seeking to schedule a hearing to approve this Disclosure Statement.

All of the”first day motions” filed by the Company were granted by the Bankruptcy Court on July 8, 2003 either in whole or on an interim basis, with the exception of the motion to establish interim compensation procedures for professionals, which the Bankruptcy Court ordered noticed and set for hearing and the motion to maintain pre-petition bank accounts in Europe which was informally objected to by the U.S. Trustee.  The Company and the U.S. Trustee subsequently resolved the issues relating to bank accounts, and an agreement was reached whereby the Company transferred all but $500,000 of its funds to a U.S. Trustee approved bank in the Southern District of New York.

Retention of Professionals

On the Petition Date, the Company also requested that the Bankruptcy Court approve the retention of, among others, the following professionals:

•                                         Baker & McKenzie, as general counsel for the Company;

•                                         FTI Consulting, Inc., as financial advisor for the Company;

•                                         Bankruptcy Services LLC, as claims and solicitation agent; and

•                                         Certain professionals utilized by the Company in the ordinary course of business including KPMG.

On July 8, 2003, the Bankruptcy Court entered orders authorizing the foregoing retentions on an interim basis, pending notice and a hearing on the retention of such professionals on a final basis (if any objections to such

retentions were filed on or before 4:00 p.m. (New York City Time) on July 23, 2003).   No objections were filed and the orders authorizing such retentions have become final.

Copies of these documents and any other pleadings filed by the Company and other parties in the Chapter 11 Case on or after the Petition Date may be obtained either (a) over the internet at the Bankruptcy Court’s website at http://www.nysb.uscourts.gov (registration and a password are required) or (b) for review at the office of the Clerk of the Bankruptcy Court, One Bowling Green, New York, New York 10004.

Appointment of Creditors Committee

On July 15, 2003, the United States Trustee appointed an official committee of unsecured creditors (the”Creditors Committee”) in the Chapter 11 Case.  The seven members of the Creditors Committee are: Deutsche Bank Trust Company Americas, in its capacity as Indenture Trustee; Deutsche Bank, in its capacity as a holder of UPC Polska Notes; GoldenTree Asset Management LLC; Strong High Yield Bond Fund; Morgan Stanley Investment Management; SISU; and HBO Communications (UK) Ltd. On July 23, 2003, the Creditors Committee filed an application with the Bankruptcy Court for an order authorizing the employment of Cahill Gordon & Reindel LLP as counsel to the Creditors Committee.  [On [           ], 2003, the Creditors Committee also filed an application with the Bankruptcy Court for an order authorizing the employment of                  as financial advisor to the Creditors Committee.]

Rule 2004 Motion by SISU

On July 9, 2003, SISU filed a motion for relief pursuant to Bankrupty Rule 2004 (“2004 Motion”) requiring the Company, among others, to produce documents and submit to depositions.  SISU’s 2004 Motion raised issues relating to SISU’s proposed recharacterization and proposed equitable subordination of the indebtedness owed by the Company to UPC Telecom, which issues the Company disputes. On July 14, 2003, the Company filed an opposition to the 2004 Motion.  Following a contested hearing on July 23, 2003, the Bankruptcy Court denied SISU’s request.

The Plan

The following is a summary of the material provisions of the Plan and is qualified in its entirety by reference to the Plan itself.  A copy of the Plan is attached to this Disclosure Statement as Annex A and is incorporated herein by reference.  Holders of Claims and Equity Interests should carefully read the Plan in its entirety for a full understanding of its terms.

Classification of Claims and Equity Interests Under the Plan

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against and equity interests in a debtor.  Under Section 1122 of the Bankruptcy Code, a plan must classify each right to payment against the debtor and each right to an equitable remedy for breach of performance which gives rise to a right to payment, as well as any interest in the debtor represented by an equity security, into a category or class that contains substantially similar claims or equity interests.  The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or equity interest of a particular class, unless the holder of a particular claim or equity interest agrees to a less favorable treatment of its claim or equity interest.

The Plan divides holders of known Claims against, and known Equity Interests in, the Company into Classes and sets forth the treatment offered each Class.  See”Chapter 11 Case and the Plan of Reorganization — the Plan — Summary of Distributions Under the Plan” below.  The Company believes it has classified all Claims and Equity Interests in compliance with the provisions of Section 1122, but it is possible that a holder of a Claim or Equity Interest may challenge the classification of Claims and Equity Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed.  In such event, it is the Company’s intention, to the extent permitted by the Bankruptcy Code and the provisions of the Plan, to make modifications to the classification scheme set forth in the Plan as required by the Bankruptcy Court for confirmation.

Except as otherwise provided in the Plan, a Claim and Equity Interest will be deemed classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  Further, a Claim or Equity Interest will not be classified in any Class for distribution purposes until such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest and then only to the extent that such Allowed Claim or Allowed Equity Interest has not been paid, released or otherwise satisfied prior to the Effective Date.

Except to the extent that a modification of classification adversely affects the treatment of a holder of a Claim and requires resolicitation, acceptance of the Plan by any holder of a Claim pursuant to this solicitation will be deemed to be a consent to the Plan’s treatment of such holder of a Claim regardless of the Class as to which such holder of a Claim is ultimately deemed to be a member.

The Plan categorizes the Claims against, and Equity Interests in, the Company into seven Classes, as follows:

Class 1	—	Priority Claims
Class 2	—	Critical Creditor Claims
Class 3	—	UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)
Class 4	—	Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims
Class 5	—	General Unsecured Claims
Class 6	—	Telecom Junior Note Claims
Class 7	—	UPC Polska Equity Interests

However, pursuant to the Plan, any Class that does not contain, as of the date of the commencement of the Confirmation Hearing, any Allowed Claims or Allowed Equity Interests or any Claims or Equity Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018 shall be deemed to have been deleted from the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether it has accepted or rejected the Plan under Section 1129(a)(8) of the Bankruptcy Code.

In accordance with the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified into Classes.

Summary of Distributions Under the Plan

Only Claims

(i)                                    as to which the Company’s liability and the amount thereof are agreed to by the Company and the holder of such Claim (but only to the extent so agreed),

(ii)                                 as to which the Company’s liability and the amount thereof are determined by Final Order of a court of competent jurisdiction,

(iii)                              which have been expressly allowed in a liquidated amount under the provisions of the Plan (but only to the extent so allowed),

(iv)                             which is a Professional Claim for which a fee award amount has been approved by Final Order of the Bankruptcy Court,

(v)                                which is set forth in the Company’s schedules as liquidated in amount and not disputed or contingent, or

(vi)                             proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order,

(“Allowed Claims”) are entitled to receive distributions under the Plan.

If the Plan is confirmed by the Bankruptcy Court, each holder of an Allowed Claim or an Allowed Equity Interest in a particular Class will receive the same treatment as the other holders of Allowed Claims or Allowed Equity Interests in such Class, whether or not such holder voted to accept the Plan.  Such treatment will be in full satisfaction, settlement, release, extinguishment and discharge of such holder’s respective Claim or Equity Interest, except as otherwise provided in the Plan or the order confirming the Plan.  Upon confirmation of the Plan, Claims and Equity Interests will be modified as, and to the extent, set forth in the Plan.  Upon confirmation, the Plan will be binding on all holders of the Company’s Claims and Equity Interests regardless of whether such holders voted to accept the Plan.

The following describes the Plan’s classification of Claims against and Equity Interests in the Company, and the treatment that holders of Allowed Claims and Allowed Equity Interests will receive under the Plan, unless they agree to accept less favorable treatment by settlement or otherwise.

The following summary of the proposed distributions under the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the Plan.

Administrative Claims

Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case under Sections 503, 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code.  Administrative Claims include, without limitation, (i) any actual and necessary post-petition cost or expense of preserving the Estate or operating the businesses of the Company, (ii) any payment to be made under the Plan to cure a default on an assumed executory contract or unexpired lease, (iii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Company in the ordinary course of its businesses, (iv) compensation or reimbursement of expenses of Professionals to the extent Allowed by the Bankruptcy Court under Sections 327, 328, 330, 331, 503, or 1103 of the Bankruptcy Code, (v) any claim of a governmental unit against the Company either for taxes or for related interest or penalties for any period of time that falls within any period from and including the Petition Date through and including the Effective Date, (vi) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code; and (vii) any fees or charges assessed against the Estate under Section 1930 of title 28 of the United States Code.  In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims are not classified and are excluded from the Classes designated in the Plan.  The Indenture Trustee’s reasonable fees and expenses incurred in connection with the Chapter 11 Case through the Effective Date (which includes the fees and expenses of any professionals retained by the Indenture Trustee), shall be paid (unless otherwise ordered by the Bankruptcy Court), without application by or on behalf of the Indenture Trustee or any professionals retained by the Indenture Trustee to the Bankruptcy Court and without notice and a hearing by the Reorganized Debtor as an Allowed Administrative Claim under the Plan.

Unless otherwise provided for in the Plan, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) the amount of such unpaid Allowed Claim in cash on or before the latest of (i) as soon as reasonably practicable on or after the Effective Date, (ii) 30 days after the date on which such Administrative Claim becomes Allowed, (iii) the date on which the Allowed Administrative Claim becomes due and payable or (iv) a date agreed to in writing by the Company or the Reorganized Debtor, as the case may be, and the holder of such Administrative Claim; or (B) such other treatment on such other terms and conditions as may be agreed upon in writing by the holder of such Claim and the Company or the Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

Other than as provided in an order of the Bankruptcy Court, payments to professionals retained in the Chapter 11 Case by the Company or the Creditors Committee in the Chapter 11 Case for compensation and reimbursement of expenses, and all payments to reimburse expenses of members of the Creditors Committee, will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses, as such procedures may be modified by any order of the Bankruptcy Court.  Other than as provided in an order of the Bankruptcy Court, the Bankruptcy Court will review and determine all such requests for compensation and reimbursement of expenses.

Assuming that neither significant litigation nor objections are filed with respect to the Plan and assuming the Plan is timely confirmed, the Company estimates that unpaid Administrative Claims as of the Effective Date will be in the range of $[_____].

Priority Tax Claims

Certain Claims for unpaid taxes are entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code.  In accordance with Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not classified and are excluded from the Classes designated in the Plan.

Each holder of an Allowed Priority Tax Claim shall receive, at the option of the Company or the Reorganized Debtor, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

(A)   the amount of such unpaid Allowed Priority Tax Claim in cash, on or before the latest of (i) as soon as reasonably practicable after the Effective Date, (ii) 30 days after the date on which such Claim becomes Allowed, (iii) the date on which such Claim becomes due and payable or (iv) a date agreed to in writing by the Company or the Reorganized Debtor, as the case may be, and the holder of such Claim; or

(B) over a period not exceeding six years from the date on which the underlying tax was assessed, deferred cash payments in an aggregate amount equal to the amount of the Allowed Priority Tax Claim, plus simple interest from the Effective Date on the unpaid balance of the Allowed Priority Tax Claim at the federal judgment rate; or

(C)     as otherwise agreed upon in writing by the holder of such Claim and the Company or the Reorganized Debtor, as the case may be.

The Reorganized Debtor will make these payments in equal semi-annual installments. The first installment will be due on the latest of (i) 30 days after the Effective Date and (ii) 30 days after the date on which such Priority Tax Claim becomes Allowed.  Each installment will include simple interest from the Effective Date, in arrears, on the unpaid balance of the Allowed Priority Tax Claim at the federal judgment rate but will include no penalty of any kind.  The Reorganized Debtor will have the right to pay any unpaid balance on an Allowed Priority Tax Claim in full at any time on or after the Effective Date without premium or penalty of any kind.

Priority Claims—Class 1

Class 1 consists of all Priority Claims against the Company other than Priority Tax Claims.  Under the Plan, each holder of an Allowed Priority Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

(A) the amount of such unpaid Allowed Claim in cash, with simple interest, if any, on or before the latest of (i) as soon as reasonably practicable after the Effective Date, (ii) 30 days after the date on which such Claim becomes Allowed, (iii) the date on which such Claim becomes due and payable or (iv) a date agreed to in writing by the Company or the Reorganized Debtor, as the case may be, and the holder of such Claim; or

(B) such other treatment on such other terms and conditions as may be agreed upon in writing by the holder of such Claim and the Company or Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

Currently, the Company believes that there are Classified Priority Claims in the approximate amount of $[           ].

Class 1 is Unimpaired and the holders of Priority Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

Critical Creditor Claims—Class 2

Class 2 consists of all Allowed Claims of Critical Creditors against the Company.  Under the Plan, each holder of an Allowed Critical Creditor Claim shall receive in full satisfaction, settlement, release, extinguishment and discharge of such Claim:

(A) payment in full in cash with interest, if any, on the later of (i) the Effective Date and (ii) the date such Claim becomes Allowed;

(B) treatment such that such Claim is Reinstated; or

(C) such other treatment on such other terms and conditions as may be agreed upon in writing by the holder of such Claim and the Company or the Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.

Currently, the Company believes that there are Critical Creditor Claims in the approximate amount of $[         ].

Class 2 is Unimpaired and the holders of Critical Creditor Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

UPC Polska Note Claims (other than Telecom Owned UPC Polska Note Claims)—Class 3

Class 3 consists of the Allowed Claims of the holder(s) of the UPC Polska Notes (other than Telecom Owned UPC Polska Note Claims).  Under the Plan, each holder of an Allowed UPC Polska Note Claim other than UPC Telecom (“Third Party Holders”) shall receive, in consideration for the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) on or as soon as practicable after the Effective Date ratably on account of its Claim (i) the Cash Consideration and (ii) New UPC Polska Notes in an aggregate amount of $60,000,000 of the Reorganized Debtor and Polska Finance, as co-issuers of the New UPC Polska Notes (together with the Cash Consideration, the”Third Party Noteholder Consideration”); provided, however, in the event that, on or prior to the Effective Date, UPC or any of its direct or indirect Affiliates purchases, redeems or otherwise acquires for value any UPC Polska Notes for a consideration that is different than the Third Party Noteholder Consideration, then each of the Third Party Holders shall have the right to elect to receive such alternate consideration in respect of their UPC Polska Notes upon consummation of the Restructuring, on the same terms and conditions as those pursuant to which such other UPC Polska Notes were purchased, redeemed or otherwise acquired for value, in lieu of receiving the Third Party Noteholder Consideration for their UPC Polska Notes.  The Debtor shall promptly notify each Third Party Holder of each such purchase including the amount(s) and type(s) of consideration paid in connection therewith.

The Allowed Claims of the holders of the UPC Polska Notes (other than Telecom Owned UPC Polska Note Claims) shall be deemed Allowed in the aggregate amount of $412.3 million and shall not be subject to defense, setoff or counterclaim.

Class 3 is Impaired, and the holders of the UPC Polska Notes (other than Telecom Owned UPC Polska Notes) are entitled to vote to accept or reject the Plan.

Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims—Class 4

Class 4 consists of the Telecom Owned UPC Polska Note Claims, the Belmarken Note Claims, the Telecom Pari Passu Note Claims and the Affiliate Indebtedness Claims.

Under the Plan, on or as soon as practicable after the Effective Date, each holder of an Allowed Class 4 Claim shall receive ratably in consideration for its Claim (i) the Other Cash Consideration and (ii) 100% of the New UPC Polska Stock.

Class 4 is Impaired and each holder of an Allowed Class 4 Claim is entitled to vote to accept or reject the Plan.

General Unsecured Claims—Class 5

Class 5 consists of all pre-petition Allowed Claims against the Company, other than Administrative Claims, Priority Tax Claims, Priority Claims, UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims, Affiliate Indebtedness Claims, Telecom Junior Note Claims and Critical Creditor Claims, including, without limitation, any claims of the holder of the RCI Note, as defined herein.

Under the Plan, on or as soon as practicable after the Effective Date, each holder of an Allowed Class 5 Claim shall receive in consideration for its Claim the amount of cash and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount of each Allowed General Unsecured Claim of the Company which is equal to the amount of Cash Consideration and New UPC Polska Notes issued under the New Indenture per $1,000 of claim amount payable to the holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes).

Class 5 is Impaired and the holders of the General Unsecured Claims are entitled to vote to accept or reject the Plan.

Telecom Junior Note Claims—Class 6

Class 6 consists of all Telecom Junior Note Claims. Under the Plan, holders of the Telecom Junior Note Claims shall not be entitled to, and shall not, receive or retain any property under the Plan on account of such Claims, and, such Telecom Junior Notes shall be cancelled on the Effective Date and will be of no further force or effect.

Class 6 is Impaired, and the holders of Telecom Junior Note Claims are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

Equity Interests—Class 7

Class 7 consists of all Equity Interests in UPC Polska. Under the Plan, holders of Equity Interests shall not be entitled to, and shall not, receive or retain any property under the Plan on account of such Equity Interests, and such Equity Interests shall be cancelled on the Effective Date and will be of no further force or effect.

Class 7 is Impaired, and the holders of Equity Interests are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

Means for Implementation of the Plan

Continued Corporate Existence

The Company shall, as the Reorganized Debtor, continue to exist after the Effective Date in accordance with applicable law of the jurisdiction in which it is organized, under its organizational documents in effect before the Effective Date, except as such documents are amended in connection with the Plan.

Cancellation of Claims and Equity Interests

As of consummation of the Plan, all Claims against, and Equity Interests in, the Company shall be cancelled and all agreements, notes, instruments, depositary shares, depositary receipts, indentures, certificates, guarantees and any other documents evidencing or relating to such Claims and Equity Interests shall be cancelled and deemed terminated, as permitted by Section 1123(a)(5)(F) of the Bankruptcy Code, and the holders thereof shall have no rights and such notes, instruments, depositary shares, depositary receipts, indentures, certificates, guarantees and other documents shall evidence no rights, except the right to receive the Distributions, if any, to be made to holders of such Claims under the Plan.

Cancellation of Indentures

Subject to Section IV.D.2 of the Plan, the rights and obligations of UPC Polska and any affiliate, if any, under the Indentures shall be deemed cancelled on the Effective Date. The Indenture Trustee will serve as the Third Party Disbursing Agent in connection with distributions in respect of UPC Polska Note Claims (other than Telecom Owned UPC Polska Note Claims), in accordance with the Plan.

Without limiting the generality of the foregoing, in accordance with the cancellation of the Indentures on the Effective Date as specified above, on the Effective Date, any and all rights of or conferred upon holders of or with respect to the UPC Polska Notes and the Company (whether such indebtedness is on account of principal, pre-petition or post-petition interest, fees, charges or otherwise), as defined in the Indentures, including any rights of subordination, priority, seniority or otherwise under the Indentures, including with respect to the property to be distributed to Persons holding UPC Polska Note Claims under the Plan, shall be similarly nullified and extinguished.  The preceding sentence applies, without limitation, to all Persons holding Allowed Claims under the Plan, including the Third Party Holders.

Notwithstanding the cancellation of the Indentures, the right of the Indenture Trustee to assert a lien against distributions to holders of the UPC Polska Notes shall survive cancellation of the Indentures, subject to the allowed fees and expenses of the Indenture Trustee.

Cancellation of the Indentures pursuant to the Plan shall not affect the rights of the Third Party Holders to receive distributions of Third Party Noteholder Consideration in accordance with the Plan.

Amendment of Organizational Documents

A substantially final form of the Amended and Restated Certificate of Incorporation of the Reorganized Debtor is attached as Exhibit D to the Plan and includes such provisions as are necessary to satisfy the provisions of the Plan and the Bankruptcy Code.

Similarly, the Certificate of Incorporation of Polska Finance has been filed with the Delaware Secretary of State and includes such provisions as are necessary to satisfy the provisions of the Plan and the Bankruptcy Code.

Corporate Action

On the Effective Date, the Reorganized Debtor shall execute and deliver, and is authorized, without any further corporate action, to execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) contemplated by the Plan or the exhibits thereto and to take such other action as is necessary or appropriate to effectuate the transactions provided for in the Plan.

Operations Between the Confirmation Date and the Effective Date

The Company shall continue to operate as debtor in possession, subject to the supervision of the Bankruptcy Court, during the period from the Confirmation Date through and until the Effective Date.

Revesting of Assets

Except as otherwise provided in the Plan or in any agreements contemplated under the Plan, on the Effective Date all property of the Estate shall vest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, and Equity Interests with all such Claims, liens, encumbrances and Equity Interests being extinguished except as otherwise provided in the Plan.  From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise Claims or Equity Interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

Approval of Agreements and Compromises

Confirmation shall constitute approval of all other agreements, transactions and compromises contemplated by the Plan and the Confirmation Order shall so provide.

Rights of Action

Except as otherwise provided in the Plan, all Causes of Action shall automatically be retained and preserved and will revest in the Reorganized Debtor or its successors or assigns. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtor (as a representative of the Estate) or its successors or assigns shall retain and have the exclusive right to enforce and prosecute such Causes of Action against any Person, that arose before the Effective Date, other than those expressly released or compromised as part of or pursuant to the Plan.

Operation and Management of the Reorganized Debtor

Post-Effective Date Operation of Business

From and after the Effective Date, the Reorganized Debtor will continue to exist and engage in business, in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its organizational documents as amended pursuant to the Plan.

Post-Effective Date Directors and Officers of the Company

As of the Effective Date, UPC Polska’s then-current Board will remain in place.  The List of Maintained Board Members, including their respective background and qualifications, is attached as Exhibit [C] to the Plan.

The membership of the Board shall be subject to an election at the annual meeting of the Reorganized Debtor in the year 200 [  ].

Provisions Governing Distributions Under the Plan

General

The Company, through the Disbursing Agent, shall make all Distributions required by the Plan.  Furthermore, the Company and the Disbursing Agent are authorized to make distributions required in connection with consummation of the Restructuring.  Distributions may be made from time to time in the reasonable discretion of the Disbursing Agent.  Notwithstanding any other provision in the Plan, no Distributions shall be made to a holder of a Claim unless and until such Claim is an Allowed Claim.

Delivery of Distributions

Subject to U.S. Bankruptcy Rule 9010, Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the address set forth on the respective proofs of Claim filed by such holders of Allowed Claims; (b) at the address set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; (c) at the address reflected in the Schedules if no proof of Claim is filed and the Disbursing Agent has not received a written notice of a change of address; and (d) with respect to holders of UPC Polska Note Claims at the last known address of record holders of such UPC Polska Note Claims as of the Distribution Notification Date, as determined by the Indenture Trustee.  If any holder’s Distribution is returned as undeliverable, no further Distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder’s then current address.  All Distributions pursuant to the Plan shall be at the Reorganized Debtor’s expense.

Disbursing Agent

The Reorganized Debtor or any entity or entities employed by the Reorganized Debtor in its sole discretion to act as Disbursing Agent (“Third Party Disbursing Agent”) shall act as Disbursing Agent under the Plan and, unless otherwise specified, shall make all distributions required under the Plan. The Indenture Trustee will serve as the Third Party Disbursing Agent in connection with distributions in respect of UPC Polska Note Claims (other than Telecom Owned UPC Polska Note Claims), in accordance with the Plan.

The Disbursing Agent (including the Indenture Trustee when it is authorized to act as Third Party Disbursing Agent) may employ or contract with other entities to assist in or perform the distribution of property under the Plan. Unless otherwise determined by the Reorganized Debtor in its sole discretion, the Disbursing Agent shall serve without bond. The Third Party Disbursing Agent, if any, shall receive from the Reorganized Debtor, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services on terms agreed to by the Reorganized Debtor.

Distribution Notification Date

As of the close of business on the Distribution Notification Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of the Telecom Notes, the Belmarken Notes, the UPC Polska Notes and the Equity Interests will be closed and, for purposes of the Plan, there shall be no further changes in the record holders of the UPC Telecom Notes, the Belmarken Notes, the UPC Polska Notes or the Equity Interests.  The Disbursing Agent shall have no obligation to recognize the transfer of any Belmarken Notes, UPC Polska Notes, or UPC Telecom Notes occurring after the Distribution Notification Date, and will be entitled for all purposes to recognize and deal only with those holders of the UPC Telecom Notes, Belmarken Notes, or UPC Polska Notes as of the close of business on the Distribution Notification Date, as reflected on such ledgers, books, registers or records.

Disputed Distributions

If any dispute arises as to the identity of any holder of an Allowed Claim who is to receive a Distribution, the Disbursing Agent shall, in lieu of making such Distribution to such holder, delay such Distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

Distributions of Cash

Cash payments made pursuant to the Plan shall be in U.S. dollars on checks drawn on a domestic bank selected by the Reorganized Debtor or, at the option of the Reorganized Debtor, by wire transfer from a domestic bank; provided, however, that payments made to foreign creditors holding Allowed Claims may be paid, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

Unclaimed Distributions

Any holder of an Allowed Claim which does not assert a claim in writing for an undeliverable distribution held by the Disbursing Agent or the Third Party Disbursing Agent within one year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under the Plan, or from the Company, Polska Finance, the Reorganized Debtor, the Estate or their respective property. In such case, any property held for distribution on account of such Claims shall be retained by the Reorganized Debtor or returned to the Reorganized Debtor if in possession of the Third Party Disbursing Agent and shall be the property of the Reorganized Debtor, free from any restrictions thereon. Nothing contained in the Plan shall require the Company, the Reorganized Debtor, Polska Finance or the Disbursing Agent or the Third Party Disbursing Agent to attempt to locate any holder of an Allowed Claim.

Therefore, any holder of an Allowed Claim which does not assert a claim for an undeliverable distribution within one year after the Effective Date will have any claim for such undeliverable distribution discharged with respect thereto and forever will be barred from asserting any such Allowed Claim against the Company, the Estate, the Reorganized Debtor, Polska Finance or their respective property.

Compliance with Tax Requirements

The Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by governmental units, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements, if any.

Setoffs

Notwithstanding anything to the contrary contained in the Plan (except as provided in Sections VI.B and VI.C of the Plan), to the extent permitted under applicable law with respect to an Allowed Claim or Allowed Equity Interest, the Reorganized Debtor may, but shall not be required to, set off, recoup, assert counterclaims or withhold against any Allowed Claim or Allowed Equity Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Allowed Equity Interest of any nature that the Company, the Estate, or the Reorganized Debtor may have against the holder of such Allowed Claim or Allowed Equity Interest; provided, however, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against or Equity Interest in the Company or the Reorganized Debtor, nor any partial or full payment during the Chapter 11 Case or after the Effective Date in respect of any Allowed Claim or Allowed Equity Interest, shall constitute a waiver or release by the Company, the Estate or the Reorganized Debtor of any claim that they may possess against such holder.

Treatment of Executory Contracts and Unexpired Leases; Indemnification Obligations; Benefit Programs

General

On the Effective Date, all of the executory contracts and unexpired leases that exist between the Company and any Person which (a) have not expired or terminated pursuant to their own terms, (b) have not previously been assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date or (c) are not the subject of pending motions to assume,  assume and assign, or reject as of the Confirmation Date, will be (i) deemed assumed if listed on the Schedule of Assumed Contracts or (ii) deemed rejected if listed on the Schedule of Rejected Contracts; provided, however, that any executory contracts or unexpired leases which are omitted from both the Schedule of Assumed Contracts and the Schedule of Rejected Contracts are assumed as of the Effective Date, all in accordance with the provisions and requirements of Section 365 of the Bankruptcy Code; provided, however, that the Company shall have the right, at any time prior to the Confirmation Date, to amend the Schedule of Assumed Contracts and the Schedule of Rejected Contracts upon notice to the counterparty to a contract or lease to delete any executory contract or unexpired lease listed therein or to add any executory contract or unexpired lease thereto.

The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code, effective as of the Effective Date, approving such assumptions and rejections, as applicable.  Each contract and lease assumed or rejected, as the case may be, pursuant to Section III.F. of the Plan shall be assumed or rejected, as the case may be, only to the extent that any such contract or lease constitutes an executory contract or unexpired lease.  Assumption or rejection, as the case may be, of a contract or lease pursuant to Section III.F. of the Plan shall not constitute an admission by the Company or the Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that the Company or the Reorganized Debtor has any liability thereunder. All executory contracts and unexpired leases that are assumed will be assumed under their present terms or upon such terms as are agreed to between the Company and the other party to the executory contract or unexpired lease.

Cure of Defaults for Assumed Contracts and Leases

Other than the General Services Agreement (the indebtedness under which is being satisfied under Class 4 treatment), the Company does not believe that it presently is in default under any of the executory contracts or unexpired leases set forth on the Schedule of Assumed Agreements. Accordingly, the Schedule of Assumed Agreements does not identify any amounts that the Reorganized Debtor believes sections 365(b)(1)(A) or (B) of the Bankruptcy Code require that the Reorganized Debtor pay in order to cure defaults under the executory contracts and unexpired leases to be assumed under the Plan. The Company will file an amended Schedule of Assumed Agreements not later than 21 days before the Confirmation Date, setting forth any cure amounts under the executory contracts and unexpired leases to be assumed under Section III.F.1.a of the Plan. The Plan reserves the right of the Company to further amend the Schedule of Assumed Agreements, including to modify the cure amounts.

As required by Bankruptcy Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed under the Plan will be satisfied in one of the following two ways: (a) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the default amount, as set forth on the Schedule of Assumed Agreements, in cash as soon as reasonably practicable on or after the Effective Date; or (b) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtor and the non-debtor party to an executory contract or unexpired lease that will be assumed.

If, however, a dispute arises regarding: (a) the amount of any proposed cure payments; (b) whether the Company has provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed; or (c) any other matter pertaining to a proposed assumption, the proposed cure payments will be made (i) on the later of 30 days after entry of a Final Order resolving the dispute and approving the assumption or sixty (60) days after the Effective Date or (ii) as otherwise agreed between the parties to such executory contract or unexpired lease.

Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments

Any Person who is a party to an executory contract or unexpired lease that will be assumed under the Plan and who either contends that the proposed cure payment specified on the Schedule of Assumed Agreements is incorrect or otherwise objects to the contemplated assumption must file with the Court and serve upon the Company and its counsel a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be filed and served by the later of: (a) 21 days before the Confirmation Hearing Date; or (b) five days after the Company files and serves the Schedule of Assumed Agreements or any amendments to the Schedule of Assumed Agreements (only with respect to an executory contract or unexpired lease affected by such an amendment). Any Person who fails to timely file and serve such a statement and declaration will be deemed to waive any and all objections to both the proposed assumption and the proposed cure amount.  To the extent that any objections to the assumption of a contract or lease are timely filed and served and such objections are not resolved between the Debtor and the objecting party, the Bankruptcy Court shall resolve such disputes at a hearing to be held on a date to be determined. To the extent the dispute only relates to the proposed cure amount, the resolution of such dispute shall not affect the Debtor’s assumption of the contracts or leases that are the subject of such a dispute, but rather shall affect only the”cure” amount the Debtor must pay in order to assume such contract or lease.  Notwithstanding the foregoing, if the Debtor in its discretion determines that the amount asserted to be the necessary”cure” amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtor may elect to (i) reject the contract or lease pursuant to Section III.F.2 of the Plan or (ii) request an expedited hearing on the resolution of the”cure” dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section III.F.2 of the Plan pending the outcome of such dispute.

Claims for Rejection Damages

Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be filed with the Court and served upon the Reorganized Debtor and the Reorganized Debtor’s counsel within 30 days after the earlier of the mailing of notice of confirmation or the service of other notice that the executory contract or unexpired lease has been rejected. Any such damage Claims that are not timely filed and served will be forever barred and unenforceable against the Estate, the Reorganized Debtor and their respective property, and Persons holding these Claims will be barred from receiving any distributions under the Plan on account of their Rejection Damage Claims or other Claims.

Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date

Except as expressly provided in the Plan or the Confirmation Order or any Final Order of the Bankruptcy Court, all contracts, leases and other agreements that the Company enters into after the Petition Date which agreements have not been terminated in accordance with their terms or been otherwise terminated on or before the Confirmation Date will remain in full force and effect after the Confirmation Date and the Effective Date.

Indemnification Obligations

To the extent not inconsistent with the Plan, on the Effective Date, the Reorganized Debtor will be deemed to assume all indemnification obligations under applicable certificates of incorporation, bylaws, written agreements, and statutes with respect to all present and future actions, suits, and proceedings against the Company’s directors and officers based upon any act or omission related to service with, for, or on behalf of the Company whether that act or omission occurred before or after the Petition Date or while the Chapter 11 Case was pending before the Bankruptcy Court. These obligations will not be discharged or impaired by the Plan’s confirmation or consummation, and they will survive confirmation unaffected by the contemplated reorganization except to the extent any such obligation has been released, discharged or modified pursuant to the Plan.

Benefit Programs

Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect the payment of any”retiree benefits” (as such term is defined in Section 1114(a) of the Bankruptcy Code) to the extent required by Section 1129(a)(13) of the Bankruptcy Code.

Resolution of Disputed Claims

Objections to and Resolution of Claims, Administrative Claims and Equity Interests

Unless otherwise ordered by the Bankruptcy Court, the Company or the Reorganized Debtor shall file all objections to Claims (including Administrative Claims) that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the Bankruptcy Code) or Equity Interests and serve such objections upon the holder as to which the objection is made as soon as is practicable, but, with respect to Claims (other than Administrative Claims) and Equity Interests, in no event later than the date that is the later of (i) six (6) months  after the Effective Date or (ii) six (6) months after the date on which the proof of Claim or Equity Interest has been filed, or, in either case, such later date as may be approved by the Bankruptcy Court upon request made before or after expiration of such applicable objection period.  All objections shall be litigated to Final Order; provided, however, that commencing on the Effective Date the Reorganized Debtor shall have the authority to compromise, settle or otherwise resolve any objections without any requirement of approval by the Bankruptcy Court.

Estimation of Claims

The Company or the Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether or not the Company or the Reorganized Debtor has previously objected to such Claim or the Bankruptcy Court has previously ruled on any such objection.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court; provided, however, that commencing on the Effective Date the Reorganized Debtor may compromise, settle or resolve any such Claims without further approval of the Bankruptcy Court.

Distributions Withheld for Disputed Unsecured Claims

Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until some portion thereof has become an Allowed Claim.

On each applicable Distribution Date, the Disbursing Agent shall reserve for the benefit of holders of Disputed Claims (the”Reserve”) the distributions to which the holders of Disputed Claims as of such Distribution Date would be entitled under the Plan if such Disputed Claims were Allowed Claims in the amounts of their Disputed Claims, as if the holders thereof had received such distributions on the Initial Distribution Date.  Such amounts shall be determined by reference to the aggregate Face Amount of all Disputed Claims as of such date.  The Disbursing Agent shall maintain a register of all Disputed Claims, the amounts upon which to base reserves for such Disputed Claims and, where the property to be reserved is New UPC Polska Stock and/or New UPC Polska Notes, the number of shares of New UPC Polska Stock and/or the amount of cash and/or the number of New UPC Polska Notes to which the holders of the Disputed Claims would be entitled if such Disputed Claims were Allowed Claims.

The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive Distributions previously reserved on account of such Claim in the Reserve as soon as reasonably practicable following the allowance of any such Claim. Notwithstanding the preceding sentence, none of the Company, the Reorganized Debtor, Polska Finance, and the Disbursing Agent will be required to make a Distribution to any holder of a Disputed Claim upon resolution of such holder’s Disputed Claim until the aggregate Distribution to be made is equal to or greater than $250,000 or $250,000 in principal amount of New UPC Polska Notes, as applicable.  However, if the aggregate Distribution that would be required to be made to the holders of all remaining Disputed Claims if all of those remaining Disputed Claims were to become Allowed Claims, as the case may be, could not exceed either $250,000 or $250,000 in principal amount of New UPC Polska Notes, the Company, the Reorganized Debtor, Polska Finance, or the Disbursing Agent will make such Distributions to the holders of Disputed Claims as soon as reasonably practicable after each Disputed Claim is Allowed.  Such Distributions shall be made in accordance with the Plan based upon the Distributions that would have been made to such holder under the Plan if the Disputed Claim had been an Allowed Claim, on or prior to the Effective Date.

Upon any Disputed Claim becoming a Disallowed Claim, in whole or in part, the Property, if any, reserved for the payment of or distribution on the Disallowed portion of such Disputed Claim (i) if in the form of cash, shall revest in the Reorganized Debtor and no longer be subject to distribution to Creditors or (ii) if in the form of New UPC Polska Stock or New UPC Polska Notes, shall be cancelled.

Conditions Precedent to Confirmation.

Confirmation is subject to the following condition precedent:

a.                                       The Confirmation Order shall be in form and substance reasonably acceptable to the Company, the UPC Entities and the Majority-in-Interest of the Holders; provided that none of the UPC Entities or the Majority-in-Interest of the Holders may request that the Confirmation Order contain a provision that is inconsistent with any of the provisions of the Restructuring Agreement.

Conditions Precedent to Consummation.

The Plan shall be consummated and the Effective Date shall occur if and only if the following conditions shall have occurred or shall have been duly waived (if waivable) pursuant to Section IV.V. of the Plan:

a.                                       the Confirmation Order shall not have been vacated, reversed, stayed, modified, amended, enjoined or restrained by order of a court of competent jurisdiction and shall have become a Final Order;

b.                                      all documents and agreements required to be executed or delivered under the Plan or the Restructuring Agreement on or prior to the Effective Date shall have been executed and delivered by the parties thereto;

c.                                       the Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) authorizing and directing the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, indentures and other agreements or documents created, amended, supplemented, modified or adopted in connection with the Plan;

d.                                      the Amended and Restated Certificate of Incorporation of the Reorganized Debtor shall have been filed with the applicable authority of the jurisdiction of incorporation or organization in accordance with such jurisdiction’s applicable law;

e.                                       all authorizations, consents and regulatory approvals required, if any, in order to consummate the Plan shall have been obtained;

f.                                         no order of a court shall have been entered and shall remain in effect restraining the Debtor from consummating the Plan;

g.                                      the New UPC Polska Notes shall have been accepted for listing on The PORTAL Market; and

h.                                      the New UPC Polska Notes shall have obtained a rating by either Standard and Poor’s Ratings Group or Moody’s Investors Service, Inc.

Waiver of Conditions to Consummation

The requirement that the conditions to the occurrence of the Effective Date, as specified in Section IV.U of the Plan, be satisfied may be waived in whole or in part, and the time within which any such conditions must be satisfied may be extended, by the written consent of UPC Polska and the UPC Entities and, to the extent required by the Restructuring Agreement, the written consent of the Majority-in-Interest of the Holders. To be effective, such written waiver or extension must be filed with the Court.  The failure to satisfy or waive any of such conditions may be asserted by the Company regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by the Company. The failure of the Company to exercise any of the foregoing rights shall not be deemed a waiver of such rights or any other rights and each such right shall be deemed ongoing and assertable at any time.

Legal Effect of Confirmation of the Plan

Discharge

The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Company, the Reorganized Debtor, the Estate, or any of their property. Except as otherwise provided in the Plan or the Confirmation Order: (a) on the Effective Date, the Company, the Reorganized Debtor, the Estate, and their property shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Equity Interests, including, but not limited to, demands, liabilities, Claims, and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, regardless of whether or not (i) a proof of Claim or proof of Equity Interest based on such debt or Equity Interest is filed or deemed filed, (ii) a Claim or Equity Interest based on such debt or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Equity Interest based on such debt or Equity Interest has or has not accepted the Plan; and (b) all Persons shall be precluded from asserting against the Company, the Reorganized Debtor, the Estate, and their property any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Company and termination of all Equity Interests, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Company obtained at any time to the extent that it relates to a discharged or terminated Claim or Equity Interest.

Injunction

Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold, or may hold a debt, Claim, or Equity Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Equity Interest: (a) commencing or continuing in any manner any action or other proceeding against the Company, the Reorganized Debtor, the Estate, or their property; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Company, the Reorganized Debtor, the Estate, or their property; (c) creating, perfecting, or enforcing any lien or encumbrance against the Company, the Reorganized Debtor, the Estate, or their property; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Company, the Reorganized Debtor, the Estate, or their property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

Exculpation

None of the UPC Entities, New UPC, UPC, UPC Polska, Polska Finance, UGC, the Indenture Trustee, the members of the Creditors Committee for actions taken in their capacity as members of the Creditors Committee, any Participating Noteholder, any holder of UPC Polska Notes, Belmarken Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, or any of the foregoing’s respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, or any of their respective property, shall have or incur any liability to any holder of a Claim or an Equity Interest, or any other party in interest, or any of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for (i) their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of UPC Polska, the UPC Entities, or any Participating Noteholder, any liability for failure to comply with, or breach of such Person’s obligations under, the Plan or the Restructuring Agreement, and in all respects UPC Polska, the UPC Entities and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Restructuring Agreement.

Notwithstanding any other provision of the Plan, no holder of a claim or interest, no other party in interest, none of their respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit or proceeding against, the UPC Entities, Polska Finance, UPC Polska, UGC, New UPC, UPC, the Indenture Trustee, the members of the Creditors Committee for actions taken in their capacity as members of the Creditors Committee, each Participating Noteholder, each holder of UPC Polska Notes, Belmarken Notes, Affiliate Indebtedness, UPC Polska Equity, UPC Telecom Notes, or any of the foregoing’s respective officers, directors, Subsidiaries, Affiliates, members, managers, stockholders, partners, representatives, employees, attorneys, financial advisors, accountants and agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to or arising out of, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, or the property to be distributed under the Plan, except (i) for their gross negligence or willful misconduct, (ii) solely in the case of attorneys, to the extent that such exculpation would violate any applicable professional disciplinary rules, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct and (iii) solely in the case of the UPC Entities, UPC Polska, Polska Finance, or any Participating Noteholder, for failure to comply with, or breach of such Person’s obligations under, the Plan or the Restructuring Agreement, provided, however, that no

Participating Noteholder shall be liable to any person other than the UPC Entities, UPC Polska, and/or Polska Finance for any such failure or breach, and in all respects UPC Polska, the UPC Entities and the Participating Noteholders shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Restructuring Agreement.

Releases

Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, the UPC Entities, UPC Polska, Polska Finance, UPC, New UPC, UGC, the Indenture Trustee, the members of the Creditors Committee for actions taken in their capacity as members of the Creditors Committee, each Participating Noteholder, each holder of  UPC Polska Notes, UPC Telecom Notes, Belmarken Notes, UPC Polska Equity, Affiliate Indebtedness and each of the foregoing’s respective officers, directors, Affiliates, Subsidiaries, stockholders, partners, members, managers, representatives, employees, attorneys, financial advisors, accountants and agents, and any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities which UPC Polska or any holder of a Claim against, or Equity Interest in, UPC Polska or its bankruptcy estate may be entitled to assert, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place before the Confirmation Date and in any way relating to the UPC Entities, UPC, UGC, New UPC, Polska Finance, each Participating Noteholder, UPC Polska, the issuance, purchase or sale of the Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness, UPC Polska Equity, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person’s gross negligence or willful misconduct; provided further, that nothing herein shall release UPC Polska, Polska Finance, the UPC Entities or any Participating Noteholder from any claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings or liabilities based upon such Person’s failure to comply, in all respects, with, or breach of such Person’s obligations under, the Plan or the Restructuring Agreement.  Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, all holders of Belmarken Notes, UPC Polska Notes, UPC Telecom Notes, Affiliate Indebtedness and UPC Polska Equity, shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating or assisting any action, demand, suit or proceeding against, UGC, the UPC Entities, New UPC, UPC, UPC Polska, Polska Finance, the members of the Creditors Committee for actions taken in their capacity as members of the Creditors Committee, the Indenture Trustee, and their respective officers, directors, Subsidiaries, Affiliates, members, managers, representatives, employees, attorneys, stockholders, partners, accountants, financial advisors and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, causes of action, demands, suits, proceedings and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Belmarken Notes, the UPC Polska Notes, the UPC Telecom Notes, Affiliate Indebtedness, or the UPC Polska Equity, or the issuance, purchase, or sale of any thereof, the Restructuring, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or administration of the Plan or the property to be distributed under the Plan.

Nothing in the Plan shall effect a release in favor of any released party from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; nor shall anything in the Plan enjoin the United States government or any state, city or municipality, as applicable, from bringing any claim, suit, action or other proceeding against any released party for any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or (iii) any criminal laws of the United States, any state, city or municipality; provided, however, that this paragraph shall in no way affect or limit the discharge granted to UPC Polska under Chapter 11 of the Bankruptcy Code and pursuant to the Plan.

Solely in the case of attorneys, nothing in the Plan shall effect a release from any liability arising under any applicable professional disciplinary rule, including Disciplinary Rule 6-102 of the New York Code of Professional Conduct.

Binding Effect of Plan

The provisions of the Plan shall be binding upon and inure to the benefit of the Company, the Estate, the Reorganized Debtor, any holder of any Claim or Equity Interest treated herein or any Person named or referred to in the Plan, the Indenture Trustee and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by the Plan.

Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105(a) or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

Preservation of Insurance

Except as necessary to be consistent with the Plan, the Plan and the discharge provided in the Plan shall not diminish or impair (A) the enforceability of insurance policies that may cover Claims against the Company or any other Person or (B) the continuation of any workers’ compensation programs in effect, including any self-insurance programs.

Waiver of Subordination Rights

Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any holder by reason of claimed contractual subordination rights, and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided under the Plan.

No Successor Liability

Except as otherwise expressly provided in the Plan, the Company and the Reorganized Debtor do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Company relating to or arising out of the operations or assets of the Company, whether arising prior to, on, or after the Confirmation Date. The Reorganized Debtor is not, and shall not be, a successor to the Company by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtor shall assume the obligations specified therefor in the Plan and the Confirmation Order.

Retention of Jurisdiction

Continuing Jurisdiction of Bankruptcy Court

Notwithstanding confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain after the Effective Date jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

1.             Allow, disallow, determine, liquidate, classify, establish the priority or secured or unsecured status of, estimate, or limit any Claim, Equity Interest, or Administrative Claim;

2.             Grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

3.             Resolve any motions pending on the Effective Date to assume, assume and assign, or reject any executory contract or unexpired lease to which the Company is a party or with respect to which the Company may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

4.             Ensure that Distributions to holders of Allowed Claims and Allowed Equity Interests, including but not limited to Administrative Claims, are accomplished pursuant to the provisions of the Plan and resolve any issues relating to distributions;

5.             Resolve any and all applications, motions, adversary proceedings, and other matters involving the Company that may be pending on the Effective Date;

6.             Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into in connection with the Plan;

7.             Resolve any and all controversies, suits, or issues that may arise in connection with the consummation, interpretation, or enforcement of the Plan or the Confirmation Order or any Person’s rights or obligations in connection with the Plan, including disputes arising under documents or agreements executed in connection with the Plan;

8.             Modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code, or modify the Disclosure Statement or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any order of the Court, the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

9.             Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

10.           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

11.           Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Confirmation Order or the Disclosure Statement;

12.           Enter an order closing the Chapter 11 Case; and

13.           Hear and  determine any motions, applications, adversary proceedings, contested matters and other  litigated  matters  pending on, filed or commenced after the Effective Date, including proceedings with respect to the rights of the Debtor to recover Property under Sections  542, 543, 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or to otherwise collect to recover on account of any claim or cause of action that the Debtor may have.

If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter, the applicable section of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Other Provisions

Modification of the Plan

Subject to the terms of Sections 3.2, 3.3 and 4.2(b) of the Restructuring Agreement, the Company may, with the written consent of the UPC Entities and, to the extent required by the Restructuring Agreement, the written consent of the Majority-in-Interest of the Holders, make such changes and modifications to the Plan as the Company, in its reasonable discretion deems necessary and appropriate and to the extent permissible under the Bankruptcy Code in order to have the Plan confirmed by the Bankruptcy Court.

Severability of Plan Provisions

If, prior to confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation.  Provided, however, that the two preceding sentences shall not be applicable if the absence of any such invalid, void or unenforceable provision would cause any Participating Noteholder to receive less than the Third Party Noteholder Consideration in exchange for its Allowed UPC Polska Note Claims. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may or may not have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.  The Company reserves the right not to proceed with confirmation or consummation of the Plan if any such ruling occurs.

Payment of Statutory Fees

All U.S. Trustee’s Fee Claims, as determined, if necessary, by the Bankruptcy Court, shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Case, shall be paid by the Reorganized Debtor.

Dissolution of Committees

On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Company, the Chapter 11 Case, the Plan or its implementation.

Entire Agreement

Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan and the Confirmation Order, shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement.  The Company shall not be bound thereafter by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter of the Restructuring Agreement, other than as expressly provided for therein or as may hereafter be agreed to by the parties to the Restructuring Agreement in writing.

Application  for Professional Fee  Claims

Final applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (a) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (b) pursuant to Section 503(b)(4) of the Bankruptcy Code, shall be filed no later than sixty (60) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (i) counsel to the Company at the address set forth in Section VIII.E of the Plan, (ii) the Participating Noteholders at the address set forth in Section VIII.E of the Plan, (iii) counsel to the UPC Entities at the address set forth in Section VIII.E of the Plan, (iv) counsel to Polska Finance at the address set forth in Section VIII.E of the Plan and (v) the Office of the United States Trustee at the address set forth in Section VIII.E of the Plan. Any objections to an application for the payment of Professional Claims must be filed and served on the Reorganized Debtor and the requesting Professional no later than twenty-five (25) days (or such longer period as may be granted by order of the Bankruptcy Court) after the date on which such application was served.  Applications that are not timely filed will not be considered by the Bankruptcy Court. The Reorganized Debtor may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

Payment of Advisors’ Fees

The Company has paid or upon the Effective Date will pay the reasonable fees and expenses for legal services of Cahill Gordon & Reindel LLP, counsel to the Participating Noteholders in connection with the preparation, negotiation and execution of the Restructuring and the Plan until they ceased representing the Participating Noteholders. The Company shall pay the reasonable fees and expenses for services of financial advisors and legal services of attorneys for the UPC Entities in connection with the preparation, negotiation, execution and performance of the Restructuring and any of the transactions contemplated by the Restructuring Agreement or the Plan.  All such fees that arise after the Effective Date shall be paid by the Reorganized Debtor.

Voting on, and Confirmation of, the Plan

Overview of Voting in Chapter 11

In Chapter 11, the right to vote on a plan of reorganization is determined by the treatment that a particular holder of a claim or equity interest receives under the plan.  If the holder of a claim or equity interest is unimpaired under a plan, the holder is deemed to accept the plan and it is therefore unnecessary to solicit such holder’s vote on the plan.  Similarly, it is not necessary to solicit a vote from a holder of a claim or equity interest who is not entitled to receive or retain any property under a plan because such holder is deemed to reject the plan under the Bankruptcy Code.  However, if an impaired holder of a claim or equity interest is entitled to receive property under the plan, then such holder is not deemed to automatically accept or reject the plan and is entitled to vote thereon.

Chapter 11 of the Bankruptcy Code, however, does not require each holder of a claim or equity interest in a voting class to vote in favor of a plan of reorganization in order for a bankruptcy court to confirm the plan.  Instead, acceptance or rejection of a plan is determined based on whether classes of claims or equity interests vote to accept or reject the plan.  In order for a plan to be confirmed (a) absent a”cramdown” (as discussed below), each class of claims or interests must either (i) be unimpaired under the plan or (ii) vote to accept the plan and (b) at least one class of claims that is impaired must vote to accept the plan, determined without including any acceptance of the plan by any insider in such class of impaired claims.  In turn, in order for a particular class to accept a plan, acceptances must be received:

•                                      if such class is a class of claims against a debtor, from the holders of claims constituting at least two-thirds (2/3) in dollar amount of the allowed claims actually voted in such class and more than one-half (1/2 ) in number of the allowed claims actually voted in such class, or

•                                      if such class is a class of equity interests in a debtor, from the holders of at least two-thirds (2/3) in amount of the allowed equity interests actually voted in such class.

Parties Entitled to Vote on the Plan

Unimpaired Classes

Class 1 (Priority Claims) and Class 2 (Critical Creditor Claims) are not impaired under the Plan and, pursuant to Section 1126(f) of the Bankruptcy Code, are conclusively deemed to have accepted the Plan without the necessity of a solicitation of the members of such Class.

Non-Voting Impaired Classes

Class 6 (Telecom Junior Note Claims) and Class 7 (UPC Polska Equity Interests) are deemed to reject the Plan without the necessity of a solicitation of the members of such Classes pursuant to Section 1126(g) of the Bankruptcy Code because the holders in such Classes will not receive or retain any property under the Plan.

Voting Impaired Classes

Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims), Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) and Class 5 (General Unsecured Claims) are the only Impaired Classes under the Plan from whom the Company believes the solicitation of acceptances is required. As discussed above, Section 1129(a)(10) of the Bankruptcy Code provides that if any classes of claims are impaired under a plan, the plan cannot be confirmed unless at least one such impaired class of claims has voted to accept the plan (without counting any acceptances of the plan by any Insiders in such class). Because Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims), Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) and Class 5 (General Unsecured Claims) are the only Impaired Classes of Claims under the Plan, the affirmative vote of the holders of at least one such Class of Claims (without counting any acceptances of the Plan by any Insiders in such Class) is necessary for confirmation of the Plan. However, because Class 4  (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) is comprised solely of Insiders (as that term is defined in the Bankruptcy Code), approval of the Plan by this Class cannot count towards the satisfaction of this requirement. Thus, the affirmative vote of either Class 3 (UPC Polska Note Claims other than Telecom Owned UPC Polska Note Claims) or Class 5 (General Unsecured Claims) (in either case, without counting any acceptances of the Plan by any Insiders in such Class) is required for confirmation of the Plan.

Voting Procedures

Each Voting Party has received with this Disclosure Statement a Ballot for the purpose of voting to accept or reject the Plan.  After carefully reviewing this Disclosure Statement, including the Annexes hereto, each such Voting Party which wishes to vote on the Plan should complete and execute its Ballot, check the box indicating whether it accepts or rejects the Plan and, except as set forth below, return such Ballot in the pre-addressed envelope.  Ballots [(and Master Ballots cast on behalf of beneficial holders of UPC Polska Notes)] must be submitted so that they are actually received by the Voting Agent on or before the Voting Deadline (         , 2003 at 5:00 p.m. (New York City Time) (unless extended by the Company) (subject to court approval, as necessary)) at the following addresses:

Voting Agent

Bankruptcy Services LLC

By regular mail:

UPC Polska Ballot Processing

P.O. Box

FDR Station

New York, NY  10150-

By messenger or overnight courier:

UPC Polska Ballot Processing

c/o Bankruptcy Services LLC

70 East 55th Street

New York, NY  10022-3222

Telephone:  1-888-498-7765

The Company will make a public announcement of any extension of the Voting Deadline by release to the Dow Jones News Service prior to 9:00 a.m., New York City Time, on the next Business Day following the previously scheduled Voting Deadline.  The Company will notify the Voting Agent of any extension by oral or written notice.  Any Voting Party, other than those which have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan at any time prior to the Voting Deadline.  Thereafter, votes may not be changed except to the extent authorized by the Bankruptcy Court.

To the extent that any such holder holds Claims in more than one Class, such holder will receive a separate Ballot for each such Claim.

The Company does not intend to solicit votes on the Plan from holders of Priority Claims, holders of Telecom Junior Notes Claims, holders of Critical Creditor Claims and holders of UPC Polska Equity Interests because the holders thereof either are unimpaired or are deemed to reject the Plan.  Therefore, Ballots are not being transmitted to such holders.

If the Voting Party is a beneficial holder, but not a registered record holder, and received his or her Ballot from an Intermediary who holds UPC Polska Notes on his or her behalf, he or she should return his or her Ballot to his or her Intermediary in accordance with the instructions received with his or her Ballot.  The Intermediaries will, in turn, submit summary Master Ballots to the Voting Agent which reflect the votes of the beneficial holders on whose behalf such Intermediaries hold UPC Polska Notes.  Any Ballot returned by a beneficial holder to an Intermediary will not be counted for purposes of voting on the Plan until such Intermediary properly completes and delivers a Master Ballot to the Voting Agent that reflects the vote of such beneficial holder.  Master Ballots also must be returned so that they are actually received by the Voting Agent at the above address on or before the Voting Deadline.

If any beneficial holder owns UPC Polska Notes through more than one Intermediary, such beneficial holder may receive multiple mailings containing Ballots.  The beneficial holder should execute a separate Ballot for each block of UPC Polska Notes that it holds through any particular Intermediary and return each Ballot to the respective Intermediary in the return envelope provided.  Beneficial holders who execute multiple Ballots with respect to UPC Polska Notes through more than one Intermediary must indicate on each Ballot the names of ALL such other Intermediaries and the additional amounts of UPC Polska Notes held and voted by such beneficial holder.  If a beneficial holder owns a portion of its UPC Polska Notes through an Intermediary and another portion as a record holder, the beneficial holder should, with respect to the portion held as a record holder, complete the appropriate Ballot and return it to the Voting Agent and, with respect to the portion held through an Intermediary, complete the appropriate Ballot and return it to the Intermediary.

Subject to any applicable order of the Bankruptcy Court, the Company will decide any and all questions affecting the validity of any Ballot or Master Ballot submitted, which decision will be final and binding.  To that end, the Company may reject any Ballots or Master Ballots that are not in proper form or that the Company’s counsel believes would be unlawful or were submitted in bad faith.  Any Ballot which is executed by a holder of Claims but does not indicate an acceptance or rejection of the Plan or indicates both an acceptance and rejection of the Plan shall not be counted as a vote on the Plan.  Any Master Ballot which, with respect to a particular Claim, indicates neither an acceptance nor a rejection of the Plan or that indicates both an acceptance and rejection of the Plan shall not be counted as to such Claim.

Only originally signed Ballots or Master Ballots will be counted.  Neither copies of nor facsimile Ballots or Master Ballots will be accepted.  If a Ballot or Master Ballot, as applicable, is not actually received by the Voting Agent on or before the Voting Deadline, such Ballot or Master Ballot will not be counted.  Please follow the directions contained on the enclosed Ballot or Master Ballot carefully.

If a holder or an Intermediary has any questions about the Disclosure Statement, the Plan or the procedure for voting, did not receive a Ballot or Master Ballot, as applicable, received a damaged Ballot or Master Ballot, as applicable, lost his or her Ballot or Master Ballot, as applicable, or, in the case of an Intermediary, requires additional copies of the Disclosure Statement and/or Ballots for distribution to beneficial holders, he or she should contact, as applicable, (i) the Voting Agent – Bankruptcy Services LLC by regular mail, by messenger or overnight courier at tel. 1-888-498-7765 or (ii) his or her Intermediary.

If a registered holder does not hold for its own account, then it is required to provide promptly copies of this Disclosure Statement and appropriate Ballots to its customers and beneficial owners.  Any beneficial owner who has not received a Ballot should contact his or her Intermediary.

Any Voting Party, other than those which have signed the Restructuring Agreement (unless in accordance with the terms thereof), may change its vote on the Plan at any time prior to the Voting Deadline.  Thereafter, votes may not be changed except to the extent authorized by the Bankruptcy Court.

It is important that all Voting Parties vote because, under the Bankruptcy Code, for purposes of determining whether the requisite acceptances of a particular class have been received, only holders in such class who actually vote will be counted.  Accordingly, failure by a Voting Party to submit a duly completed and signed Ballot will be deemed to constitute an abstention by such Voting Party with respect to the vote on the Plan.  Abstentions, either as a result of submitting a Ballot that has not been properly completed or signed or by not submitting a Ballot on a timely basis, shall not count as a vote on the Plan.

Confirmation of the Plan

In addition to a finding as to the receipt of the necessary acceptances of the Plan, for the Plan to be confirmed, Section 1129 of the Bankruptcy Code requires that the Bankruptcy Court make a series of determinations concerning the Plan, including, without limitation, that:

(i)                                    the Plan has classified Claims and Equity Interests in a permissible manner;

(ii)                                 the contents of the Plan comply with the requirements of the Bankruptcy Code;

(iii)                              the Company has proposed the Plan in good faith; and

(iv)                             the Company has made disclosures concerning the Plan which are adequate and include information concerning all payments made or promised in connection with the Plan and the Chapter 11 Case.

The Company believes that all of these conditions have been or will be met.

In addition, the Bankruptcy Court must find, among other things, that the Plan is feasible and is in the”best interest” of all dissenting holders of Claims and Equity Interests in Impaired Classes.  Thus, even if the Plan is duly accepted by the Voting Parties, the Bankruptcy Court will be required to make an independent finding respecting, among other things, the Plan’s feasibility and whether the Plan is in the best interests of certain holders of Claims and Equity Interests before it can confirm the Plan.

Feasibility

The Bankruptcy Code also requires that, to confirm a plan of reorganization, the Bankruptcy Court must find that confirmation of such plan is feasible, meaning that it is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor (the”Feasibility Test”).  For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Company will possess the resources and working capital necessary to provide the treatment specified in the Plan and to continue to operate its business upon and after the consummation of the Plan.  The Company believes the Plan satisfies the Feasibility Test.

The Best  Interests Test

The Best Interests Test (as defined in”Liquidation Analysis—Best Interests of Creditors Test” below) requires that each holder of a claim or equity interest in an impaired class either accept the plan or receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.  For the reasons set forth below in”Liquidation Analysis,” the Company believes that the Plan satisfies the Best Interests Test.

Non-Acceptance and Cramdown

Pursuant to Section 1129(b) of the Bankruptcy Code, a bankruptcy court may, upon the request of the proponent of a plan, confirm a plan notwithstanding the lack of acceptance by one or more impaired classes if the  bankruptcy court finds that

(i)                                    the plan does not discriminate unfairly with respect to each non-accepting impaired class,

(ii)                                 the plan is”fair and equitable” with respect to each non-accepting impaired class,

(iii)                              at least one impaired class has accepted the plan (without counting acceptances by insiders), and

(iv)                             the plan satisfies the requirements set forth in Section 1129(a) of the Bankruptcy Code other than Section 1129(a)(8).

This procedure is commonly referred to as a”cramdown.”  The Company intends to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code.

The Plan is Fair and Equitable

The Bankruptcy Code establishes different”fair and equitable” tests for holders of secured claims, unsecured claims and equity interests.

Secured Claims

The Company has no secured claims and therefore, this aspect of the test is inapplicable.

Unsecured Claims

With respect to a class of unsecured claims that does not accept a plan of reorganization, the plan proponent must demonstrate to the bankruptcy court, among other things, that either (i) each holder of an unsecured claim in the dissenting class will receive or retain under the plan property of a value, as of the effective date, equal to the allowed amount of its unsecured claim or (ii) no holder of a claim or equity interest that is junior to the claims of the holders of the dissenting class will receive or retain any property under the plan on account of such junior claim or equity interest.

Equity Interests

With respect to a class of equity interests that does not accept a plan of reorganization, the plan proponent must demonstrate to the bankruptcy court that either (i) each holder of an equity interest in the dissenting class will receive or retain on account of such equity interest property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (ii) no holder of any equity interest that is junior to the equity interests of the holders of the dissenting class of equity interests will receive or retain any property under the plan on account of such junior equity interest.

The Company believes that the Plan is fair and equitable with respect to each Class.

The Plan Does Not Discriminate Unfairly

The Bankruptcy Code requires that a plan not”discriminate unfairly” with respect to each non-accepting impaired class.  Essentially, this requirement means that each non-accepting impaired class must receive treatment reasonably consistent with the treatment afforded to other classes with similar legal claims or rights against the debtor.  The Company believes that the Plan does not unfairly discriminate against any Class.

Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires that the bankruptcy court, after notice, hold a hearing to confirm Chapter 11 plan.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a Chapter 11 plan.

The Bankruptcy Court has scheduled the Confirmation Hearing for             , 2003, at 10:00 a.m. (New York City Time), before the Honorable Burton R. Lifland, United States Bankruptcy Judge, United States Bankruptcy

Court, Alexander Hamilton Custom House, One Bowling Green, Courtroom 623, New York, New York 10004.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of an adjournment made at the Confirmation Hearing or any adjournment thereof.  The”Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Case.

Any objections to confirmation of the Plan must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection and the nature and amount of the Claim or Equity Interest held by the objector, and must be served and filed as ordered by the Bankruptcy Court on or before 5:00 p.m. (New York City Time) on                      , 2003.  If an objection to confirmation is not timely served and filed, it will not be considered by the Bankruptcy Court.

If the Plan is confirmed, even if a holder of a Claim or Equity Interest did not vote, or voted against the Plan, the terms of the Plan will be binding on such holder as if such holder had voted in favor of the Plan.

Pursuant to the Plan, the documents to be executed in connection with consummation of the Plan, shall be filed on or before the Document Filing Date (          , 2003).  Copies of all such documents will be made available to all holders of Claims entitled to vote on the Plan.

Notice of the date and time of the Confirmation Hearing, as well as the procedures for filing objections thereto, is included with this Disclosure Statement.

Consequences of Failure to Confirm the Plan

Although the Company believes that the Plan meets all of the statutory requirements for confirmation thereof, there is no guarantee that the Bankruptcy Court will agree.  Failure of the Bankruptcy Court to confirm the Plan would likely result in a more protracted bankruptcy proceeding, which could have adverse consequences on the Company.  Thus, if the Plan is not confirmed, there is a significant likelihood that holders of Claims would ultimately receive less than what they would receive under the terms of the Restructuring as reflected in the Plan.  See”Risk Factors—Risks Related to the Chapter 11 Case” and”Liquidation Analysis.”

Alternatives to Confirmation and Consummation of the Plan

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) the proposal of an alternative plan under Chapter 11 of the Bankruptcy Code or (ii) the liquidation of the Company under Chapter 7 or Chapter 11 of the Bankruptcy Code.

Alternative Plan of Reorganization

If the Plan is not confirmed, the Company, or if its exclusive period in which to file a plan of reorganization has expired, any other party in interest, could attempt to formulate a different plan under Chapter 11 of the Bankruptcy Code.  Such a plan might involve either a reorganization and continuation of the business or a sale or orderly liquidation of the business.  With respect to an alternative plan, the Company has explored various other alternatives in connection with the extensive process involved in the formulation and development of the Plan.  The Company believes that the Plan, as described herein, enables holders of Claims to realize the most value and certainty under the circumstances and, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

Liquidation

If no plan of reorganization can be confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Company’s ownership interests in its subsidiaries and other assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code.

It is impossible to predict exactly how the proceeds of any such liquidation would be distributed to the holders of Claims against and Equity Interests in the Company.  However, the Company believes that, before any holders of Claims against and Equity Interests in the Company would receive any distribution in a liquidation under Chapter 7, additional expenses and Claims arising out of the liquidation, including, without limitation, from the appointment of a trustee and its advisors, would reduce the amount of property remaining for distribution to holders of Claims against and Equity Interests in the Company. Furthermore, the sale of the Company’s subsidiaries in the”forced sale” atmosphere that often prevails in a Chapter 7 case would likely cause substantial erosion in the value of these assets. Finally, a Chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors.  Thus, the Company believes that holders of Impaired Claims would realize a greater recovery under the Restructuring, including, without limitation, the Plan, than would be realized in a Chapter 7 liquidation.  In addition, holders of Equity Interests would receive nothing in a Chapter 7 liquidation.

A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests is set forth under”Liquidation Analysis” below.

It is also possible, if the Plan is not confirmed, that the Company could be liquidated under Chapter 11 of the Bankruptcy Code.  In such a proceeding, the Company’s ownership interests in its subsidiaries and other assets could be sold in a more orderly fashion than under Chapter 7. Although this scenario could potentially lead to greater recoveries than in a Chapter 7 liquidation, the Company believes that the recoveries in a Chapter 11 liquidation still would not equal the recoveries to holders of Claims under the Plan and, therefore, that such alternative is less attractive than the Plan.

Board Recommendation

The Company’s Board of Directors has unanimously approved the terms of the Plan and believes that it is in the Company’s best interests.  The Company’s Board of Directors strongly urges each holder of a Claim against  the Company to vote in favor of the Plan.  However, each holder of a Claim against the Company must make its own decision as to whether to vote in favor of the Plan.

THE COMPANY

Business

The Company is a Delaware corporation which was established in May 1997. From August 6, 1999 until December 2, 2002, the Company was wholly owned by UPC.  On December 2, 2002, UPC transferred all issued shares in the capital of the Company and the UPC Polska Notes held by it to a wholly-owned subsidiary, UPC Telecom.  UPC also assigned to UPC Telecom all of the UPC Polska Notes then owned by UPC, and all rights and obligations arising from loan agreements between the Company and UPC.  As of the date of this Disclosure Statement, the Company’s direct and indirect subsidiaries and other entities in which it owns a material interest consist of:

•                  PC LLC

•                  Wizja TV B.V.

•                  Atomic TV (in liquidation process)

•                  At Media

•                  @EP LLC

•                  Poltelkab Sp. z o.o.

•                  TV Kabel Sp. z o.o.

•                  TV-SAT Ursus Sp. z o.o. (in liquidation process)

•                  TK GOSAT Sp. z o.o.

•                  Poland Cablevision (Netherlands) B.V.

•                  Polska Telewizja Kablowa S.A.

•                  Polski Broker Sp. z o.o. (in process of court dissolution)

•                  Synergy Investment Sp. z o.o.

•                  UPC Telewizja Kablowa Sp. z o.o.

•                  Media Investment S.A.

•                  Medialne Towarzystwo Akcyjne S.A.

•                  Polska Telewizja Cyfrowa Wizja TV Sp. z o.o.

•                  Fox Kids Poland

•                  Telewizyjna Korporacja Partycypacyjna S.A.

•                  Wizja TV II B.V.

Until July 3, 2003, the Company’s consolidated subsidiaries also included Poland Communications, Inc. (“PCI”) and @Entertainment Programming, Inc. (“@EP”).  On July 3, 2003, PCI converted into a Delaware limited liability company via merger with PC LLC and @EP converted into a Delaware limited liability company via merger with @EP LLC. Until December 7, 2001, the Company’s consolidated subsidiaries also included UPC Broadcast Centre Limited (previously @Entertainment Limited, then Wizja TV Limited) and Wizja TV Sp. z o.o.  On December 7, 2001, UPC Broadcast Centre Ltd. and Wizja TV Sp. z o.o. were contributed to and merged into TKP, an entity controlled by Canal+.

The UPC Polska Group operates one of the largest cable television systems in Poland with approximately 1,870,000 homes passed and approximately 995,000 total subscribers as of March 31, 2003. The UPC Polska Group’s cable subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in Poland.  The UPC Polska Group’s cable television networks have been constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services.  Over the last three years, the UPC Polska Group has been upgrading its networks so that it can provide two-way telecommunication services, such as internet access.

Regional Clusters

The UPC Polska Group has established eight regional clusters for its cable television business encompassing eight of the ten largest cities in Poland, which the UPC Polska Group believes are among those with the strongest economies and most favorable demographics for cable television in Poland. The following table illustrates certain operating data of each of the UPC Polska Group’s existing regional clusters.

OVERVIEW OF THE UPC POLSKA GROUP’S EXISTING CABLE SYSTEMS(1)

Region	Total Homes	Homes Passed	Total Subscribers	Basic and Intermediate Subscribers	Basic and Intermediate Penetration	Average Monthly Subscription Revenue Per Basic and Intermediate Subscriber(2)
Warszawa	800,000	345,669	164,133	115,328	33.36%	8.07
Lublin	120,000	119,219	93,665	33,847	28.39%	8.13
Wroclaw	624,000	255,759	120,043	95,977	37.53%	7.59
Bydgoszcz	134,000	101,529	60,435	40,520	39.91%	8.01
Gdansk	280,000	252,846	151,894	112,651	44.55%	7.74
Szczecin	160,000	91,769	72,821	54,071	58.92%	5.69
Katowice	1,200,000	477,725	240,105	149,717	31.34%	8.67
Krakow	400,000	224,488	91,794	64,937	28.93%	8.64
TOTAL	3,718,000	1,869,004	994,890	667,048	35.69%	7.93

(1)     All data is at or for the year ended December 31, 2002.

(2)     Represents a weighted average based on the total number of basic and intermediate subscribers at December 31, 2002 stated in US dollars, net of 22% VAT.

Cable Television

Since December 2001, the UPC Polska Group has engaged in only one business segment — cable television services. Prior to December 2001, the UPC Polska Group’s business consisted of three components:

•                  cable television services,

•                  D-DTH services, and

•                  programming.

During 2001, the Company reviewed its long-term business strategy and decided to focus on its core competency, the provision of cable television services, and focus on providing internet services to existing customers.  As a part of this re-focus, the UPC Polska Group decided to streamline its operations by restructuring its D-DTH and programming businesses.  In December 2001, the UPC Polska Group consummated a joint venture transaction with Canal+ to combine the UPC Polska Group’s existing D-DTH platform with TKP’s D-DTH and premium pay television business to distribute D-DTH services and programming to subscribers in Poland through TKP. PTC has a 25% equity interest in TKP.  TKP is controlled and operated by Canal+.  This transaction resulted in the discontinuance of the UPC Polska Group’s D-DTH and programming businesses.

The Canal+ Merger

Under the Contribution and Subscription Agreement, the Company caused PTC to contribute all of the equity of two subsidiaries, Wizja TV Sp. z o.o. and UPC Broadcast Centre Ltd., to TKP. In connection with this contribution:

•                  PTC received 25% of the outstanding equity of TKP (with Canal+ owning the remaining 75%); and

•                  the Company assigned to Canal+ a note made by Wizja TV Sp. z o.o. (the”Assigned Loan”) in the amount of 150 million Euros plus accrued interest in exchange for cash in the amount of 150 million Euros (approximately $133.4 million as of December 7, 2001) (together, the”Canal+ Proceeds”).

In 2001, Wizja TV B.V. assigned to Wizja TV Sp. z o.o. and Cyfra+, a Canal+ affiliate, certain programming rights relating to the UPC Polska Group’s D-DTH business, and TKP agreed to continue to provide to UPC’s Central European D-DTH business certain uplink facilities and services. On January 2, 2002, the Company forgave, or caused its subsidiaries to forgive, certain debt owed by the contributed companies in the amount of 152.7 million Polish zloty (approximately $38.3 million as of December 31, 2001). Such loss has been included in the loss on disposition recorded in 2001.

As a result of entering into the Contribution and Subscription Agreement, the UPC Polska Group incurred certain risks as of December 7, 2001, which could have a material adverse effect on the business and financial condition of the UPC Polska Group and the Company:

•                  PTC does not control TKP and has only certain limited rights to approve material transactions undertaken by TKP;

•                  under a shareholders agreement relating to TKP, PTC’s interest in TKP could be diluted or redeemed by TKP. Under the agreement, if PTC ceases at any time to be a Polish person under Polish broadcasting law, other TKP shareholders may convert loans made by them to TKP into TKP equity, thereby diluting PTC’s interest, or TKP may redeem the shares of TKP owned by PTC at their fair market value; and

•                  PTC’s investment in TKP is very illiquid. Under the shareholders agreement, PTC’s right to sell its shares in TKP is limited to particular circumstances, such as the sale of TKP shares by other TKP shareholders or the lapse of time until December 2006.

Under the Contribution and Subscription Agreement, on February 1, 2002, PTC loaned TKP 30 million Euros from the Canal+ Proceeds (the”JV Loan”). On February 12, 2003, PTC and Canal+ agreed to certain changes to their agreements governing TKP, including a change to TKP’s capitalization and the manner in which proceeds from any sale of TKP would be distributed among its shareholders, in order to obtain the original economic structure of the shareholders’ investments following the change in capitalization.  On February 27, 2003, the JV loan was repaid to PTC in the principal amount of 30 million Euros and that amount was subsequently contributed by PTC to TKP’s paid-in capital, following the shareholders’ resolution to increase share capital of TKP.  PTC subscribed for 60,000 registered C series shares at the issue price of 500 Euros each. Canal+ and PolCom Invest S.A., an affiliate of Canal+, together contributed 90 million Euros to paid-in capital on the same date.  After registration of the share capital increase by the commercial court, PTC will continue to hold 25% of TKP’s shares.  As the loan granted to TKP of 30 million Euros was included in the fair market value of the investment in TKP as of December 7, 2001, the above transactions (repayment of the loan to PTC by TKP and further capital contribution of 30 million Euros) have no influence on the net book value of the investment in TKP.  In June 2003, TKP paid interest to PTC in the amount of $2.2 million.

Business Strategy

The Company’s principal objective under its revised business strategy has been that the UPC Polska Group’s cable business becomes operationally cash flow positive. The UPC Polska Group’s objective in the future is to grow its earnings at the EBITDA level with limited well-focused additional investment so as to continually increase the operational cash flow from the business.  It will also focus on enhancing its position as a leading provider of cable television in Poland.  Management of the UPC Polska Group believes that significant opportunities exist for cable television providers capable of delivering high quality, Polish language programming on a multi-channel basis and other services on cable (i.e., data and voice transmission).  As such, the UPC Polska Group’s current focus is on its cable television market.  The UPC Polska Group’s business strategy is designed to increase its average revenue per subscriber, and also, although to a lesser extent, to increase its subscriber base.

The UPC Polska Group intends to achieve these goals by:

•                  increasing penetration of new service products within existing upgraded homes;

•                  investing limited funds in high return projects for internet upgrade and new plant;

•                  providing additional revenue-generating services to existing customers, including internet services;

•                  refining the channel line up available on its cable network;

•                  improving the effectiveness of the UPC Polska Group’s sales and marketing efforts;

•                  reducing churn (customer disconnects); and

•                  increasing rates aggressively on the UPC Polska Group’s broadcast package.

The UPC Polska Group also intends to continue to increase the effectiveness of its operations and reduce its expenses by further:

•                  enhancing internal controls;

•                  improving debt collection activities;

•                  improving corporate decision-making processes;

•                  reorganizing the UPC Polska Group so as to simplify its legal and operational structure; and

•                  using more local rather than expatriate employees in management, thereby reducing general and administrative costs.

Furthermore, in the future, the Company may continue to explore possibilities for strategic partnerships, mergers and acquisitions in the Polish cable market.

Internet Services

During the fourth quarter of 2000, the UPC Polska Group began providing internet services to its cable television customers. The UPC Polska Group is currently expanding its internet ready network in Warsaw and Krakow, and it began providing internet services in Gdansk and Katowice in the second quarter of 2003.  The Company’s internet service, provided by the UPC Polska Group under the brand”chello”, was awarded the prize for”ISP Product of the Year 2002” by a prestigious local computer magazine. Revenue from internet services amounted to $4.1 million for fiscal year 2002 compared to $1.6 million for fiscal year 2001.

Internet subscribers are charged a monthly subscription fee of $38.81 and $46.60, respectively, for internet and combined cable TV and internet services (rates are as of December 31, 2002, including 7% VAT on the internet service component). The standard installation fee is approximately $63.80 for existing cable customers and approximately $77.90 for new cable customers (rates as of December 31, 2002, including 22% VAT). However, the promotional price for the installation fee which is offered regularly is $12.80 (rate as of December 31, 2002, including 22% VAT). On December 31, 2002, approximately 13,900, or 2.2%, of the UPC Polska Group’s basic subscribers received internet services. The maximum transfer speed is 512 Kbit download and 128 Kbit upload.

Technology and Infrastructure

The Company believes the fiber-optic cable television networks that the UPC Polska Group has constructed, which serve approximately 887,700, or 89%, of its subscribers, are among the most technologically advanced in Poland and are comparable to cable television networks in the United States. All of the UPC Polska Group’s networks that have been constructed by the Company have bandwidths of at least 550 MHz. New portions of the networks, which have more recently been constructed, are being designed to have minimum bandwidths of 860

MHz. The Company continues to upgrade any portions of its cable television networks that have bandwidths below 550 MHz (which generally are those acquired from other entities) to at least 860 MHz in an effort to prepare the networks for additional channels and services and to reduce the number of satellite receivers and inventory parts required in the networks.

The UPC Polska Group has entered into conduit leases with TPSA (the Polish national telephone company) and, in certain cases, with other entities. The UPC Polska Group also has agreements to undertake joint construction with another company for new conduits in certain areas. The majority of the TPSA leases require the UPC Polska Group to bear the costs of the maintenance of the cable. The UPC Polska Group may not sublease the conduit or allow a third party to use the conduits free of charge without TPSA’s consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. dollar exchange rates or on the increase of real maintenance costs). A substantial portion of the UPC Polska Group’s contracts with TPSA for the use of such conduits are concluded for an undefined term and may be terminated without penalty upon three or six months notice without cause.  Immediate termination is allowed only in case of breach of contract (e.g., lack of telecommunication permit, lack of contract with housing owner, or overdue payments of monthly rent (exceeding two or three months rent)).  Any termination by TPSA of such contracts could result in the UPC Polska Group losing its permits, the termination of agreements with housing entities and programmers, and an inability to service customers in areas where its networks utilize the conduits that were the subject of such TPSA contracts.  Some conduit agreements with TPSA provide that cables can be installed in the conduit only for the use of cable television (or for transmission of radio and television signals). If the UPC Polska Group uses the cables for a purpose other than cable television, such as data transmission, telephone, or internet access, such use may be considered a violation of the terms of certain conduit agreements, unless it is expressly authorized by TPSA. There is no guarantee that TPSA would give its approval to permit other uses of the conduits. Since the fourth quarter of 2000, the UPC Polska Group has been providing Internet services to its cable customers and renegotiating certain conduits agreements with TPSA. The UPC Polska Group believes that it is not in material violation of any of its conduit agreements with TPSA.

In the latter part of 2002, TPSA began seeking to raise rates significantly upon renewal of expiring conduit contracts.  In addition, they sought to include language specifically restricting use of the conduits, which would in effect prevent the use of conduits for the provision by the UPC Polska Group of Internet services.  The UPC Polska Group has declined to sign such contract extensions.  The UPC Polska Group as part of the Polish Cable Association is in negotiations with TPSA in an effort to conclude a general framework agreement which would include a unified country-wide payment rate and an open provision for providing telecommunication services.

For a description of the telecommunications infrastructure of the Company, see “Item 1–Business” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference. See also “Risk Factors–Risks Related to the UPC Polska Group’s Business.”

Relationships with Housing Entities

The right of the UPC Polska Group to access buildings in order  to provide telecommunication and/or cable television services to tenants of private or public landlords is based on the civil contracts concluded with the owners  and on relevant provisions of the Telecommunications Law (article 97).  There are different types of housing entities, e.g., cooperatives, resident associations (condominiums), municipal authorities, and developers.  Cooperatives are a unique entity created under a separate law which resemble corporations. Cooperatives are run by management boards which are appointed pursuant to their statutes, by either the cooperative’s supervisory board or general assembly of members (tenants).

UPC Polska Group uses a standard framework contract with respect to all types of housing entities.  UPC Polska Group also uses so called “short form agreements” which is a simplified form of agreement intended to facilitate the process of concluding the agreements with a significant number of resident associations.

Both types of contracts contain substantial provisions to secure UPC Polska Group’s interest, e.g., free of charge use of the landlord’s property (grounds and buildings) for the telecommunication services in general (without limitation to cable television only), UPC Polska Group’s ownership of all telecommunication equipment installed, its right to carry out sales and marketing services of cable television and other telecommunication services, and UPC Polska Group’s right to assign the agreement to an entity appointed by it or to its legal successor.  The provisions of some contracts differ from the standard framework contract.

Most of the UPC Polska Group’s agreements with housing entities have terms ranging from 10 to 20 years with optional renewal periods of five years.  However, some of the contracts may be terminated by either party on relatively short notice.  There are also some contracts with unspecified terms and each party has the right to terminate the agreement upon notice.

The Telecommunications Law does not prohibit competitors from overbuilding the UPC Polska Group’s network subject to the owner’s consent.

Discontinued Segments

Until December 7, 2001, the UPC Polska Group operated three segments – cable television, D-DTH and programming. The D-DTH and programming segments were discontinued in 2001. For a discussion of the discontinued segments, see “Item 1–Business” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference.

Competition

The cable television industry in Poland has been and is expected to remain highly competitive. The UPC Polska Group competes with other cable television operators, as well as with companies employing numerous other methods of delivering television signals to subscribers, such as by terrestrial broadcast television signals, D-DTH services and multi-channel multipoint distribution systems. The extent to which the UPC Polska Group’s services are competitive with alternative delivery systems depends, in part, upon the UPC Polska Group’s ability to provide a greater variety of Polish-language programming at a more reasonable price than the programming and prices available through alternative delivery systems.  Pay television services also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as videocassette recorders and DVD players. The extent of this type of competition depends upon, among other things, the price, variety and quality of programming offered by pay television services and the popularity of television itself.  In the cable television industry, the UPC Polska Group believes that competition for subscribers is primarily based on price, program offerings, customer service, ability to provide additional services such as internet, and quality and reliability of cable networks.

Operators of small cable networks, which are active throughout Poland, pose a competitive threat to the UPC Polska Group because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the UPC Polska Group.  While these operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Regardless of the enforcement of these laws and regulations, the UPC Polska Group expects that operators of small cable networks will continue to remain a competitive force in Poland. In addition, due to certain loopholes in VAT regulations, some competitors of the UPC Polska Group do not charge 22% VAT on their services. This adversely affects the competitive position of the UPC Polska Group. The UPC Polska Group believes that after the accession of Poland to the European Union in May 2004, many such loopholes will be removed.

During the fourth quarter of 2000, the UPC Polska Group began to provide internet services to its customers. The UPC Polska Group’s main competitors in this area are telephony operators, such as TPSA, and other cable television operators. The UPC Polska Group’s competitors or their affiliates have significant resources, both financial and technological.

In the spring of 2003, a consortium of three investment funds (Hicks Muse Tate & Furst, Emerging Markets Partnership and Argus Capital Partners) purchased the cable television assets of Elektrim Telekomunikacja. The cable television systems of Elektrim Telekomunikacja in Warszawa, Krakow and Zielona Gora serve approximately 370,000 cable television subscribers and 27,000 internet subscribers.

Multimedia and Vectra, two Polish cable television operators, continued their expansion in 2002, mostly through acquisitions of smaller networks. Each company claimed to have close to 400,000 cable television subscribers at the end of 2002.

Piracy

The UPC Polska Group views piracy of cable television services as one of its main problems in Poland, not unlike other Central European cable operators. While there has historically been little enforcement of penalties against commercial exploitation of piracy, the issue is now receiving more attention from the Polish government. In July 2002, the Law on Protection of Certain Services Provided by Electronic Method Based on or Consisting in Conditional Access was adopted by the Polish Parliament and it came into force on November 10, 2002. Services covered by the scope of this law are radio and television broadcasting services and other services provided upon demand to individual customers using electronic transmissions. The aim is to provide appropriate legal protection against the placing on the market, for direct or indirect financial gain, of an illicit device which enables or facilitates, without authority, the circumvention of any technological measures designed to protect the remuneration of a legally provided service. The viability of those services often depend on the use of conditional access in order to obtain the remuneration of the service provider. Accordingly, the legal protection of service providers against illicit devices, which allow access to these services free of charge, seems necessary in order to ensure the economic viability of the services.  In addition, the UPC Polska Group, Canal+ and HBO agreed to intensify their efforts to reduce the piracy of cable and satellite signals as well as to combine their lobbying efforts in this regard. The Cable Association and its members have offered to support the joint effort.

Affiliate Transactions

As a result of the Company being a part of the UPC group, the Company and its subsidiaries have entered into various agreements with affiliated companies including:

•                  License arrangement with UPC whereby the Company can use the UPC trademark without paying any licensing fee.

•                  Internet services arrangements with Chello Broadband N.V. (“Chello”). Chello licenses its brand to the UPC Polska Group and provides it with marketing support and drives product development.  For this, the UPC Polska Group pays to Chello 20% of its internet service revenues and 10% of its internet installation revenues.

•                  Internet access and services arrangement with UPC Distribution Services B.V. pursuant to which the UPC Polska Group has access to equipment, links, and other internet protocol elements owned or managed by the UPC group or provided by third parties on behalf of the UPC group, and receives technical support services.  The UPC Polska Group is currently finalizing these arrangements with UPC Distribution Services B.V.  The charges are currently based on UPC’s cost for providing for the access and services plus 10%.

•                  Several programming agreements with affiliated companies, including UPC Programming B.V.

•                  General services arrangements with UPC and UPC Operations B.V. whereby UPC and UPC Operations B.V. provide the Company with corporate and technical services in return for which the Company agrees to pay quarterly its portion of the cost related to the provision of such services plus a surcharge of 10%.

•                  Data processing agreements between UPC Telewizja Kablowa and UPC Ceska Republika AS and UPC Magyarorszag kft. whereby UPC Telewizja Kablowa receives remuneration based on actual costs of providing the data processing services plus a 5% surcharge.

The terms of these arrangements with affiliated companies may change over time, and the cost to the Company and the UPC Polska Group may increase accordingly.  In addition, there may in the future be additional arrangements that the Company and its subsidiaries enter into with affiliated companies.

Employees

As of March 31, 2003, the UPC Polska Group had approximately 893 full-time employees.  At December 31, 2002, the UPC Polska Group had approximately 914 full-time employees and approximately 13 part-time employees. At December 31, 2001, the UPC Polska Group had approximately 1,262 full-time employees and approximately 81 part-time employees. In 2002, the UPC Polska Group reduced staffing in a reorganization resulting from the discontinuance of the UPC Polska Group’s D-DTH and programming businesses. In addition, as of March 31, 2003, the UPC Polska Group contracted with approximately 303 salespersons. From time to time, the UPC Polska Group employs additional salespersons on an as needed, commission only basis. In a division of one of the UPC Polska Group’s subsidiaries, a trade union, which has a small number of members, was formed in mid-1999. The UPC Polska Group believes that its relations with its employees are good.

Regulation

The UPC Polska Group is subject to regulations in Poland and the EU.  Moreover, due to the planned accession of Poland to the EU in May 2004, many regulatory laws in Poland are being adjusted to EU requirements.  For further discussion, see “Risk Factors – Risks Related to the UPC Polska Group’s Business.”

General

Poland is still in the process of revising its telecommunications, broadcasting and copyright regulation. On July 21, 2000, the Polish Parliament passed the Telecommunications Law (the “TL”) which changed the regulatory framework of telecommunications activities in Poland. The TL replaced the Communications Act of 1990 (the “Communications Act”) and became effective as of January 1, 2001.  Until the end of the year 2000, the operation of cable television systems was regulated primarily by the Communications Act.  Since January 1, 2001, the operation of those television systems has been regulated by the TL.  Operators are also subject to the provisions of the Polish Radio and Television Act of 1992 (the “Television Act”).

Currently the Polish telecommunications and media sector is regulated by:

•                  the Polish Minister of Infrastructure (who as of July 24, 2001, assumed certain responsibilities of the Minister of Communications);

•                  the Chairman of the Telecommunications and Post Regulation Office (“URTiP”) (which replaced the Polish State Agency of Radiocommunications (“PAR”), was established under the TL, and assumed most of the administrative tasks previously performed by the Minister of Communications); and

•                  the Polish National Radio and Television Council (the “Council”).

Cable television operators in Poland are required to obtain permits from the Chairman of the URTiP for utilization of a public network for distribution of radio and television programming and must register with the Council certain programming that they transmit over their networks.

Neither the Minister of Infrastructure nor the Chairman of the URTiP currently has the authority to regulate the rates charged by operators of cable television services. However, excessive rates could be challenged by the Polish Anti-Monopoly Office should they be deemed to constitute monopolistic or other anti-competitive practices. Cable television operators in Poland are also subject to the Law on Copyright and Neighboring Rights of 1994 (the “Copyright Act”) which provides intellectual property rights protection to authors and producers of programming. On January 1, 2003, an amendment to the Copyright Law came into force, based on which the statutory license for broadcasting FTA channels was removed, though a further amendment has been proposed which if enacted into law would restore the statutory license. Under the terms of the Television Act, broadcasters in Poland are regulated by, and must obtain a broadcasting license from, the Council. Among others, broadcasters must also observe restrictions on ownership by foreign entities and individuals.

Telecommunication Law

Until the end of the year 2000, the operation of cable television systems was regulated primarily by the Communications Act. The Communications Act provided that permits could only be issued to and held by Polish citizens or companies in which foreign persons held no more than 49% of the share capital, ownership interests and voting rights.  Since January 1, 2001, the operation of those television systems has been regulated by the TL.  For further discussion of foreign ownership restrictions, see “Item 1–Business” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference.

Under the TL, cable television operators are required to obtain a permit from the Chairman of the URTiP for utilization of a public network for distribution of radio and television programming, except utilization of the network within the confines of a single building.  The Chairman of the URTiP is required to grant the permit to any interested entity that is authorized to do business in Poland and that complies with the conditions set forth in the TL.  Applications for renewals of permits may be refused only if during the validity of the permit there have been circumstances justifying the refusal, revocation or limitation of the scope of the permit.  For further discussion of the TL, see “Item 1–Business” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference.

Television Act

The Polish National Radio and Television Council.  The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters.

Registration of Programming.  Under the Television Act, cable television operators must register with the Chairman of the Council each channel and the programming which will be aired on that channel, prior to transmission. The Company’s subsidiaries routinely register their programming on a current basis, and there are no material outstanding issues in this respect.

Required Programming. Under the Television Act, cable television operators are required to introduce channels into the cable network in the following order:

1) national public radio and television channels;

2) local public radio and television channels available in the given territory;

3) national social broadcasters’ channels available in the given territory;

4) other national broadcasters’ channels available in the given territory; and

5) other national and foreign broadcasters’ channels.

Taking this into consideration, the Company is in the process of entering into long-term agreements with the broadcasters of required channels as soon as possible.

Polish Copyright Act

On January 1, 2003, an amendment to the Copyright Law came into force, which removed a statutory license for cable operators to use the content of various providers.  Until that date, the statutory license was used by all cable operators in Poland to retransmit domestic and foreign FTA channels without formal agreements with the broadcasters, primarily Polish channels (TVP, Polsat, TVN) and a number of foreign FTAs (e.g., German channels).  The removal of the statutory license required cable operators to enter into formal agreements with all broadcasters and copyright associations by January 1, 2003.  Given the very short timeframe within which the statutory license was removed, the UPC Polska Group remains in the process of negotiating and signing contracts with broadcasters.  After January 1, 2003, when the provisions removing the statutory license came into effect, the following channels were removed from the UPC Polska Group’s channel line-ups: 1ARD, 3Sat, Arte/La Cinquieme, France 2, ZDF, Rai UNO, Rai DUE, Rai Sport, ERT, Kabel 1, M6, Neun Live (TM3), n-tv, Onyx, Pro7, RTL, RTL2, Sat1, Super RTL,

Vox, DSF, Fashion TV, NBC, RTP, TV4, CTV1, Nova, and ORT1 (Ostankino).  Changes in the program offerings began being communicated to customers in April 2003.

Temporary permission for transmission from key Polish FTAs –TVP (TVP1, TVP2, TVP3, TV Polonia), TVN (TVN, TVN7) and Polsat (Polsat, Polsat 2, TV4) – was granted to Cable Association members, including a subsidiary of the Company, just before the January 1, 2003 effective date. With respect to TVP1, TVP2, TVP3, TVP Polonia, TVN and TVN 7, permission was granted until long-term agreements are concluded. The Binding Heads of Agreement on Retransmission of TVN, TVN 7 and TVN24 were signed on May 9, 2003 and are binding upon the parties, including a subsidiary of the Company, until such time as such agreement is superseded by a long-form agreement. As to TV 4, the new permission is valid until December 31, 2003. The consent regarding Polsat and Polsat 2 has been granted until long-term agreements are concluded, with the reservation that the agreements should be signed by June 17, 2003. In spite of the fact that no long-term agreement was signed by that date, the broadcaster of Polsat and Polsat 2 has not taken any action to ban further transmission; the Company thus believes that the permission is still valid.

Anticipating the amendment to the Polish Copyright Law, in December 2002, the UPC Polska Group approached the predominantly German and French FTAs, seeking their consent for the cable distribution, free of charge, of their channels in Poland. A significant number of the broadcasters responded that no authorization in the future would be granted without payment of license fees. Some of the broadcasters have reserved the right to claim remuneration for past distribution of their channels.

On July 25, 2003, the Lower Chamber of the Polish Parliament voted in favor of a further amendment to the Polish Copyright Law, which if enacted into law would restore a statutory license for cable operators to use the content of various providers.  Should this amendment be adopted by the Upper Chamber of the Polish Parliament and approved by the President, cable operaters in Poland would regain the authorization to retransmit domestic and foreign FTA channels without formal agreements with the broadcasters, though they would still be obliged to pay license fees to such FTAs in an unspecified amount.  This authorization if enacted into law would be valid until Poland joins the EU in May 2004.

After January 1, 2003, the UPC Polska Group terminated its license agreements with copyright collective associations ZAiKS and ZASP on the basis that under the amended Copyright Law, these associations are not authorized to collect remuneration fees for cable retransmission. ZASP and certain other associations are negotiating a general agreement with the Polish Cable Association, whose membership includes a subsidiary of the Company.  The intention of the Polish Cable Association is that the total royalties due to all copyright collective associations (including those not participating in the negotiations) should not exceed 1.5% of cable subscription revenue, and an appropriate portion of this 1.5% should be adopted by the parties as the maximum rate under a new arrangement with ZASP and certain other associations. ZAiKS has not participated in these negotiations, and has demanded that the UPC Polska Group enter into a license agreement and pay royalties amounting to 3.5% of cable subscription revenue, as was the case under the terminated agreement. ZAiKS is not legally obligated to enter into negotiations with the Cable Association and does not have to accept the arrangements of other associations concerning the maximum rate, and it retains the right to bring a lawsuit for unpaid royalties.

The UPC Polska Group has brought a claim to the Copyrights Commission in the Polish Ministry of Culture for the settlement of the conditions of a new license arrangement with ZAiKS, with a request that the license fee be set at 0.3% of cable subscription revenue (instead of 3.5% of cable subscription revenue, as approved by the Minister of Culture in the remuneration tables for ZAiKS). Should the amendment to the Polish Copyright Law restoring the statutory license be enacted into law, the proceedings before the Copyrights Commission might be suspended or discontinued.  The Polish Copyrights Commission is the administrative body with statutory power to settle disputes concerning the remuneration tables as well as disputes related to conclusion of license arrangements between copyright associations and users of copyrights and neighboring rights.  Additionally, on July 2, 2003, the Polish Cable Association on behalf of all cable operators in Poland (including the UPC Polska Group) brought an appeal to the National Administrative Court against the recent decision of the Minister of Culture approving the remuneration tables for ZAiKS at 3.5% of cable subscription revenues.  These proceedings are independent from one another.

After January 1, 2003, certain other Polish copyright associations have also approached the UPC Polska Group demanding the negotiation of separate license agreements and payment of additional license fees.

The removal of the statutory license was only a part of ongoing modifications to Polish law intended to bring the Polish legal system in line with European Union (“EU”) standards.  It was not synchronized with a general overhaul of Polish copyright law, which is expected to occur during 2003.  The new law is expected to resolve some of the current issues in Polish copyright law (numerous collecting agencies, unclear authorities, unreasonable demands) and to bring about general agreement between operators, broadcasters and collecting agencies on copyright license rates.  For further discussion of the Polish Copyright Act, see “Item 1—Business” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference and “Risk Factors — Risks Related to the UPC Polska Group’s Business.”

Anti-Monopoly Act

Companies that obtain control of 40% or more of the relevant market and do not encounter significant competition may be deemed to have market dominance, and therefore face greater scrutiny from the Anti-Monopoly Office.  From time to time, the Company receives inquiries from and is subject to review by various divisions of the Anti-Monopoly Office. Additionally, other institutions empowered to protect consumers’ rights (such as the Federation of Consumers, spokesmen for consumers’ rights) scrutinize local cable TV markets. Such studies are initiated on a temporary basis ex officio or as a result of complaints being lodged by subscribers.

Poland’s EU Membership Application

Poland will become an EU member on May 1, 2004.  When Poland joins the EU, it will be required to implement and obey all of the laws and regulations emanating from the EC including the Television Without Frontiers Directive and the EC competition law in their then current versions.  The UPC Polska Group may be required to incur additional costs in order to comply with the resulting changes in Polish law.  For further discussion of EU regulation of competition, see “Item 1 — Business — EU — Regulation of Competition” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated by reference herein.

Investments

For a discussion of the main investments of the UPC Polska Group, including equity and debt securities acquired by the Company since January 1, 1999 and information regarding the financing for, and location of, such investments, see “Item 1—Business,” “Item 2—Properties,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the annual audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 attached to this Disclosure Statement as Annex B and incorporated herein by reference, and “Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the quarterly unaudited consolidated financial statements of the Company contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 attached to this Disclosure Statement as Annex C and incorporated herein by reference.

Litigation and Claims

From time to time, the UPC Polska Group is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon current knowledge and facts, management does not expect that the resolution of such matters will have a material adverse effect on the UPC Polska Group’s consolidated financial position or results of operations.

HBO Arbitration

The Company, PCI, Wizja TV B.V. and Poltelkab Sp. z o.o. (the “Arbitration Parties”) are involved in a dispute with HBO Communications (UK) Ltd., Polska Programming B.V. and HBO Poland Partners (“HBO”) concerning the UPC Polska Group’s cable carriage agreement (“Cable Agreement”) and its D-DTH carriage agreement (“D-DTH Agreement”) for the HBO premium movie channel. With respect to the Cable Agreement, on April 25, 2002, the Arbitration Parties commenced an arbitration proceeding before the International Chamber of Commerce, claiming that HBO was in breach of the “most favored nations” clause thereunder (“MFN”) by providing programming to other cable operators in the relevant territory on terms that are more favorable than those offered to the Arbitration Parties. Specifically, the Arbitration Parties contend that the “Service Fee” under the Cable Agreement should not include any minimum guarantees because such minimum guarantees are not required of other cable operators in the relevant territory.

In its answer in the arbitration, HBO asserted counterclaims against the Arbitration Parties, alleging that the Arbitration Parties were liable for minimum guarantees under the Cable Agreement, and also that the Arbitration Parties were liable for an increase in minimum guarantees under the D-DTH Agreement, based on the fact that the Arbitration Parties merged their D-DTH business with Cyfra+ in December 2001. The Arbitration Parties responded to the counterclaims by (i) denying that they owe any sums for minimum guarantees under the Cable Agreement, in light of the MFN clause, and (ii) by denying that they owe any sums for an increase in minimum guarantees under the D-DTH Agreement, because they have not purchased an equity interest in HBO, a condition on which the Arbitration Parties contend the increase in minimum guarantees is predicated under the D-DTH Agreement.

The Arbitration Parties intend to vigorously prosecute their claims and defend against HBO’s counterclaims.  The case is currently in arbitration. The parties have prepared the terms of reference, which include a mapping out of discovery needs, a timing/briefing schedule for future motions, and hearing dates. On April 15, 2003, the Arbitration Panel confirmed a schedule for the Arbitration Parties’ request to have the matter decided on summary judgment. The oral argument occurred on May 29, 2003. The summary judgment motion was denied and the arbitration is proceeding to the discovery phase.  On July 8, 2003, the Bankruptcy Court granted relief from the automatic stay imposed under section 362 of the Bankruptcy Code to allow the HBO Arbitration to continue in the ordinary course, up to and including entry of an adverse judgment.  The Company need not seek any stay relief to enforce any favorable judgment.  However, HBO may not enforce any judgment in its favor against the Company and any such judgment remains subject to the automatic stay.  The Arbitration Parties are unable to predict the outcome of the arbitration process.

ZASP (Copyrights Collective Association)

The claim was made in the Warsaw District Court on April 9, 2002 by ZASP. ZASP claims payments of copyright and neighboring rights for using artistic performances in cable TV transmission.  UPC Telewizja Kablowa Sp. z o.o. (“Telewizja”) responded to the court claiming that artistic performances are not entitled to any remuneration and therefore the claim is meritless. Additionally, based on a request from ZASP, the court ordered Telewizja to disclose information concerning gross revenues accruing to it as of June 1, 1998. The District Court Decision was appealed by Telewizja on July 2, 2002, based on the same argument as the response to the claim.

On January 17, 2003 the Appeals Court rejected Telewizja’s appeal and supported the order of the District Court.  Telewizja submitted to the Court information concerning gross revenues accruing to it as of June 1, 1998.  On January 23, 2003, Telewizja brought an additional letter to the Court requesting it to reject the ZASP claim as inadmissible in the civil court jurisdiction in which it was filed.  On July 2, 2003, the first hearing took place during which ZASP increased the value of its claim (to a total of approximately $750,000).  The next hearing date has not been scheduled by the Court.  The case is pending.  Telewizja is unable to predict the outcome of the case.

RCI Claim

On January 15, 2003, Reece Communications, Inc. (“RCI”) filed a complaint in the Superior Court in New Castle County, Delaware against the Company regarding the Company’s default on a promissory note due August 28, 2003 in the original principal amount of $10 million, payable by the Company to RCI (the “RCI Note”). The demand was made for immediate payment in full of the unpaid $6 million principal amount of the RCI Note together with all accrued and unpaid interest on this note at the default rate. The litigation was formally served on the Company on January 29, 2003. On February 25, 2003, a default judgment was entered against the Company in the amount of $6,110,465.60 (representing the outstanding principal and accrued interest from January 1, 2003 through February 25, 2003) plus an unidentified amount for “all other costs of this action.” The Company has not paid any amounts demanded by RCI or filed responsive pleadings in the litigation.

Selected Historical Consolidated Financial Information

The following selected consolidated financial data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from the Company’s audited consolidated financial statements. For the year ended December 31, 1998 and the period from January 1, 1999 through August 5, 1999, prior to the acquisition by UPC (the acquisition is described in the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached to this Disclosure Statement as Annex B and incorporated herein by reference) the Company operated under the name “@Entertainment, Inc.”  On December 7, 2001, PTC transferred its D-DTH and programming business to TKP, a subsidiary of Canal+ in which PTC retained a minority interest. The consolidated financial data presented below have been derived from the consolidated financial statements of the Company and the notes prepared in conformity with generally accepted accounting principles as applied in the U.S. The selected consolidated financial data should be read in conjunction with “Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2002 and “Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, copies of which are attached to this Disclosure Statement as Annex B and C, respectively, and incorporated herein by reference.

SELECTED CONSOLIDATED FINANCIAL DATA

	SUCCESSOR				PREDECESSOR
	Year Ended December 31,
	2002	2001	2000	1999	1998
	(Stated in Thousands of U.S. Dollars)
Selected Balance Sheet Data:
Cash and cash equivalents	$105,646	$114,936	$8,879	$35,520	$13,055
Restricted cash	—	26,811	—	—	—
Trade accounts receivable, net of allowance for doubtful debts	7,742	7,360	18,627	12,808	7,408
Programming and broadcast rights	—	—	10,317	7,200	9,030
Due from the Company’s affiliates	4,013	13,783	12,469	—	—
Other current assets	2,089	1,208	8,409	12,668	21,063
Property, plant and equipment, net	120,748	143,206	291,512	218,784	213,054
Inventories	3,355	4,035	6,596	5,511	8,869
Intangible assets, net	1,608	370,062	862,116	906,987	43,652
Investment in affiliated companies	3,277	24,530	16,229	19,393	19,956
Other assets	—	—	—	—	12,287
TOTAL ASSETS:	248,478	705,931	1,235,154	1,218,871	348,374
Short-term debt and current portion of long term debt	478,883	461,886	—	—	6,500
Other current liabilities	33,057	84,472	109,021	77,215	50,764
Long-term debt	444,767	403,710	721,442	534,696	257,454
Other non-current liabilities	—	—	1,469	—	—
TOTAL LIABILITIES	956,707	950,068	831,932	611,911	314,718
TOTAL SHAREHOLDER’S (DEFICIT)/EQUITY	$(708,229)	$(244,137)	$403,222	$606,960	$33,656

	SUCCESSOR				PREDECESSOR
	Year Ended December 31,
	2002	2001	2000	Period from August 6, 1999 Through December 31, 1999	Period from January 1, 1999 Through August 5, 1999	Year Ended December 31, 1998
	(Stated In Thousands of U.S. Dollars, Except Per Share Data)
Revenue	$79,675	$138,722	$133,583	$38,018	$46,940	$61,859
Operating expenses:
Direct operating expenses	40,985	111,270	132,154	69,351	70,778	61,874
Selling, general and administrative expenses	27,325	64,301	63,156	46,874	51,034	74,494
Depreciation and amortization	28,361	126,042	109,503	40,189	23,927	26,304
Impairment of long-lived assets	1,868	22,322	7,734	1,091	—	—
Total operating expenses	98,539	323,935	312,547	157,505	145,739	162,672
Operating loss	(18,864)	(185,213)	(178,964)	(119,487)	(98,799)	(100,813)
Loss on disposal of D-DTH business	—	(428,104)	—	—	—	—
Interest and investment income, third party	3,086	1,560	1,329	731	2,823	3,355
Interest expense	(99,846)	(95,538)	(73,984)	(24,459)	(28,818)	(21,957)
Share in results of affiliated companies	(21,253)	(14,548)	(895)	(291)	(1,004)	(6,310)
Foreign exchange gain / (loss), net	14,133	(27,511)	3,397	(2,637)	(2,188)	(130)
Non-operating income/ (expense), net	1,561	—	591	1,977	—	—
Loss before income taxes	(121,183)	(749,354)	(248,526)	(144,166)	(127,986)	(125,855)

Income tax expense	(94)	(124)	(285)	(11)	(30)	(210)
Net loss before accretion of redeemable preferred stock	(121,277)	(749,478)	(248,811)	(144,177)	(128,016)	(126,065)
Accretion of redeemable preferred stock	—	—	—	—	(2,436)	—
Net loss before cumulative effect of accounting change	(121,277)	(749,478)	(248,811)	(144,177)	(130,452)	(126,065)
Cumulative effect of accounting change	(370,966)	—	—	—	—	—
Net loss applicable to holders of common stock	(492,243)	(749,478)	(248,811)	(144,177)	(130,452)	(126,065)
Basic and diluted net loss per common share	N/A	N/A	N/A	N/A	$(3.90)	$(3.78)

Management’s Discussion and Analysis of Financial Condition and Results of Operation

For the management’s discussion and analysis of the financial condition and results of the operations of the Company, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the section entitled “Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, copies of which are attached hereto as Annex B and Annex C, respectively, and incorporated herein by reference.

Current Management of the Company

Directors and Executive Officers

The following are the members of the Company’s Board of Directors as of the date of this Disclosure Statement:

Simon Boyd	President, Chief Executive Officer and Director (Principal Executive Officer)
Anton Tuijten	General Counsel and Director
Walter Eugene Musselman	Director
Robert Dunn	Director
Nimrod Kovacs	Director

For more information regarding the directors and executive officers of the Company, see “Item 10—Directors and Executive Officers of the Registrant” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, a copy of which is attached hereto as Annex B and incorporated herein by reference.

OUTSTANDING SECURITIES OF THE COMPANY

The UPC Polska Notes

The UPC Polska Notes were issued in July 1998 and January 1999 in the transactions described below:

July 1998 Offering

On July 14, 1998, the Company sold 252,000 units to two initial purchasers pursuant to a purchase agreement, each unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes due July 15, 2008 (the “2008 Notes”) and four warrants (the “2008 Warrants”), each initially entitling the holder thereof to purchase 1.81 shares of common stock, par value $0.01 per share at an exercise price of $13.20 per share, subject to adjustment.

The 2008 Notes were issued at a discount to their aggregate principal amount at maturity and, together with the 2008 Warrants, generated gross proceeds to the Company of approximately $125,100,000.  Any unexercised 2008 Warrants were redeemed in connection with the Agreement and Plan of Merger, dated June 2, 1999, between the Company and UPC.

The 2008 Notes are unsubordinated and unsecured obligations of the Company.  Under the terms of the indenture governing the 2008 Notes, Cash interest on the 2008 Notes began to accrue on July 15, 2003 at a rate of 14.5% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2004.

January 1999 Offerings

On January 20, 1999, the Company sold $36,001,321 aggregate principal amount at maturity of Series C Senior Discount Notes due July 15, 2008 (the “Series C Notes”).  The Series C Notes are unsubordinated and unsecured obligations of the Company.  The Series C Notes were issued at a discount to their aggregate principal amount at maturity and generated gross proceeds to the Company of approximately $9,815,000. Cash interest on the Series C Notes will not accrue prior to January 15, 2004.  Thereafter cash interest will accrue at a rate of 7.0% per annum on the principal amount at maturity, and will be payable semi-annually in arrears on July 15 and January 15 of each year commencing July 15, 2004.

On January 27, 1999, the Company sold 256,800 units to two initial purchasers pursuant to a purchase agreement, each unit consisting of $1,000 principal amount at maturity of 14 1/2% Senior Discount Notes due February 1, 2009 (the “2009 Notes” and, collectively with the 2008 Notes and the Series C Notes, the “UPC Polska Notes”) and four warrants (the “2009 Warrants,”), each initially entitling the holder thereof to purchase 1.7656 shares of common stock, par value $0.01 per share at an exercise price of $9.125 per share, subject to adjustment. The 2009 Notes were issued at a discount to their aggregate principal amount at maturity and, together with the 2009 Warrants generated gross proceeds to the Company of approximately $100,003,000.  Any unexercised 2009 Warrants were redeemed in connection with the Agreement and Plan of Merger, dated June 2, 1999, between the Company and UPC.

The 2009 Notes are unsubordinated and unsecured obligations of the Company. Under the terms of the indenture governing the 2009 Notes, cash interest on the 2009 Notes would not accrue prior to February 1, 2004. Thereafter cash interest would accrue at a rate of 14.5% per annum on the principal amount and will be payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 2004.

The Company will be required to commence cash interest payments under the UPC Polska Notes aggregating approximately $50.8 million per annum in 2004 and approximately $69.2 million per annum in 2005 and thereafter.

Partial Redemption of the UPC Polska Notes

As a result of the August 6, 1999 acquisition by UPC of the Company, which constituted a Change of Control under the Indentures (as that term is defined under the Indentures), the Company purchased $49,139,000 aggregate principal amount at stated maturity of the UPC Polska Notes for an aggregate price of $26,455,014.

Market for the UPC Polska Notes

The UPC Polska Notes are not listed on any U.S. national or regional stock exchange or included on NASDAQ.  The UPC Polska Notes trade on a limited basis in the over-the-counter market.  For the year ended December 31, 2002, the UPC Polska Notes traded at between 15% and 26% of their face value.  Trading in the UPC Polska Notes, however, is extremely limited and each holder of UPC Polska Notes is encouraged to obtain current information on the market price of any UPC Polska Notes that such holder holds.

Terms of the UPC Polska Notes

The UPC Polska Notes were issued pursuant to the Indentures by and among the Company and Deutsche Bank Trust Company Americas, formerly Bankers Trust Company, as trustee (the “Indenture Trustee”).

The following summaries of certain provisions of the Indentures are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indentures.  The Company urges each holder of UPC Polska Notes to read the Indentures because the Indentures, and not this description, define the rights of the holders of the UPC Polska Notes.  Copies of the Indentures are available from the Company upon request.

Ranking of the UPC Polska Notes

The UPC Polska Notes (i) are unsecured, general obligations of the Company, (ii) rank equally in right of payment with all of the Company’s existing and future unsubordinated and unsecured Indebtedness (as defined in the relevant Indenture); and (iii) rank senior in right of payment to all of the Company’s existing and future Subordinated Indebtedness (as defined in the relevant Indenture).  The Company’s operations are conducted through its subsidiaries and, therefore, the Company depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the UPC Polska Notes.  The UPC Polska Notes are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of the Company’s subsidiaries.  Any right the Company has to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the UPC Polska Notes to participate in those assets) are effectively subordinated to the claims of that subsidiary’s creditors and preferred interest holders, except to the extent that the Company is recognized as a creditor of the subsidiary, in which case the Company’s claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

Principal and Maturity

The following chart shows the aggregate principal amount and scheduled maturity date of each of the series of UPC Polska Notes:

Series of UPC Polska Notes	Aggregate Principal Amount (At Maturity) Issued	Aggregate Principal Amount (At Maturity) Outstanding as of June 30, 2003	Scheduled Maturity Date
2008 Notes	$252,000,000	$224,165,000	July 15, 2008

Series C Notes	$36,001,321	$36,001,321	July 15, 2008

2009 Notes	$256,800,000	$235,496,000	February 1, 2009

Covenants

The UPC Polska Notes contain covenants requiring the Company to repurchase the UPC Polska Notes at the option of the holders of the UPC Polska Notes in the event of a Change in Control (as defined in the Indentures) of the Company.  The Indentures also contain covenants restricting or limiting the ability of the Company to:

(i)                                     incur additional indebtedness;

(ii)                                  make restricted payments;

(iii)                               enter into transactions with affiliates;

(iv)                              incur liens;

(v)                                 effect sales of assets;

(vi)                              make investments in unrestricted subsidiaries; and

(vii)                           establish new lines of business.

The Indentures’ covenants also:

(i)                                     limit issuances and sales of capital stock of restricted subsidiaries;

(ii)                                  limit guarantees of indebtedness by restricted subsidiaries;

(iii)                               limit the ability to restrict the payment of dividends by restricted subsidiaries; and

(iv)                              require the Company to provide financial statements and reports.

The Indentures provide for events of default under the UPC Polska Notes in the event the Company fails to pay interest (subject to a 30-day grace period) or principal on the UPC Polska Notes, the Company’s failure to observe or perform any covenant or agreement under the UPC Polska Notes or in the Indentures (subject to a 30-day cure period), the bankruptcy, insolvency or reorganization of the Company or a default under other indebtedness of the Company or any of its subsidiaries in excess of $15 million.

As a result of the Company commencing the Chapter 11 Case on the Petition Date, an event of default under the Indentures has occurred.  Consequently, amounts owed under the UPC Polska Notes will need to be reflected as current liabilities in the Company’s financial statements unless and until the Restructuring is consummated.

The Telecom Pari Passu Notes, the Telecom Junior Notes and the Belmarken Notes

UPC Telecom is the holder of the Telecom Pari Passu Notes and the Telecom Junior Notes.  Belmarken is the holder of the Belmarken Notes.  On December 2, 2002, UPC assigned to UPC Telecom all rights and obligations arising from loan agreements between the Company and UPC.  As of June 30, 2003, the Company had loans payable to UPC Telecom and Belmarken of approximately $393,926,000 and $14,942,000, respectively. The two amounts exclude accrued but unpaid interest of $72,118,000 as of June 30, 2003.  The loans bear interest at a rate of 11.0% per annum and mature in 2007 and 2009, respectively.  Loans originally from UPC with an aggregate principal amount of $150,000,000 have been subordinated to the UPC Polska Notes and the Belmarken Notes (together with $57,802,000 of accrued and unpaid interest thereon, as of June 30, 2003).  All of the debts owed to UPC Telecom and Belmarken have been reflected as current liabilities of the Company.

The RCI Notes

In settlement of legal claims against the Company, on August 28, 2001, the Company and one of its subsidiaries issued the RCI Note to RCI, a former minority stockholder of Poland Cablevision (Netherlands) B.V.  UPC is the guarantor of the RCI Note.  As of December 31, 2002, the Company had $6 million payable to RCI pursuant to the RCI Note issued by the Company. On January 15, 2003, RCI filed a complaint in Superior Court in New Castle County, Delaware against the Company regarding the Company’s default on the outstanding RCI Note. The demand was made for immediate payment in full of the unpaid $6 million principal amount, together with all accrued and unpaid interest at the default rate.  For more information on the RCI claim, please refer to the section entitled “The Company – Litigation and Claims – RCI Claim.”

Capital Stock of the Company Prior to the Restructuring

All of the Company’s outstanding common stock is owned by UPC Telecom and is not traded on any public trading market. The current authorized capital stock of the Company amounts to 1,000 shares of common stock, par value $0.01 per share. The Company’s executive officers and directors do not possess any voting securities of the Company and/or its subsidiaries.

As of the Effective Date, the outstanding shares of the Company common stock and any rights, options and warrants to acquire shares of the UPC Polska Stock will be cancelled and will be of no further force or effect.

Capital Stock of the Company After the Restructuring

After the Effective Date, the authorized capital stock of the Company shall consist of 2,000 shares of common stock, par value $0.005 per share, which shall be owned 100% by UPC Telecom, Belmarken, and the holders of the Affiliate Indebtedness Claims.

DESCRIPTION OF THE NEW UPC POLSKA NOTES

General

Polska Finance was incorporated by UPC Telecom in the State of Delaware on July 2, 2003 as a corporation with limited liability. Polska Finance is a wholly-owned subsidiary of UPC Telecom and a sister company of the Company. Polska Finance was formed as an integral component of the Plan to effectuate the Restructuring through the co-issuance with the Company of the New UPC Polska Notes.

The statutory purpose of Polska Finance is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code. Polska Finance has not conducted any operations to date and is not anticipated to conduct any business, other than acting as a co-issuer of the New UPC Polska Notes.  The address of the registered office of Polska Finance in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at that address is The Corporation Trust Company.

Management of Polska Finance

Polska Finance’s Board of Directors consists of the following two members as of the date of this Disclosure Statement:

Name:	Title:
Dennis Okhuijsen	Director
Jeremy Evans	Director

Polska Finance’s business and affairs are managed by Polska Finance’s officers, under the direction of the Board of Directors.  Polska Finance’s officers currently consist of:

Name:	Title:
Dennis Okhuijsen	President and Treasurer
Jeremy Evans	Vice President and Secretary

The New UPC Polska Notes

The New UPC Polska Notes will be issued after confirmation of the Plan.

Market for the New UPC Polska Notes

The New UPC Polska Notes will not be listed on any U.S. national or regional stock exchange or included on the NASDAQ National Market or the NASDAQ Small Cap Market.  The Company expects that the New UPC Polska Notes will trade on an extremely limited basis on the NASDAQ PORTAL market.

The following is a summary of material provisions of the New Indenture and is qualified in its entirety by reference to the New Indenture itself.  A copy of the New Indenture is attached to this Disclosure Statement as an exhibit to Annex A and is incorporated herein by reference.  The Company urges each holder of New UPC Polska Notes to read the New Indenture because the New Indenture, and not this description, will define the rights of the holders of the New UPC Polska Notes.

Terms of the New UPC Polska Notes

The New UPC Polska Notes will be issued pursuant to the New Indenture by and among the Company, Polska Finance (together with the Company, the “Issuers”) and Wilmington Trust Company, as trustee (the “New Indenture Trustee”), dated as of the confirmation of the Plan.

Ranking of the New UPC Polska Notes

The New UPC Polska Notes will (i) be unsecured, general obligations of the Issuers, (ii) rank equally in right of payment with all of the Issuers’ existing (as of the Effective Date) and future unsubordinated and unsecured Indebtedness (as defined in the New Indenture); and (iii) rank senior in right of payment to all of the Issuers’ existing (as of the Effective Date) and future Subordinated Indebtedness (as defined in the New Indenture).  The Company’s operations are conducted through its subsidiaries and, therefore, the Company depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the New UPC Polska Notes.  The New UPC Polska Notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) and preferred stock of the Company’s subsidiaries.  Any right the Company has to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the New UPC Polska Notes to participate in those assets) are effectively subordinated to the claims of that subsidiary’s creditors and preferred interest holders, except to the extent that the Company is recognized as a creditor of the subsidiary, in which case the Company’s claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

Principal and Maturity

The aggregate principal amount of the New UPC Polska Notes will be determined as of the confirmation of the Plan and will be based on the amount of claims proffered in the bankruptcy court proceedings, but the Company expects the aggregate principal amount of the New UPC Polska Notes to approximate $61 million.  The scheduled maturity date of the New UPC Polska Notes will be the third anniversary of their date of issue.

Optional Redemption

The New UPC Polska Notes will be redeemable, in whole or in part, at par, at any time after their issuance, at the option of the Issuers.

Covenants

The New UPC Polska Notes will contain covenants requiring the Issuers to repurchase at par the New UPC Polska Notes at the option of the holders of the New UPC Polska Notes in the event of a Change in Control (as defined in the New Indenture) of the Company.  The New UPC Polska Notes will also contain covenants restricting or limiting the ability of the Company and any of its restricted subsidiaries (subject, in each case, to certain exceptions) to:

(i)                         incur indebtedness and issue disqualified capital stock of a restricted subsidiary;

(ii)                      purchase or redeem for value any capital stock of the Company or any of its affiliates, pay dividends or make other distributions on the capital stock of the Company;

(iii)                   impose restrictions on the ability of the Company’s restricted subsidiaries to pay dividends, make other distributions of cash or other property or make loans or guarantees to or for the benefit of the Company;

(iv)                  make any principal payment on, repurchase, redeem or defease for value, prior to any scheduled principal payment, any subordinated indebtedness of the Company;

(v)                     guarantee indebtedness of the Company or any of its affiliates;

(vi)                  engage in certain transactions between or among the Company and its affiliates;

(vii)               create, incur, assume or suffer to exist any lien on its assets or properties;

(viii)            convey, sell, transfer, assign or otherwise dispose of its property, business or assets;

(ix)                    consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets; and

(x)                       engage in any business other than the Cable/Telecommunications Business (as defined in the New Indenture), the Entertainment/Programming Business (as defined in the New Indenture) or the D-DTH Business (as defined in the New Indenture) or any business or activity reasonably related thereto.

The New Indenture will also require the Company to (i) maintain its corporate existence; provided that the Company may convert into a limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or a limited liability company or similar entity organized under the laws of a member state of the European Union; and (ii) file with the SEC annual reports, quarterly reports and other documents which are required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“U.S. Exchange Act”) at or prior to the time the document is required to be filed regardless whether the Company is then required by Section 13(a) or 15(d) to file the document.

Default

The New Indenture will provide for events of default under the New UPC Polska Notes in the event of an Issuer’s failure to pay interest (subject to a 30-day grace period) or principal on the New UPC Polska Notes, an Issuer’s failure to observe or perform any covenant or agreement under the New UPC Polska Notes or in the New Indenture (subject to a 30-day cure period), the bankruptcy, insolvency or reorganization of an Issuer or any Significant Subsidiary (as defined in the New Indenture) or a default under other indebtedness of the Company or any of its Significant Subsidiaries (as defined in the New Indenture) in excess of $5 million.

Necessity for a Co-Issuer

The New UPC Polska Notes will be issued jointly by the Company and Polska Finance because the Company anticipates that it may convert the form of its legal entity from a C corporation to a pass-through limited liability company.  This structure is designed to accommodate certain institutional investors, principally insurance companies, which are restricted in their investments in disregarded entities.  If the Company elects to convert its form of legal entity to one which is disregarded for U.S. tax purposes, the co-issuance by Polska Finance of the New UPC Polska Notes is designed to permit these institutional investors to continue to hold the New UPC Polska Notes after conversion of the Company from a C-corporation to a limited liability company.

If the Company elects to convert itself a limited liability company, the Company may, if possible, elect to do so during the pendency of its Chapter 11 bankruptcy.  If so, the Company would be required to obtain the consent of the U.S. bankruptcy trustee to the conversion.  In addition, there are various securities law, indenture, and other issues that may prevent the Company from converting into an LLC until on or after the date the Plan is consummated.

To effect the conversion, the Company anticipates that its sole shareholder, UPC Telecom, would organize a limited liability company (“UPC Polska LLC”), and UPC Telecom would own 100% of the equity interests of UPC Polska LLC if the conversion occurs during the pendency of the bankruptcy proceedings.  If the conversion occurs after the consummation of the Plan, then UPC Telecom and Belmarken (and possibly UPC Operations B.V.) would collectively own 100% of the equity interests of UPC Polska LLC.  In either case, it is anticipated that UPC Polska LLC would be a disregarded entity for U.S. tax purposes.  The Company would merge into UPC Polska LLC pursuant to applicable state law.  Consequently, all of the assets and all of the liabilities of the Company would vest in UPC Polska LLC as a matter of law.

THE RESTRUCTURING AGREEMENT

The following is a summary of the significant terms of the Restructuring Agreement.  The summary set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Restructuring Agreement. The  Restructuring Agreement was attached as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company with the SEC on June 20, 2003.

Upon consummation of the Plan, the Plan and the documents executed and delivered on the Effective Date and in consummation of the Plan shall be deemed to set forth the entire agreement and undertakings relating to the subject matter thereof and shall supersede all prior discussions and documents related thereto, including the Restructuring Agreement.

The Agreed Restructuring Process

Under the Restructuring Agreement, in order to effectuate an overall compromise and settlement, the Company, the UPC Entities and the Participating Noteholders agreed that (i) the Belmarken Notes, (ii) the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes), (iii) the Telecom Owned UPC Polska Notes, (iv) the Telecom Pari Passu Notes; (v) the Affiliate Indebtedness (vi) the UPC Polska Equity; (vii) the Telecom Junior Notes and (viii) the General Unsecured Claims would be cancelled or exchanged for New UPC Polska Stock, New UPC Polska Notes and cash on the terms set forth in the Restructuring Agreement.

Under the Restructuring Agreement, the Company agreed to file a voluntary case under Chapter 11 of the Bankruptcy Code and a plan of reorganization and disclosure statement with the Bankruptcy Court.

Distribution of Cash, New UPC Polska Notes and New UPC Polska Stock under the Plan

Consistent with the terms of the Restructuring Agreement, the Plan sets forth the New UPC Polska Notes, New UPC Polska Stock and cash to be distributed to:

(i)            the holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes);

(ii)           the holders of the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness; and

(iii)                               the holders of General Unsecured Claims.

Under the Restructuring Agreement, holders of UPC Polska Notes (other than the Telecom Owned UPC Polska Notes)  shall receive, on or as soon as practicable after the Effective Date, (i) the Cash Consideration and (ii) New UPC Polska Notes in the aggregate principal amount of $60,000,000.00.  The holders of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) shall each receive a pro rata amount of the Cash Consideration and New UPC Polska Notes based on the amount of their claims in respect of the UPC Polska Notes (other than the Telecom Owned UPC Polska Notes).

Under the Restructuring Agreement, holders of the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and Affiliate Indebtedness shall receive (i) the Other Cash Consideration and (ii) 100% of the New UPC Polska Stock for the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, the Belmarken Notes and the Affiliate Indebtedness.  The holders of the Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness, shall each receive a pro rata amount of such consideration based on the amount of their claims in respect of the Telecom Owned UPC Polska Notes, Telecom Pari Passu Notes, Belmarken Notes and Affiliate Indebtedness.

Under the Restructuring Agreement, all general unsecured creditors of the Company, other than holders of the UPC Polska Notes (excluding UPC Telecom), the Belmarken Notes, the Telecom Owned UPC Polska Notes, the Telecom Pari Passu Notes, Affiliate Indebtedness and the Telecom Junior Notes (“General Unsecured Creditors”), shall receive the amount and type of consideration per $1,000.00 of claim amount of each undisputed General

Unsecured Claim of the Company as set forth in the Restructuring Agreement, which is equal to the amount and type of consideration per $1,000.00 of claim amount payable to the holders of UPC Polska Notes (other than the Telecom Owned UPC Polska Notes) pursuant to the terms of the Restructuring Agreement.

Under the Restructuring Agreement, holders of the Telecom Junior Notes shall receive no consideration from the Company in exchange for the Telecom Junior Notes, which shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.  Holders of the UPC Polska Equity shall receive no consideration from the Company in exchange for the UPC Polska Equity, which shall be cancelled on the Effective Date by operation of the Plan and shall thereafter be of no further force and effect.

Under the Restructuring Agreement, the UPC Entities and the Participating Noteholders agreed to vote in favor of the Plan as part of the Chapter 11 bankruptcy case and to take other actions necessary to effectuate the terms of the Restructuring Agreement.

As of the date of this Disclosure Statement, the Participating Noteholders represented approximately 75% of all outstanding UPC Polska Notes held by third parties that are not affiliates of the Company (approximately 17% of all outstanding UPC Polska Notes are held by UPC Telecom).

Treatment of Other Creditors of the Company

Treatment of Critical Creditors

Under the terms of the Restructuring Agreement, the Company, the UPC Entities and the Participating Noteholders acknowledged that certain creditors of the Company are critical to the operation of the business of the Company as a going concern (“Critical Creditors”).  Accordingly, the parties to the Restructuring Agreement agreed that the Company will use its commercially reasonable efforts to pay certain of its Critical Creditors in full prior to the filing date of its Chapter 11 bankruptcy case and to take other actions to ensure that the obligations of the Company to its Critical Creditors which remain unpaid on the Effective Date are unimpaired, assumed and reinstated under the Plan and paid in full in cash on or as soon as practicable after the Effective Date.  The Company shall, subject to the approval of the Bankruptcy Court, pay the outstanding claims of Critical Creditors in full in cash on or as soon as practicable after the Filing Date.

Treatment of Holders of Administrative and Other Priority Claims

Under the Restructuring Agreement, the Plan provides that, on or as soon as practicable after the Effective Date, each holder of allowed administrative or other priority claims under the Bankruptcy Code shall receive cash equal to the full amount of its allowed claim or will otherwise be left unimpaired and reinstated or shall be accorded such other treatment as the Company and such holder agree to in writing.

Other Terms of the Restructuring Agreement

Modifications and Amendments

Under the terms of the Restructuring Agreement, the Company, may with the written consent of the UPC Entities and a Majority-in-Interest of the Participating Noteholders, make such changes and modifications to the Plan and/or the Disclosure Statement as the Company in its reasonable discretion deems necessary and appropriate, subject to certain limitations as set forth in the Restructuring Agreement, and to the extent permissible under the US Bankruptcy Code, in order to have the Disclosure Statement approved by the US Bankruptcy Court and the Plan confirmed by the US Bankruptcy Court.  Further, the Restructuring Agreement may not be amended except by an instrument in writing signed by each of the Company, the UPC Entities and a Majority-in-Interest of the Participating Noteholders.

REORGANIZATION VALUATION ANALYSIS AND PROJECTED FINANCIAL INFORMATION

Valuation Analysis

A bankruptcy court is often requested, as part of confirmation of a plan of reorganization, to determine the enterprise value of a reorganized debtor after giving effect to the contemplated restructuring as this information is often used to evaluate the consideration being provided to holders of claims and equity interests under a plan of reorganization.  Accordingly, the Company requested that FTI, its financial advisor, prepare a valuation of the Reorganized Debtor as of May 31, 2003.

The Company has been advised by FTI with respect to the value of the Reorganized Debtor on a going concern basis.  The estimated range of going concern enterprise values of the Company is approximately US$222.6 million to approximately US$246.0 million (with a midpoint value of approximately $234.3 million) as of May 31, 2003.

The foregoing estimate of the range of reorganization enterprise values of the Reorganized Debtor relies on a number of assumptions with respect to economic, market, foreign exchange, regulatory, industry and general business conditions, the successful implementation of the Reorganized Debtor’s restructuring and business plans, market conditions as of May 31, 2003 continuing through the assumed Effective Date and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

This valuation analysis reflects work performed by FTI on the basis of information in respect of the businesses and assets made available to FTI by the Company’s management in June and July 2003.  In preparing this valuation analysis, FTI had access to the Company’s projected financial information contained in Annex E of this Disclosure Statement and relied upon such projected financial information, in part, to formulate the enterprise value of the Reorganized Debtor presented herein.  In particular, FTI utilized the Company’s projected financial information contained in Annex E of this Disclosure Statement in developing its discounted cash flow analysis and in deriving appropriate base numbers to which the selected multiples were applied when it performed the comparable public company analysis described below.  In conducting this analysis, FTI: (i) reviewed certain historical financial information of the Company for recent fiscal years and interim periods; (ii) reviewed certain internal financial and operating data of the Company, including financial projections prepared and provided by management relating to the Company’s business and its prospects; (iii) discussed the Company’s operations and future prospects with certain members of senior management of the Company; (iv) reviewed publicly available financial data and considered the market value of public companies which FTI deemed generally comparable to the operating business of the Company; (v) considered certain economic and industry information relevant to the operating business; and (vi) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.  Although FTI conducted a review and analysis of the Company’s business, operating assets and liabilities and business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Company, and of publicly available information.  In addition, FTI did not independently verify management’s projections in connection with FTI’s estimates of the enterprise value, and no independent valuations or appraisals of the Company’s underlying assets were sought or obtained in connection herewith.

Estimates comprising the range of enterprise values do not purport to be appraisals or necessarily reflect the values which may be realized if assets of the Company are sold as a going concern, in liquidation or otherwise.

The estimated range of enterprise values prepared by FTI represents the range of enterprise values of the Reorganized Debtor on May 31, 2003.  These estimates were developed solely for purposes of the formulation of a plan of reorganization and to estimate the implied recoveries to creditors thereunder.  These estimates do not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

The enterprise value of any operating business is subject to numerous uncertainties and contingencies which are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of the business, the industry in which the business operates and the economy in general.  As a result, the estimated range of enterprise values of the Reorganized Debtor set forth herein is not necessarily indicative of actual outcomes, which may be significantly different from those set forth herein, and none of the Company, the Reorganized Debtor, FTI or any other person assumes responsibility for their accuracy.  In addition, the value of newly-issued securities is subject to uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things, prevailing conditions in the financial markets, interest rates, the initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

Valuation Methodologies

FTI performed a variety of analyses and considered a variety of factors in preparing the valuation of the Reorganized Debtor.  In performing its valuation analysis, FTI considered the valuation of each of UPC Polska’s subsidiaries and combined these valuations to arrive at the valuation for the Company.  FTI primarily relied on three generally accepted methodologies: discounted cash flow analysis, comparable public company analysis, and the asset approach.  FTI made judgments as to the relative significance of each analysis and the indicated value range reflects the combined conclusions of each analysis.

Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) valuation methodology is a “forward-looking” approach that relates the value of an asset or business to the present value of expected unlevered after-tax cash flows accruing to the providers of interest-bearing debt and equity.  The expected future cash flows are discounted to May 31, 2003 at an estimated rate of return which represents the risk-adjusted, weighted average cost of capital of the business.

This approach relies on the Company’s ability to project future cash flows with some degree of accuracy.  The Company’s projections reflect assumptions made by the Company’s management concerning anticipated results, and the assumptions and judgments used in the projections may or may not ultimately prove correct; therefore, no assurance can be provided that the projections are attainable or correct.  FTI does not and cannot make any representations or warranties as to the accuracy or completeness of the Company’s projections.

Comparable Public Company Analysis

The comparable public company analysis estimates the value of a business based on a comparison with the financial statistics of public companies in a similar line of business.  It establishes valuation benchmarks by calculating the enterprise values of comparable companies, as determined by the traded value of their securities, as multiples of common operating statistics such as revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”), and then applying those multiples to the operating statistics of the subject company.  The analysis involves a detailed multi-year comparison of each company’s income statements, balance sheets and cash flow statements.  In addition, each company’s performance, profitability, margins, leverage and business trends are also examined.

A key factor to this approach is the selection of companies with similar operational and financial characteristics to the target company.  Relevant criteria for selecting comparable companies include, among other things, similarity of lines of business, business risks, strategy and growth prospects, maturity of business, cost structure, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to numerous judgments.

Asset Approach

The asset approach estimates the value of a business based on the value of its underlying assets.  It is often used when the business being valued is not an operating business or where discounted cash flow or comparable public company analyses may not readily determine its value.

The asset approach depends upon the estimated values of the business’s underlying assets, which are often based upon certain assumptions and subject to a significant amount of judgment.  To the extent that the business’s assets are, in whole or in part, comprised of equity interests in subsidiaries, the value of such interests are often subject to the same uncertainties described for the discounted cash flow and comparable public company analyses in the preceding paragraphs.

THE RANGE OF ENTERPRISE VALUES DETERMINED BY FTI REPRESENTS ESTIMATED VALUES OF THE REORGANIZED DEBTOR ONLY FOR PURPOSES OF CALCULATING RECOVERY TO CREDITORS UNDER THE PLAN, AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINED IN A PUBLIC OR PRIVATE SALE.

Projected Financial Information

As described in “Chapter 11 Case and the Plan of Reorganization — Voting on, and Confirmation of, The Plan—Feasibility,” in order for the Plan to be confirmed, the Bankruptcy Court must find that the Plan is “feasible” as set forth in Section 1129(a)(11) of the Bankruptcy Code.  Accordingly, in order to demonstrate that the Plan is feasible, to assist in the preparation of a valuation analysis and to assist each Holder of a Claim against, or Equity Interest in, the Company in determining whether to accept or reject the Plan, the Company’s management has prepared the prospective financial information and other financial projections set forth in Annex E of this Disclosure Statement (the “Projections”).

The Projections are based upon the Company’s business plan and should be read in conjunction with (i) the assumptions, qualifications and footnotes to the tables containing the Projections, (ii) the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached hereto as Annex B, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, attached hereto as Annex C and (iii) the information contained under the heading “Risk Factors” of this Disclosure Statement.

The management of the Company believes that the Projections were prepared in good faith using assumptions that are reasonable and applied in a manner consistent with past practice.  Most of the assumptions used in the Projections about the operations of the Reorganized Debtor after the assumed Effective Date of December 31, 2003 are based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were prepared.  While, as of the date hereof, such conditions have not materially changed, any future changes in these conditions may materially impact the Company’s ability to achieve the Projections.

The Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company’s management when taken as a whole, may not be realized, and are inherently subject to significant known and unknown business, economic and competitive uncertainties and contingencies, including, among others, those summarized herein, many of which are beyond the Company’s control and which may cause the Company’s actual financial condition, results or performance to be materially different from those projected.  Consequently, this Disclosure Statement and the Projections contained herein should not be regarded as a representation by the Company or any other person as to the accuracy of the Projections or to the Company’s ability to achieve the projected results or performance.  In addition, there can be no assurance that the assumptions made by the Company’s management in preparing the Projections will prove accurate.  Some assumptions inevitably will not materialize.  Further, events and circumstances occurring subsequent to the date on which the Projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and the occurrence of these events may affect the Company’s financial results in a material and possibly adverse manner.  The Projections, therefore, are not fact and should not be relied upon as a guaranty or other assurance of the actual results that will occur.  The inclusion of the Projections in this Disclosure Statement should not be regarded as an indication that the Company or any of its affiliates, representatives or advisors consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such.  Readers of this Disclosure Statement are cautioned not to place undue reliance on the Projections.

The Company’s management has prepared the Projections solely for purposes of complying with the requirements of the Bankruptcy Code.  The Projections were not prepared with a view toward compliance with the published guidelines of the SEC, the American Institute of Certified Public Accountants, or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the Company’s historical consolidated financial statements.  Neither Arthur Andersen, the Company’s predecessor independent auditors, nor KPMG, the Company’s current independent auditors, has compiled or examined the Projections or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on the Projections or the achievability of the results or performance indicated by the Projections, and assume no responsibility for, and disclaim any association with, the Projections.  FTI, the Company’s financial advisors, has not compiled or expressed any opinion or any other form of assurance on the Projections or the achievability of the results or performance indicated by the Projections, and assume no responsibility for, and disclaim any association with, the Projections.

The Company’s management does not, as a matter of course, publicly disclose financial projections of the Company’s expected future financial condition, results of operations or cash flows.  Accordingly, the Company does not intend, and disclaims any obligation, to (i) furnish updated or revised projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of future events (even in the event that any or all of the assumptions underlying the Projections are shown to be in error) to Holders of the Claims against, and Equity Interests in, the Company prior to the Effective Date or to holders of the shares of New UPC Polska Stock or New UPC Polska Notes or any other party after such Effective Date, (ii) include such updated or revised information in any documents that may be required to be filed with the SEC or (iii) otherwise make such updated or revised information publicly available.

LIQUIDATION ANALYSIS

Best Interests of Creditors Test

As described in “Chapter 11 Case and the Plan of Reorganization — Voting on, and Confirmation of, The Plan —The Best Interests Test,” above, in order to confirm a Chapter 11 plan of reorganization, the Bankruptcy Code requires that, among other things, each holder of a claim or equity interest in an impaired class either:

•                                          accept the plan; or

•                                          receive or retain under the plan cash or property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code (the “Best Interests Test”).

To calculate what holders of each impaired class of claims and equity interests would receive in a Chapter 7 liquidation, the Bankruptcy Court must determine the “liquidation value” of the debtor, which would consist primarily of the net proceeds from a forced sale of the debtor’s assets by a Chapter 7 trustee.  The proceeds from a Chapter 7 liquidation that would be available to all unsecured claims would be reduced or diluted by:

•                                          secured claims to the extent of the value of the collateral securing such claims;

•                                          the costs and expenses of liquidation, including the costs incurred to sell the assets;

•                                          the administrative expenses of the Chapter 7 case, including the fees of a trustee, counsel, financial advisors, accountants and other professionals;

•                                          additional contingent claims and losses arising during the operation of the debtor’s business in Chapter 7, including potential breaches of contracts;

•                                          priority claims arising in the Chapter 7 and the prior Chapter 11 case; and

•                                          administrative expenses and claims in the prior Chapter 11 case, including the fees of counsel, financial advisors, accountants and other professionals.

In applying the Best Interests Test, the Company believes that the most likely outcome of a liquidation proceeding under Chapter 7 would be the application of the rule of absolute priority of distributions under Bankruptcy Code Section 726.  Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, and no equity holder receives any distribution until all creditors are paid in full with interest.

To determine if the Plan satisfies the Best Interests Test as to each Holder of an Impaired Claim or Impaired Equity Interest, the present value of such Holder’s pro rata share of the net liquidation proceeds available for distribution to unsecured creditors must be compared with the value of the property offered to such Holder under the Plan.  If present values offered to each such Holder under the Plan are found by the Bankruptcy Court to equal or exceed what each such Holder would realize in a Chapter 7 liquidation, the Plan will be deemed to satisfy the Best Interests test.

Liquidation Analysis

The Company believes that the confirmation of the Plan will provide each Holder of an Impaired Claim or Impaired Equity Interest with as least as much recovery as it would receive if the Company were liquidated under Chapter 7.  In addition, in the Company’s view, a Chapter 7 liquidation involves additional uncertainty not fully reflected in the Liquidation Analysis with respect both to the timing and amount of payments to each Holder of an Impaired Claim or Impaired Equity Interest.  The Company believes that the Plan provides as much certainty as is possible regarding these matters.

The Liquidation Analysis, as set forth in Annex F, is based upon an orderly Chapter 7 liquidation of the Company.  This analysis projects a low and high recovery range based upon the Company’s May 31, 2003 balance sheet.

The Liquidation Analysis is provided solely to disclose to Holders of Claims and Equity Interests the effects of a hypothetical Chapter 7 liquidation, subject to the assumptions set forth therein.  There can be no assurance that those assumptions would prove accurate if a Chapter 7 liquidation were to occur or that the analysis will be accepted by the Bankruptcy Court.

SECURITIES LAW CONSIDERATIONS

The Company and Polska Finance are relying on Section 1145 of the Bankruptcy Code to exempt the issuance of the New UPC Polska Notes and New UPC Polska Stock from the registration requirements of the U.S. Securities Act (and of any state securities or “blue sky” laws). Section 1145 exempts from registration the sale of the securities of a debtor, a successor to a debtor or an affiliate of a debtor (such as a plan co-proponent) under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, an equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New UPC Polska Notes and the New UPC Polska Stock generally will be exempt from the registration requirements of the U.S. Securities Act. Accordingly, recipients will be able to resell the New UPC Polska Notes and New UPC Polska Stock without registration under the U.S. Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code.

Section 1145(b) of the Bankruptcy Code defines an “underwriter” for purposes of the U.S. Securities Act as one who

(i)                                     purchases a claim, equity interest or administrative expense claim with a view to        distribution of                  any security to be received in exchange for the claim or equity        interest,

(ii)                                  offers to sell securities issued under a plan for the holders of such securities,

(iii)                               offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or

(iv)                              is a control person of the issuer of the securities.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the U.S. Securities Act, which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in Section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the U.S. Securities Act.

Because of the complex, subjective nature of the question of whether a particular holder may be an underwriter, the Company does not make any representation concerning the ability of any person to dispose of the New UPC Polska Notes and New UPC Polska Stock to be distributed under the Plan.

TAX ANALYSIS

Certain U.S. Federal Income Tax Consequences of the Plan

The following discussion summarizes certain U.S. federal income tax consequences of implementation of the Restructuring and the Plan to UPC Polska and to the holders of Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (“IRS”) as in effect and available on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Restructuring and the Plan (hereinafter in this Tax Analysis section the Restructuring and the Plan are referred to collectively as the “Plan”) are complex and are subject to significant uncertainties.  UPC Polska has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.  In addition, this summary does not address foreign, state, or local tax consequences of the Plan; nor, except as otherwise noted, does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, and investors in pass-through entities).

Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only.  In particular, it is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of an Allowed UPC Polska Note Claim.  All holders of Allowed UPC Polska Note Claims are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable under the Plan.

Consequences to UPC Polska

Effect of Expected Indirect Change of Ownership

UPC Polska files a consolidated U.S. federal income tax return, which takes into account the operations of both UPC Polska and its U.S. subsidiaries.  UPC Polska expects to report consolidated net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $130 million as of December 31, 2002.  UPC Polska expects to utilize a portion of these losses to offset any taxable income during the taxable year ended December 31, 2003.

UPC Polska’s NOLs and anticipated losses could normally be offset against any other taxable income that UPC Polska might realize in connection with the transactions contemplated in, or related to, the Plan.  It is expected, however, that the ownership of UPC will change for U.S. federal income tax purposes as a result of the pending bankruptcy reorganization of UPC.  This ownership change, which is expected to occur during 2003, will indirectly change the ownership of UPC Polska for U.S. federal income tax purposes.  The indirect change of ownership of UPC Polska (UPC Polska will not itself undergo a direct ownership change under the Plan), when it occurs, will likely have the effect under section 382 of the Tax Code of severely limiting or denying the use of the NOL carryforwards of UPC Polska.  If UPC Polska is insolvent as of the date of the ownership change, this limitation would effectively prevent UPC Polska from carrying forward any of its NOLs.  In addition, if, immediately before the ownership change occurs, UPC Polska has a net unrealized built-in loss (i.e., if its aggregate tax basis in its assets exceeds the fair market value of its assets by more than a threshold amount), UPC Polska will also be subject to the ownership change rules with respect to such built-in loss, and UPC Polska will effectively be unable to utilize recognized built-in losses, attributable to UPC Polska’s subsequent disposition of any of its assets held immediately before the ownership change of UPC that had built-in losses on the date of such ownership change, against any future taxable income it might have to the extent such losses are recognized during the five-year period beginning on the date of the ownership change.  However, (i) any NOLs incurred by, or allocable to, UPC Polska after the date of the ownership change, and (ii) any recognized built-in loss attributable to the disposition by UPC Polska of any asset held by it immediately before the UPC ownership change, where such loss exceeds the excess of the adjusted tax basis of such asset on the date of the ownership change over the fawir market value of such asset on such date, would be available without such limitation.

Effect of Conversions to Limited Liability Companies

On July 3, 2003, UPC Polska’s wholly-owned U.S. subsidiaries, @Entertainment and PCI, were each merged into new Delaware limited liability companies (“LLCs”) formed and owned by UPC Polska.  As both such subsidiaries were solvent at the time of their conversions, the conversions should be treated as tax-free subsidiary liquidations into UPC Polska for federal income tax purposes.  Because UPC Polska is deemed to have no U.S. subsidiaries following the liquidations, the UPC Polska consolidated return group will cease to exist for tax purposes at the end of UPC’s taxable year in which such conversions occurred, although UPC Polska’s taxable year did not end on July 3, 2003.

The Plan also contemplates a conversion of UPC Polska into a disregarded entity for U.S. federal income tax purposes, to be referred to herein as “UPC Polska LLC.”  Such conversion is planned to occur either during the pendency of UPC Polska’s Chapter 11 bankruptcy or soon thereafter (but in any event during 2003, if possible).  It is intended that this conversion, as with the conversion of the aforementioned subsidiaries, will be accomplished by merging UPC Polska into a new Delaware LLC, to be formed and owned by UPC Telecom if effected during the pendency of the Chapter 11 bankruptcy, or to be owned by UPC Telecom and Belmarken (and possibly UPC Operations B.V.) collectively if effected thereafter.  Although UPC Polska will continue its existence as a Delaware LLC following the conversion, for U.S. federal income tax purposes the conversion will be treated as if UPC Polska had distributed all of its assets, subject to all of its liabilities, to its sole shareholder or shareholders, as the case may be, and dissolved, and UPC Polska’s taxable year will end on the date of the conversion and deemed dissolution.  As UPC Telecom, Belmarken, and UPC Operations B.V. are disregarded entities for U.S. federal income tax purposes, UPC is deemed to be UPC Polska’s sole shareholder for these purposes, and UPC Polska will therefore be deemed to be liquidated into UPC.

To the extent that, subsequent to the conversion and deemed liquidation of UPC Polska, neither UPC Polska LLC nor UPC (including disregarded entities owned by UPC) has income from the conduct of a U.S. trade or business or other U.S.-source income, there should be no U.S. federal income tax liability to UPC Polska LLC for periods subsequent to the taxable year ending on the date of UPC Polska’s deemed liquidation.

Effect of Debt Cancellation

The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes – such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets – on a dollar-for-dollar basis on account of any cancellation of debt income (“COD”) in connection with the bankruptcy that would otherwise have given rise to gross income.  For UPC Polska, if the Plan is consummated, in connection with the discharge of all Allowed UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims, which as discussed below should not give rise to COD income), COD income realized will be the amount by which (i) the sum of the adjusted issue prices of those Allowed Claims that are subject to the original issue discount (“OID”) rules of the Tax Code, and, in general, the outstanding amount of those Allowed Claims that are not subject to the OID rules, exceeds (ii) the sum of (a) the amount of Cash paid by the Company in satisfaction of Allowed Claims, (b) the issue price of the New UPC Polska Notes, and (c) the fair market value of the New UPC Polska Stock and other consideration, if any, issued by the Company in satisfaction of Allowed Claims given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).  Nothwithstanding the preceding sentence, there may be no COD income realized in connection with the discharge of the UPC Telecom Note Claims and any Claims held by UPC Telecom, since the discharge of such Claims, to the extent not satisfied by the receipt of New UPC Polska Stock or other consideration, may be treated as tax-free shareholder contributions to UPC Polska’s capital, although such treatment is not entirely free from doubt.  To the extent that the amount of COD exceeds the tax attributes available for reduction, the remaining COD should result neither in U.S. federal income tax nor in any other U.S. federal tax consequences for UPC Polska.

Any reduction in tax attributes does not occur until the end of the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD is incurred.  The reduction is generally carried out in a priority sequence spelled out in the Tax Code, beginning with the debtor’s NOLs, and eventually possibly leading to a reduction in the debtor’s tax basis in its property.  However, if advantageous, a corporate taxpayer may elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes.  Implementation of the Plan will result in COD adjustments to UPC Polska’s tax attributes under the rules described above.  In the absence of an event that causes the taxable year to end sooner, certain specified tax attributes, including NOLs and NOL carryforwards, would be adjusted at the end of 2003 (after their application in determining tax liability for the 2003 taxable year), and UPC Polska’s basis in its assets would be adjusted at the beginning of 2004.

As noted above, these adjustments would generally have continuing U.S. federal income tax relevance with respect to the future utilization of the NOLs only if UPC Polska exists as a taxable U.S. entity on and subsequent to those dates.  Because it is anticipated that the conversion of UPC Polska to an LLC will occur during 2003, none of the adjustments should adversely affect UPC Polska during the period in which it is a U.S. taxable entity.  If, however, UPC Polska is not converted to an LLC by December 31, 2003, the attribute reduction rules described above would likely cause UPC Polska to recognize substantial taxable gains upon conversion to an LLC.  Such gain would be equal to the excess of the fair market value of the assets of UPC Polska on the date the LLC conversion occurs over UPC Polska’s adjusted tax basis in its assets (after application of the attribute reduction rules described above).

Effect of Sequence of Events

The tax consequences of UPC Polska’s deemed liquidation (when it converts to an LLC) and the restructuring of UPC Polska’s debt will depend on whether UPC Polska’s conversion to an LLC is considered, for U.S. federal income tax purposes, to occur prior to, or after, the Restructuring of the debt, and also on the date, in relation to those two events, that the change of ownership of UPC occurs.  The sequence of the events could result in important differences in terms of UPC Polska’s ability to use its NOLs and any built-in losses against any other income it might realize subsequent to the ownership change that is otherwise subject to U.S. federal income tax.  These sequences are discussed below.  However, as a general conclusion, so long as the conversion to an LLC occurs before December 31, 2003, there should be no adverse U.S. federal income tax consequences to UPC Polska.

1.                                       Tax Consequences to UPC Polska if the Conversion to an LLC is Considered to Occur Prior to the Debt Restructuring

The Plan includes the restructuring of the debt held by UPC Telecom.  As discussed above, UPC Polska may convert to an LLC during the pendency of the Chapter 11 bankruptcy while it is still wholly owned by UPC Telecom.  This conversion may occur prior to the restructuring of the debt, which will occur on or as soon as practicable after the Effective Date pursuant to the Plan.  As a result, if UPC Polska is deemed to be insolvent at the time of the LLC conversion, the liquidation would be taxable rather than tax-free to UPC Polska in the following manner.  In such a taxable liquidation, UPC Polska would be deemed to transfer its assets to its deemed shareholder (i.e., UPC, since UPC Telecom is a disregarded entity for U.S. federal income tax purposes) in exchange for the debt obligations held by UPC Telecom.  UPC Polska would recognize losses if the fair market value of the assets transferred in the deemed liquidation were less than UPC Polska’s basis in such assets.  Conversely, UPC Polska would recognize gains if the fair market value of the assets transferred in the deemed liquidation were to exceed UPC Polska’s basis in such assets.  Similarly, UPC Polska may have interest expense for any accrued but unpaid interest expense on the debt owed to UPC Telecom that UPC Polska is deemed to have paid.  If the conversion occurs during 2003, UPC Polska believes that it should realize losses, not gains, on the deemed liquidation.

Additionally, based upon prior rulings in which the IRS disregards parent companies’ transactions with subsidiaries immediately prior to the liquidation (or sale) of the subsidiaries, even if the debt restructuring occurs prior to the conversion transaction, the IRS may apply the step transaction doctrine (which allows the IRS to disregard certain steps or to “step together” certain transactions that are in substance part of a single transaction) and treat the restructuring of the debt not as a separate prior event but as an integrated transaction with the liquidation.  However, even if the IRS were successful in applying the step transaction doctrine to integrate the LLC conversion with the debt restructuring, the consequences to UPC Polska would be the same as in the case where the conversion occurred sequentially in time before the debt restructuring, if, in either case, UPC Polska is deemed to be insolvent at the time of the deemed liquidation.  If the IRS were successful in applying the step transaction doctrine in this context, the LLC conversion would remain a taxable event.  However, as noted above, if the stepped-together conversion and debt restructuring take place in 2003, UPC Polska believes that it should not recognize gain.

Although NOLs can generally be used to offset liquidation gains of the type described, if the indirect change of ownership of UPC Polska occurs, or is deemed to occur (pursuant to a sequence reordering by the IRS in connection with a successful application of the step transaction doctrine), before the liquidation, UPC Polska might not be able to use its pre-change NOLs to offset any net gains that it realizes on the liquidation (as noted, UPC Polska believes there would be no net gains if the liquidation occurs during 2003), because such NOLs would have been effectively eliminated or severely reduced as a result of the ownership change rules described above (although such NOLs could be used to offset any liquidation gain allocated to the pre-change portion of UPC Polska’s current tax year).  Similarly, although UPC Polska may normally be allowed to claim an interest deduction for property distributed in exchange for accrued interest expense, such accrued interest expense is considered to be a built-in loss recognized at the time of the deemed liquidation, and thus an interest expense (to the extent it relates to interest that accrued on or before the date of the ownership change of UPC) could not be claimed by UPC Polska if the ownership change were to precede the liquidation and UPC Polska has a net unrealized built-in loss in excess of a threshold amount.

If the fair market value of the assets distributed in the deemed liquidation were less than the adjusted issue price of the debt surrendered by UPC Telecom, UPC Polska generally would not realize COD income.  Instead, the difference may be treated as a tax-free shareholder contribution to capital, although such treatment is not free from doubt.  However, even if such exchange results in additional COD realized by UPC Polska, if UPC Polska is still in bankruptcy at the time of the deemed liquidation, it should be eligible for the exception to COD income recognition discussed above and thus should have no recognized COD income.

2.                                       Tax Consequences to UPC Polska if the Conversion to an LLC Is Considered to Occur Subsequent to the Debt Restructuring

If the restructuring of the UPC Telecom debt occurs prior to the time UPC Polska converts to an LLC, and the IRS does not restructure the transaction under the step transaction doctrine in the manner described in section 1, above, as a result of the restructuring UPC Polska would likely be considered solvent at the time of the deemed liquidation.  If a solvent subsidiary liquidates into its parent company, generally neither the liquidating company nor the parent company recognizes gains or losses, provided that the parent owns at least 80 percent of the stock (by vote and value) of such subsidiary.  However, these general rules do not apply with respect to “outbound” liquidations in which a U.S. company liquidates into a foreign parent company.  As discussed above, UPC Polska is wholly owned by UPC Telecom, which, in turn, is wholly owned by UPC.  As a result of the consummation of the Plan, UPC Polska will be owned by UPC Telecom and Belmarken (and possibly UPC Operations B.V.) collectively.  Since UPC Telecom, Belmarken, and UPC Operations B.V. are disregarded entities for U.S. federal income tax purposes, the conversion of UPC Polska into an LLC will be treated as a liquidation directly into UPC, regardless of whether the conversion is effected during or subsequent to the pendency of UPC Polska’s Chapter 11 bankruptcy proceedings.  UPC is a foreign company.  Accordingly, UPC Polska would be required to recognize any gains on any assets on which fair market value exceeds UPC Polska’s basis.  Generally, losses may be recognized to the extent that the basis of assets of the liquidating U.S. subsidiary of a foreign parent exceeds the fair market value of the assets, but any aggregate ordinary and capital loss recognized on liquidation cannot exceed the amount of aggregate ordinary and capital gain (respectively) recognized in the liquidation.  If the conversion to an LLC is considered to occur subsequent to the debt restructuring and during 2003 (i.e., before the COD basis adjustment becomes effective), UPC Polska believes that it should not realize taxable gains on the deemed liquidation.  Moreover, even if there were any “outbound” liquidation gains, if the conversion to an LLC occurs before the expected UPC ownership change, UPC Polska may be able to use its NOL carryforwards to offset such gains, and if the LLC conversion were to occur in 2003 but after the UPC ownership change, UPC Polska may still be able to use a portion of such NOLs to offset such gains.

Note again that because any downward basis adjustments would not take effect until 2004, it is important that the liquidation take place during 2003, and, if possible, before the change of ownership of UPC, since management’s assumptions as to the likely gains and losses are based upon the basis of the assets before the COD adjustments become effective.

Consequences to Holders of Certain Claims

Restructuring of the Debt

The U.S. federal income tax consequences of the Plan to holders of Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) will generally depend, in part, on whether such holders’ Claims, and whether the New UPC Polska Notes, constitute “securities” for U.S. federal income tax purposes.  Note, in this regard, that even if both the UPC Polska Note Claims and the New UPC Polska Notes were to constitute “securities,” if the UPC Polska conversion to an LLC is treated by the IRS as integrated with the exchange of debt, the exchange would be taxable in the manner described in the section below entitled “Tax Consequences if Either the Allowed UPC Polska Note Claims or the New UPC Polska Notes Are Not “Securities”.”

The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt instrument constitutes a “security” depends upon a facts and circumstances analysis of the instrument.  One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term.  In general, debt instruments issued with a weighted average maturity at issuance of five years or less (e.g., revolving credit obligations) do not constitute securities, whereas debt instruments with a weighted average maturity of ten years or more constitute securities.  UPC Polska believes that the UPC Polska Note Claims (each having an original ten-year maturity) may be classified as “securities” of UPC Polska for federal income tax purposes.  Conversely, UPC Polska believes the New UPC Polska Notes - which will have a maturity of three years – probably will not constitute “securities” for such purposes.  However, as this is a facts and circumstances determination, and as other factors besides maturity are relevant to the analysis, each holder is urged to consult its tax advisor regarding classification of such holder’s New UPC Polska Notes as “securities” or non-“securities” for federal income tax purposes.

1.                                       Tax Consequences if Either the Allowed UPC Polska Note Claims or the New UPC Polska Notes Are Not “Securities”

The receipt of New UPC Polska Notes and cash in satisfaction of Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) will be a fully taxable transaction if either such Claims or the New UPC Polska Notes do notconstitute “securities.”  In general, holders of such Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) in such circumstances will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the “issue price” of any New UPC Polska Notes (as discussed below) and (y) the amount of cash received in satisfaction of its Claim, and (ii) such holder’s adjusted tax basis in its Claim other than, in each case, but subject to the succeeding sentence, any amount attributable to any Claim for accrued OID not previously included in income.   For a discussion of the tax consequences of any Claims for accrued OID, see the discussion titled “Distributions in Discharge of Accrued OID,” below.

Any gain as described above on the exchange of the UPC Polska Note Claims for the New UPC Polska Notes may be subject to the installment sale rules, which may result in the deferral of gain, if any, recognized by holders on the exchange.  However, installment treatment of the gain would be available only if both the UPC Polska Note Claims and the New UPC Polska Notes exchanged therefor are not securities and are not publicly traded in an “established securities market” (as defined and discussed below).

Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder; whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held; whether the Claim was acquired at a market discount; and whether and to what extent the holder had previously claimed a bad debt deduction.  A holder of a Claim which purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code.  Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

A holder’s tax basis in New UPC Polska Notes received will equal the “issue price” of such notes.  The holding period for New UPC Polska Notes generally will begin the day following the issuance of such stock or notes.  Note that, if either the UPC Polska Note Claims or the New UPC Polska Notes are not securities, a holder’s tax basis in the New UPC Polska Notes will be the issue price rather than its basis in its UPC Polska Note Claims, and its holding period for the New UPC Polska Notes will start after the issuance of the New UPC Polska Notes and will not include its holding period for its UPC Polska Note Claims.

For a discussion of certain of the U.S. federal income tax consequences of the ownership and disposition of the New UPC Polska Notes, see the relevant sections below.

2.                                       Tax Consequences if Both Allowed UPC Polska Note Claims and the New UPC Polska Notes Are “Securities”

In general, if both the UPC Polska Note Claims and the New UPC Polska Notes constitute “securities” for U.S. federal income tax purposes, then the exchange of notes will constitute a recapitalization, and holders of Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) may recognize any gain “realized,” but not any loss “realized,” upon the receipt of New UPC Polska Notes and cash.  In general, each holder may “realize” gain as a result of the exchange in an amount equal to the excess, if any, of (i) the sum of (x) the issue price of any New UPC Polska Notes received and (y) the amount of cash received in satisfaction of its Claim, over (ii) such holder’s adjusted tax basis in its Claim other than, in each case, any amount attributable to any Claim for accrued but unpaid OID, subject to the discussion entitled “Distributions in Discharge of Accrued OID,” below.  Ordinarily, if any gain is realized, the amount of gain that would be recognized for U.S. federal income tax purposes would not exceed (i) the fair market value of the excess, if any, of (x) the principal amount of New UPC Polska Notes received over (y) the principal amount of the UPC Polska Notes surrendered, and (ii) the amount of cash received in satisfaction of its Claim other than, in each case, any Claim for accrued but unpaid OID, subject to the discussion entitled “Distributions in Discharge of Accrued OID,” below.  However, since for each holder the principal amount of the New UPC Polska Notes received will be less than the principal amount of the UPC Polska Note Claims surrendered, the amount of any gain recognized should not exceed the cash received.  See the discussion in the section titled “Distributions in Discharge of Accrued OID,” below, for the treatment of accrued but unpaid interest.

As noted above in subsection 1, where gain is recognized by a holder, the character of such gain as long-term or short-term capital gain or as ordinary income will be determined by a number of factors.

If the exchange of UPC Polska Note Claims for (among other consideration) New UPC Polska Notes constitutes a recapitalization for federal income tax purposes, a holder’s aggregate tax basis in the New UPC Polska Notes (received as “securities,” but excluding any New UPC Polska Notes received which are attributable to any Claim for accrued but unpaid OID) will equal such holder’s adjusted tax basis in its Claim (excluding any Claim for accrued but unpaid OID) decreased by the amount of cash received, and increased by the amount of any gain recognized on the exchange.  In general, the holder’s holding period for the New UPC Polska Notes (received as “securities”) will include the holder’s holding period for the Claim except to the extent issued in respect of a Claim for accrued but unpaid OID.

Distributions in Discharge of Accrued OID

In general, to the extent that any distribution to a holder of an Allowed UPC Polska Note Claim (other than Allowed Telecom Owned UPC Polska Note Claims) is received in satisfaction of accrued OID, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  The IRS appears to be of the view that a holder of a debt instrument with OID must report the OID as ordinary income as it accrues even if the issuer is in bankruptcy and the ultimate ability of the issuer to pay the OID is uncertain.  Each holder should discuss this issue with the holder’s own tax advisor.

A holder generally recognizes a deductible loss to the extent any amortized OID was previously included in its gross income and is not paid in full.  There is a position that such loss constitutes an ordinary loss rather than a capital loss.  However, because of the lack of direct authority in this matter, the IRS may challenge ordinary loss characterization.  Additionally, if the exchange of notes will constitute a recapitalization for U.S. federal income tax purposes, there is no assurance that any deductible loss taken by a holder (whether ordinary or capital) on account of accrued OID would be respected by the IRS for U.S. federal income tax purposes.

Pursuant to the Plan, all distributions in respect of any Allowed UPC Polska Note Claim (other than Allowed Telecom Owned UPC Polska Note Claims) will be allocated first to the principal amount of such Claim, as determined for U.S. federal income tax purposes, and thereafter to the remaining portion of such Claim, if any.

However, Treasury Regulations under sections 446 and 1272 of the Tax Code suggest that, for U.S. federal income tax purposes, such allocation will not be respected and all distributions in respect of any Allowed UPC Polska Note Claims (other than Allowed Telecom Owned UPC Polska Note Claims) will be allocated first to accrued OID.  If any portion of any distribution were required to be allocated to accrued OID, such portion would be taxable to the holder as interest income rather than as gain or loss (as described above), except to the extent that such holder previously reported such OID as interest income.

Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

Ownership and Disposition of the New UPC Polska Notes

1.                                      Determination of “Issue Price” of New UPC Polska Notes

Holders of Claims who receive New UPC Polska Notes are urged to consult their tax advisors regarding the treatment of such New UPC Polska Notes under the OID rules of the Tax Code and whether such holders will be required to include certain amounts in income prior to the receipt of any cash payments attributable to such amounts.

As discussed above, the amount of gain realized by holders of Allowed UPC Polska Note Claims will depend in part on the “issue price” of the New UPC Polska Notes, regardless of whether the exchange of debt constitutes a recapitalization for U.S. federal income tax purposes.  The “issue price” of the New UPC Polska Notes will depend upon whether they are traded on an “established securities market” during the sixty-day period ending thirty days after the Effective Date, or whether a substantial portion of the Claims exchanged for such notes is so traded.  Pursuant to Treasury Regulations, an “established securities market” need not be a formal market.  It is sufficient that the notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealer or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or, in certain instances which do not seem applicable in this case, that price quotations for such notes are readily available from brokers, dealers or traders.

If the UPC Polska Note Claims are considered traded on an “established securities market,” the “issue price” of such New UPC Polska Notes will be their fair market value on their date of issuance.  If the New UPC Polska Notes are not considered traded on an “established securities market” but a Claim exchanged therefor is considered traded on an “established securities market,” the issue price of the New UPC Polska Notes will be the fair market value of such traded Claims on the date the New UPC Polska Notes are issued.  If neither the New UPC Polska Notes nor a substantial portion of the Claims exchanged for such notes are traded on an established securities market, the issue price of the New UPC Polska Notes generally will be their stated principal amount if, as is also expected, the stated interest rate is greater than the applicable federal rate for obligations of similar maturity in effect on the Effective Date.  While not free from doubt, UPC Polska believes that neither the New UPC Polska Notes nor any of the Claims exchanged thereunder will be considered traded on an “established securities market” during the relevant 60-day period, and thus the “issue price” of the New UPC Polska Notes should be their stated principal amount.

2.                                      Interest and Original Issue Discount on the New UPC Polska Notes

The principal terms of the New UPC Polska Notes have been generally established, but must be confirmed as part the confirmation of the Plan.

It is anticipated, and this discussion assumes, that the New UPC Polska Notes will bear a market rate of interest and provide for at least the annual payment of all stated interest.  Such stated interest generally will be includable as ordinary interest income by a holder in accordance with the holder’s regular method of accounting.

In addition, if (as discussed above) either the New UPC Polska Notes or any of the Claims exchanged therefor are considered traded on an “established securities market,” the New UPC Polska Notes may be treated as issued with OID.  In general, a debt instrument is treated as having OID to the extent its “stated redemption price at maturity” exceeds its “issue price” by more than a statutorily defined de minimis amount.  The “stated redemption price at maturity” of a debt instrument is the sum of its principal amount and all other payments required thereunder, other than payments of “qualified stated interest” (defined generally as interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payment).

If the New UPC Polska Notes are issued with OID, each holder generally will be required to accrue the OID in respect of the New UPC Polska Notes received and include such amount in gross income as interest over the term of such notes based on the yield-to-maturity method.  The amounts of the OID includible in income is the sum of the daily accruals of the OID for the New UPC Polska Notes for each day during the taxable year (or portion of the taxable year) in which a holder held such note.  The daily portion is determined by allocating the OID for each day of the accrual period.  An accrual period may be of any length and the accrual periods may even vary in length over the term of the New UPC Polska Notes, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period.  The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the New UPC Polska Notes at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any “qualified stated interest” allocable to the accrual period.  The “adjusted issue price” of a New UPC Polska Note at the beginning of any accrual period is the sum of the issue price of the New UPC Polska Note plus the amount of OID allocable to all prior accrual periods reduced by any payments the holder received on such New UPC Polska Note that were not qualified stated interest.  Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income, regardless of the holder’s accounting method for U.S. federal income tax purposes.  A holder’s tax basis in a New UPC Polska Note will be increased by the amount of any OID included in income and reduced by any cash received (other than payments of stated interest) with respect to such note.

3.                                      Acquisition and Bond Premium

If the New UPC Polska Notes are issued with OID, and a holder of a Claim has a tax basis in any of the New UPC Polska Notes received that exceeds the issue price of such note, but is less than or equal to the sum of all amounts payable on such notes other than payments of qualified stated interest (i.e., an “acquisition premium”), the amount of OID includable in the holder’s gross income generally is reduced in each period in proportion to the percentage of the OID represented by the excess basis.   Alternatively, if a holder is willing to treat all stated interest as OID, such holder may elect to recompute the OID accruals by treating its acquisition as a purchase at original issue and applying the constant yield method.  Such an election may not be revoked without the consent of the IRS.

If the New UPC Polska Notes are issued with OID, and a holder has a tax basis in any of the New UPC Polska Notes received that exceeds the sum of all amounts payable on such notes other than payments of qualified stated interest (i.e., a “bond premium”), the holder will not include any of the OID in income.  Moreover, whether or not the UPC Polska Notes are issued with OID, a holder may elect to deduct any bond premium over the period from its acquisition of such note to the maturity date of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date), but not in excess of the stated interest.  If such bond premium is amortized, the amount of qualified stated interest on any New UPC Polska Note that must be included in the holder’s gross income for each period ending on an interest payment date or at the maturity date, as the case may be, will (except as Treasury Regulations may otherwise provide) be reduced by the portion of bond premium allocable to such period based on the note’s yield to maturity.  The holder’s tax basis in its New UPC Polska Note will be reduced by a like amount.  If such an election to amortize bond premium is not made, a holder will receive a tax benefit from the premium only in computing such holder’s gain or loss upon the sale or other taxable disposition of the New UPC Polska Note, or upon the full or partial payment of principal.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includable in the holder’s gross income and that are held at, or acquired after, the beginning of the holder’s taxable year as to which the election is made.  The election may be revoked only with the consent of the IRS.

4.                                      Market Discount

Any holder of an Allowed UPC Polska Note Claim (other than Allowed Telecom Owned UPC Polska Note Claims) that has a tax basis in any New UPC Polska Notes received that is less than the issue price of such notes generally will be subject to the market discount rules of the Tax Code (unless such difference is less than a statutorily defined de minimis amount).  In addition, as discussed below, a holder that acquired its Claim at a market discount and that receives its New UPC Polska Notes as part of a tax-free exchange may be required to carry over to such Notes any accrued market discount with respect to its Claim to the extent not previously included in income.

Under the market discount rules, a holder generally is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition of, a New UPC Polska Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition.  A holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues.  Such an election would apply to all bonds acquired by the holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such New UPC Polska Notes to the maturity date of the notes, unless the holder irrevocably elects to compute the accrual on a constant yield basis.  This election can be made on a note-by-note basis.

Information Reporting and Withholding

All distributions to holders of Allowed Claims under the Plan are subject to any applicable information reporting and withholding for U.S. federal income tax purposes.  Under U.S. federal income tax law, interest, dividends, and other reportable payments made within the United States to domestic and foreign persons may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently 28%).  Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails to properly report on the payee’s income tax return interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number or that it is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.  Additionally, under current U.S. Treasury Regulations, payments of principal and interest on any notes to a holder that is not a United States person will not be subject to any backup withholding tax requirements if the beneficial owner of the note or a financial institution holding the note on behalf of the beneficial owner in the ordinary course of its trade or business provides an appropriate certification to the payor and the payor does not have actual knowledge or a reason to know that the certification is incorrect.  Any person that is not generally exempt from backup withholding, and that does not want its payment subject to such withholding, must furnish the relevant documents to UPC Polska.

Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated after January 1, 2003, including, among other types of transactions, the following: (1) a transaction offered under “conditions of confidentiality;” (2) a transaction where the taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and (4) certain transactions in which the taxpayer’s federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes.  These categories are very broad; however, there are numerous exceptions.  Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

The foregoing summary has been provided for informational purposes only.  All holders of Claims are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and other information with the SEC.  You may read and copy any document the Company files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Company’s SEC filings are also available to the public over the internet at the SEC’s internet website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Company has attached as Annexes B and C hereto, and is incorporating by reference into this Disclosure Statement, its Annual Report on Form 10-K for the year ended December 31, 2002 (including the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2000, 2001 and 2002) and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.  The Company also is incorporating by reference into this Disclosure Statement its Current Report on Form 8-K filed with the SEC on June 20, 2003 and all of its filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the U.S. Exchange Act from the date hereof until the Effective Date.

Any statement contained in this Disclosure Statement or in any of the documents incorporated by reference in, and forming part of, this Disclosure Statement shall be deemed to be modified or superseded for the purpose of this Disclosure Statement to the extent that a statement contained in any document subsequently incorporated by reference modifies or supersedes such statement.

You may obtain a copy of any of the documents incorporated by reference into this Disclosure Statement, at no cost, by writing or telephoning the Company at:

UPC Polska, Inc.
c/o UPC Telewizja Kablowa
ul. Szturmowa 2A, 02-678
Warszawa, Poland
Attn: Agnieszka Marzec
Telephone:  48 22 701 0861

Information is also available on the Company’s website at http://www.upc-polska.com.

The Company will respond to requests for information incorporated by reference into this Disclosure Statement within three business days after receipt of such request and will send the incorporated documents by first-class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the date of this Disclosure Statement through the date of responding to the request.

AUDITORS

Auditor’s Statement Regarding Financial Statements and Consent

The consolidated financial statements of the Company at December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002 incorporated into this Disclosure Statement by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 have been audited by KPMG Polska Sp. z o.o., independent auditors, and by Arthur Andersen Sp. z o.o., Warsaw, Poland (“Arthur Andersen”), the Company’s former independent auditor, as set forth in their reports thereon (which contain an explanatory paragraph regarding the ability of the Company to continue as a going concern).

On July 10, 2002, the Company appointed KPMG to replace Arthur Andersen as its independent public accountants. Prior to the date of this Disclosure Statement, Arthur Andersen ceased its operations.  The audit report to the Company’s annual consolidated financial statements for the years ended December 31, 2000 and 2001 (as incorporated by reference into this Disclosure Statement) is Arthur Andersen’s audit report issued on March 31,

2002.  Readers of this Disclosure Statement are advised that the audit report on the annual consolidated financial statements of the Company for the years ended December 31, 2000 and 2001 is included in this Disclosure Statement by reference to the copy of the previously issued audit report of Arthur Andersen which has not been reissued or updated by Arthur Andersen.

VOTING AGENT

Any holder of Claims who wishes to accept or reject the Plan should complete the Ballot and forward it pursuant to the instructions contained therein.  If any holder of Claims has any additional questions, or needs additional copies of this Disclosure Statement, the Ballot or any other Restructuring materials, such holder of Claims should contact the Voting Agent at the address or telephone number as listed below:

Voting Agent

Bankruptcy Services LLC

By regular mail:

UPC Polska Ballot Processing

P.O. Box
FDR Station

New York, NY  10150-

By messenger or overnight courier:

UPC Polska Ballot Processing

c/o Bankruptcy Services LLC

70 East 55th Street

New York, NY  10022-3222

Telephone:  1-888-498-7765

CONCLUSION AND RECOMMENDATION

The Company and Polska Finance believe that confirmation of the Plan is desirable and in the best interest of the holders of Claims as the Plan provides for an equitable distribution to the Company’s creditors.  Any alternative to confirmation of the Plan, such as conversion to a Chapter 7 liquidation or dismissal of the case, or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs, and likely would result in significantly lower recoveries by the holders of Claims against the Company.

In light of the significant benefits to be attained by the holders of Claims pursuant to consummation of the transactions contemplated by the Plan, the Company and Polska Finance recommend that the holders of Claims vote to accept the Plan.  The Company and Polska Finance have reached this decision after considering the alternatives to the Plan that are available to the Company and their likely effect on the Company’s business operations and creditors.  These alternatives include liquidation of the company under Chapter 7 of the Bankruptcy Code or an alternative plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code.  The Company and Polska Finance determined, after consulting with financial and legal advisors, that the Plan would result in greater recovery for holders of Claims than would any other Chapter 11 reorganization or liquidation under Chapter 7.  For a comparison of estimated distributions under Chapter 7 of the Bankruptcy Code and under the Plan, see “Annex F —Liquidation Analysis.”  For all of these reasons, the Company and Polska Finance urge all holders of Claims entitled to vote on the Plan to accept and support the Plan.

UPC POLSKA, INC.

By:	/s/ Simon Boyd
	Name:	Simon Boyd
	Title:	Chief Executive Officer

UPC POLSKA FINANCE, INC.

By:	/s/ Jeremy Evans
	Name:	Jeremy Evans
	Title:	Vice President and Secretary

CROSS REFERENCES FOR DEFINED TERMS

The following table sets forth the page number on which each capitalized term used in this Disclosure Statement is defined.  Capitalized terms not contained in the cross reference table below are defined in Section I.A. (Definitions) of the Plan.

$1
@EP	46
@EP LLC	18
2004 Motion	20
2008 Notes	61
2008 Warrants	61
2009 Notes	61
2009 Warrants	61
Allowed Claims	22
Arbitration Parties	57
Arthur Andersen	87
Assigned Loan	48
At Media	18
Atomic TV	18
Bankruptcy Code	ii
Bankruptcy Court	ii
Bankruptcy Rules	iii
Belmarken	i
Belmarken Notes	i
Best Interests Test	74
Business Day	1
Cable Agreement	57
Canal+	vi
Canal+ Proceeds	48
Cash Consideration	15
Chapter 11 Case	ii
COD	78
Communications Act	53
Company	i
Confirmation Date	44
Contribution and Subscription Agreement	11
Copyright Act	53
Council	53
Creditors Committee	20
Critical Creditors	69
DCF	71
D-DTH	1
D-DTH Agreement	57
Debtor	i
Disclosure Statement	i
EBITDA	71
EC	8
EU	8
Feasibility Test	42

FTA	7
FTI	16
General Unsecured Claims	i
General Unsecured Creditors	68
HBO	57
Indenture Trustee	62
Indentures	16
IRS	76
Issuers	65
JV Loan	48
KPMG	v
Liquidation Analysis	2
LLCs	77
MFN	57
New Indenture	15
New Indenture Trustee	65
New UPC Polska Notes	i
New UPC Polska Stock	i
NOL	77
OID	78
Other Cash Consideration	15
Other UPC Polska Notes	ii
PAR	53
Participating Noteholders	ii
PC LLC	18
PCI	46
Petition Date	ii
Plan	ii
Plan Documents	iv
Polska Finance	i
Projections	72
PTC	11
RBS	14
RCI	58
RCI Notes	58
Reorganized Debtor	1
Reserve	32
Restructuring	i
Restructuring Agreement	2
SEC	v
Series C Notes	61
SISU	14
Tax Code	76
Telecom Junior Notes	i
Telecom Owned UPC Polska Notes	i
Telecom Pari Passu Notes	i
Television Act	53
Telewizja	57
Third Party Disbursing Agent	27
Third Party Holders	24

Third Party Noteholder Consideration	24
TIN	85
TKP	vi
TL	53
TPSA	6
U.S. Exchange Act	67
U.S. Securities Act	12
UPC	1
UPC Entities	ii
UPC Polska	i
UPC Polska Equity	i
UPC Polska Group	v
UPC Polska LLC	78
UPC Polska Notes	i
UPC Polska Stock	i
UPC Telecom	i
UPC Telecom Notes	i
URTiP	53
Wizja TV B.V.	18

Annex A

CHAPTER 11 PLAN OF REORGANIZATION

[Distributed separately]

A-1

Annex B

ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

[To Be Inserted]

B-1

Annex C

QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED MARCH 31, 2003

[To Be Inserted]

C-1

Annex D

FORM 8-K FILED BY THE COMPANY ANNOUNCING THE TRANSACTION

[To Be Inserted]

D-1

Annex E

PROJECTED FINANCIAL INFORMATION

The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, as described under the section of the Disclosure Statement entitled “Reorganization Valuation Analysis and Projected Financial Information—Projected Financial Information,” in connection with the filing of its Chapter 11 Case with the Bankruptcy Court, the Company has prepared certain projected financial information. The information set forth below contains a summary of this projected financial information.  The projections set forth below should be read together with (i) the assumptions and qualifications set forth below and the footnotes in the table below, (ii) the audited consolidated financial statements of the Company for the three years ended December 31, 2002 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the unaudited consolidated financial statements of the Company for the fiscal quarter ended March 31, 2003 contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, which have been included in this Disclosure Statement as Annex B and Annex C, respectively, and (iii) the information contained under the heading “Risk Factors” of the Disclosure Statement.

The Company’s financial forecasts (upon which the projections provided below are based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections disclosed below also reflect numerous assumptions made by management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters. Such assumptions regarding future events, including, in particular, subscriber growth in new or relatively new business lines, the outcome of negotiations relating to copyrights and factors related to the Restructuring, are difficult to predict, and many are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made by the Company in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections below should not be regarded as an indication that the Company or its respective affiliates, representatives or advisors consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.  Neither the Company nor any of its respective affiliates, representatives or advisors makes any representation to any person regarding the projections, and none of them has or intends to update or otherwise revise the projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

The Company’s management has prepared the projections below solely for purposes of complying with the requirements of the Bankruptcy Code. The projections were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the Company’s historical consolidated financial statements.  Neither Arthur Andersen, the Company’s predecessor independent auditors, nor KPMG, the Company’s current independent auditors, has examined, compiled or performed any procedures with respect to the projections presented below, nor have any of them expressed any opinion or provided any other form of assurance regarding such information or its achievability, and, accordingly, assume no responsibility for them.  FTI, the Company’s financial advisors, has not compiled or expressed any opinion or any other form of assurance on the Projections or the achievability of the results or performance indicated by the Projections, and assume no responsibility for, and disclaim any association with the Projections.

For more information regarding the projections set forth below, see the section of the Disclosure Statement entitled “Reorganization Valuation Analysis and Projected Financial Information—Projected Financial Information.”

The forecasts and targets in the table below for the fiscal years indicated for the Company were prepared on a pro forma consolidated basis.  These forecasts and targets do not take into account any future material dispositions or acquisitions.

UPC Polska, Inc.

	Year ended December 31,
	2003 (1)	2004 (1)	2005 (1)
	(in millions of Dollars, except for basic subscribers and revenue generating units)
Pro Forma Consolidated Statement of Operations Data:
Total revenues	86	96	110
Total Adjusted EBITDA(2)	25	32	38
Direct costs	(22)	(24)	(27)
Selling, general and administrative expense	(39)	(41)	(45)
Depreciation and amortization	(28)	(28)	(26)
Net operating income (loss)	(4)	4	12
Reorganization items (3)	804	—	—
Financial income/(expense) (4)	(54)	(5)	(4)
Net income (loss) before income taxes and other items	738	3	7
Net income (loss)	738	3	7
Pro Forma Consolidated Statement of Cash Flow Data:
Free cash flow before financing(5)	13	17	1
Net cash flow from operating activities (6)	28	23	39
Net cash flows used in investing activities(7)	(12)	(15)	(37)
Net cash flow after operating and investing activities (6) (7)	17	8	2
Net cash flows from (used in) financing activities(8)	(112)	—	—
Net increase (decrease) in cash and cash equivalents	(95)	8	2
Pro Forma Balance Sheet Data (year-end):
Total net debt(9)	50	42	40
Total assets	130	124	138
Cash and cash equivalents	11	19	21
Restricted cash	—	—	—
Property, plant and equipment	104	92	103
Goodwill and intangible assets	1	—	—
Total liabilities and shareholders equity	130	124	138
Short-term debt (including current portion of long-term debt)	—	—	61
Long-term debt(10)	61	61	—
Total shareholders equity	34	37	44
Pro Forma Operating Data (year-end):
Total cable subscribers (in thousands)	998	998	1003
Total revenue generating units (in thousands)(11)	1030	1045	1080

(1)          The projections assume that the Restructuring is completed on December 31, 2003.  The U.S. Dollar/Euro and Euro/PLN exchange rates used in the calculations were assumed to be €1.00 = US$1.05 and €1.00 = PLN4.2 for all periods forecasted.

(2)          “Adjusted EBITDA” is not a generally accepted accounting principle (“GAAP”) measure.  Adjusted EBITDA represents net operating income (loss) before depreciation, amortization and impairment and restructuring charges.  Adjusted EBITDA is one of the primary measures used by the Company’s chief operating and decision-making officers to measure the Company’s operating results and to measure segment profitability and performance.  The Company’s management believes that (i) Adjusted EBITDA is meaningful to stakeholders because it provides an analysis of operating results using the same measures used by the Company’s chief operating and decision-making officers, (ii) Adjusted EBITDA provides stakeholders with the means to evaluate the financial results of the Company compared to other companies within the same industry, and (iii) it is common practice for institutional stakeholders and investment bankers to use various multiples of current or projected Adjusted EBITDA for purposes of estimating current or prospective enterprise value.  The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry.  Stakeholders should not view Adjusted EBITDA as an alternative to GAAP income as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity.  In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities, as well as interest and income taxes, that can affect cash flows.

(3)          The projections assume that the Restructuring is completed on December 31, 2003.  Included in the reorganization items line is an $808 million extraordinary gain on cancellation of debt resulting from the Restructuring.

(4)          The interest rate used in calculations of interest income was assumed to be 3% for all periods forecasted.  The interest expense on the New UPC Polska Notes is calculated at 9%.

(5)          “Free cash flow before financing” represents Adjusted EBITDA less capital expenditures before debt servicing costs.

(6)          “Net cash flow from operating activities” is net income plus non-cash operational income statement items and changes in working capital.

(7)          “Net cash used in investing activities” generally consists of capital expenditures.

(8)          “Net cash used in financing activities” generally reflects cash payments to holders of the UPC Polska Notes and the RCI notes, as required by the Restructuring Agreement, and to repay the outstanding bonds owed by PCI to unaffiliated third parties.

(9)          “Net debt” represents consolidated gross debt less consolidated cash and cash equivalents.

(10)    Long-term debt includes the 9% New UPC Polska Notes due 2006.

(11)    Total revenue generating units represent illustrative revenue generating units for the Company and its Subsidiaries on a consolidated basis which the Company may target in its efforts to achieve its total revenue targets.

Assuming that the Restructuring is successfully implemented, the Company anticipates that the primary sources of capital used by the Reorganized Debtor and its subsidiaries through 2005 will be cash on hand, cash flows from operations and improvements in their working capital positions. The Company does not anticipate access to the capital markets as a source of funding unless required by launch of new services and/or the repayment of New UPC Polska Notes.  The Company believes that its existing cash balances, working capital and operating cash flow will be sufficient to allow for successful implementation and confirmation of the Plan.  Should the Reorganized Debtor’s operating results fall behind the Company’s current business plan, there is uncertainty as to whether the Reorganized Debtor will have sufficient funds to meet its planned capital expenditures and/or any future debt commitments.

Annex F

LIQUIDATION ANALYSIS

	Liquidation Analysis
($ in thousands)	Adjusted Book Value as of May 31, 2003	Hypothetical Recovery (% of Book Value)	Estimated Liquidation Value	Note Reference
	(Unaudited) (Note A)
STATEMENT OF ASSETS
Current Assets
Cash & cash equivalents	$35,078	100.0%	$35,078	B
Intercompany Receivables	658,835	11.4%	74,918	C
Other Current Assets	79	100.0%	79	D
Investments	37,400	230.7%	86,286	E
TOTAL ASSETS	$731,392	26.8%	196,361

DISTRIBUTION ANALYSIS SUMMARY
Net Liquidation Proceeds Available for Distribution			196,361
Less: Administrative, Priority and Critical Vendor Claims			(2,400)	F
Net Liquidation Proceeds Available for Unsecured Creditors			193,961

		Low	High

Range of Liquidation Proceeds		184,263	203,659
Less: Unsecured Claims
Class 3		(377,800)	(377,800)
Class 4		(355,343)	(355,343)
Class 5		(6,357)	(6,357)
Total Unsecured Claims		(739,500)	(739,500)	G
Net Deficiency to Unsecured Creditors		$(555,237)	$(535,841)

Hypothetical Recovery of Unsecured Creditors (%) under Chapter 7 Liquidation		24.9%	27.5%

Hypothetical Recovery of Equity Interests (%) under Chapter 7 Liquidation		0%	0%

Analysis of Recovery to Unsecured Claims, Telecom Junior Notes and Equity - Plan vs. Liquidation
Class	Plan Midpoint	Liquidation Midpoint
3	37.1%	29.5%
4	25.9%	22.9%
5	37.1%	20.5%
6	0.0%	0.0%
7	0.0%	0.0%

Description of Classes

Class 3	-	UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)
Class 4	-	Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims
Class 5	-	General Unsecured Creditors Claims
Class 6	-	Telecom Junior Note Claims
Class 7	-	UPC Polska Equity Interests

Notes:

-               Recoveries are shown as a percentage of estimated allowed claims.

-               Recoveries under the Plan are based on an estimated equity value of the reorganized Company of between approximately $222.6 million and approximately $246.0 million in the low and high scenarios, respectively (a midpoint value of approximately $234.3 million).

NOTES TO LIQUIDATION ANALYSIS

This liquidation analysis (the “Liquidation Analysis”) reflects the Company’s and FTI’s estimate of the proceeds that may be realized in a liquidation of the Company’s assets in accordance with Chapter 7 of the Bankruptcy Code.  These values have not been subject to any review, compilation or audit by any independent accounting firm.  Underlying this Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the management of the Company and by FTI, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Company and its management, and are thereby subject to change.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE COMPANY WERE TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS IN A LIQUIDATION COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

1.  Assumptions

Since the Company is a holding company whose assets consist largely of direct and indirect investments in its operating subsidiaries in the form of shareholder loans and share capital, this Liquidation Analysis assumes the liquidation of these investments and not the liquidation of the operating companies themselves.  In certain cases, these investments are structurally subordinated to other claims against the operating assets and businesses and would likely receive little or no recovery.  This Liquidation Analysis considers both the possibility of a sale of the assets on a piecemeal basis and as a combined package, and assumes that the net proceeds would be similar in both cases.  This Liquidation Analysis also considers recent trends in the market conditions and environment in which these businesses operate.

This Liquidation Analysis contemplates certain negative effects associated with a Chapter 7 liquidation (as opposed to a Chapter 11 reorganization) on the ultimate recovery to unsecured creditors.  These include:  (a) substantial erosion in the value of assets in the context of the “forced sale” atmosphere that would prevail in a Chapter 7 case, (b) increased costs and expenses arising from fees payable to the Chapter 7 trustee and professional advisors to such trustee, and (c) the adverse impact of negative publicity on the operating companies and on the saleability of the Company’s assets.  The Chapter 7 liquidation would also result in the rejection of all or substantially all of the Company’s contracts which could increase the amount of the General Unsecured Claims against the Company’s estate as contemplated in the Plan.  It is also possible that, on average, disputed claims and litigation claims would be settled for higher amounts and proceeds from the disposal of assets would be collected at lower rates because the Chapter 7 trustee would lack the institutional knowledge of the facts and circumstances surrounding such claims and assets under disposal, and current management might not be available to assist the Chapter 7 trustee in obtaining such knowledge.

Aside from cash, the Company’s assets primarily consist of receivables from and investments in subsidiaries.  Recoveries from these assets reflect a 20% discount to their estimated recoveries under a going concern scenario to account for reduced values resulting from the “forced sale” atmosphere of a Chapter 7 process and estimated liquidation costs (including trustee and professional fees, sales, asset disposal, marketing and case administration costs).  A 5% range was then applied to the estimated liquidation proceeds available to unsecured creditors.

This Liquidation Analysis assumes a period of six months during which the liquidation would occur.  It is possible that proceeds from the sale of certain assets would not be distributed immediately following the sale of the asset but only after resolution of claims and a period of preparation for the distributions.  In the event litigation is necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged and administrative costs further increased.  The effect of these delays and costs have not been included in this analysis.  It is assumed that the Company incurs no capital gains taxes as a result of the disposal of its assets.

The following notes describe other significant assumptions used in this Liquidation Analysis:

Note A – Adjusted Book Values as of May 31, 2003

The adjusted book values used in this Liquidation Analysis are unaudited pro forma book values as of May 31, 2003, adjusted for anticipated cash burn to the Effective Date (which is the assumed liquidation start date) and for a $940 million write-down of investments in subsidiaries as a result of a goodwill impairment charge at the subsidiary level, which has not been reflected in the Company’s stand-alone financial statements.  Such balances are assumed to be representative of the Company’s unconsolidated assets as of the Effective Date.  Values are exchanged from Euros into U.S. Dollars at a rate of US$1.05 per €1.0000 and from PLN into U.S. Dollars at a rate of PLN3.867 per US$1.00.

Note B – Cash and Cash Equivalents

Cash includes projected cash and cash equivalent balances as of the Effective Date.  This Liquidation Analysis assumes no upstreaming of cash from the Company’s operating subsidiaries during the liquidation period.

Note C – Intercompany Receivables

Intercompany receivables consist primarily of shareholder loans which were made to subsidiaries of the Company to fund operations and for other corporate purposes.  In the case of many receivables, the obligor is an affiliated company with obligations to parties other than the Company.  Recovery rates for each intercompany receivable are based on a case-by-case valuation of the underlying business or asset, on the relative priority of payment of the intercompany receivable at each entity, and on the likelihood and difficulty of completing the disposals of the underlying assets.  Recoveries on intercompany receivables in the Liquidation Analysis are net of all liquidation costs (including trustee and professional fees, sales, asset disposal, marketing and case administration costs).  Such proceeds reflect a 20% discount to estimated recoveries under a going concern scenario to account for reduced recoveries on the underlying assets resulting from the “forced sale” atmosphere of a Chapter 7 process and the aforementioned liquidation costs.

Note D – Other Current Assets

Other current assets consist of miscellaneous assets that are considered to be immaterial.

Note E – Investments

Investments consist of shares of various subsidiaries and affiliates of the Company.  Liquidation values for each investment are shown net of liquidation costs and are determined based on a case-by-case going concern valuation of each company reduced by 20% to account for reduced marketability and the costs of liquidation.  In certain cases where the Company advanced loans to a particular subsidiary or affiliate company in addition to making an equity investment, recoveries on the equity investment, if any, only occur after the intercompany loan has been repaid in full.

Note F – Administrative, Priority and Critical Vendor Claims

Since the Company does not have operations and its transactions prior to the Effective Date are expected to relate primarily to payments to professionals, it is assumed that Chapter 11 administrative expenses in a Chapter 7 conversion would consist entirely of outstanding Chapter 11 professional fees, which have been estimated as four months of fees at an anticipated run rate of $600 thousand per month.  As a result of the Company’s current tax position and lack of operations, it is further assumed that there would be no Priority Claims (Class 1) or Critical Vendor Claims (Class 2).

 Note G – Unsecured Claims

Unsecured claims include estimates of Allowed Claims relating to the UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims) (Class 3); the Telecom Owned UPC Polska Note Claims, Telecom Pari Passu Note Claims, Belmarken Note Claims and Affiliated Indebtedness Claims (Class 4); and the General Unsecured Claims (Class 5). The estimates of the UPC Polska Notes Claims are assumed to be Allowed at the accreted value of those notes as of the Petition Date.  All other indebtedness claims are assumed to be Allowed at their principal amount plus any capitalized and/or accrued interest as of the Petition Date.  The maximum amount of the allowed uunsecured claims is assumed to be approximately $740 million (excluding the Telecom Junior Note Claims); however, the actual amount may be substantially different depending on the amount of General Unsecured Claims ultimately Allowed by the Court.

The estimated recoveries to each of the aforementioned classes of creditors gives effect to the subordination provisions of the Company’s debt, including those provisions relating to the Telecom Junior Notes.

2.  Conclusion

The Liquidation Analysis indicates that the holders of unsecured claims (classes 3 through 5) would obtain an aggregate recovery of no more than approximately 27.5% of their Allowed Claims in a Chapter 7 liquidation.  Moreover, recoveries to each of these classes of creditors is greater under the Plan than in a Chapter 7 liquidation.  Finally, the Company and FTI also believe that holders in classes 6 and 7 would receive no distribution in either a Chapter 7 liquidation or under the Plan and that Class 1 and Class 2 Claims, if any, would be unimpaired under the Plan.

Based on the foregoing, the Company and FTI believe that the Plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code and that each Holder of an Impaired Claim or Interest will recover at least as much under the Plan as in a Chapter 7 liquidation.